    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1998



                                                      REGISTRATION NO. 333-55715

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            EXCEL LEGACY CORPORATION
      (Exact name of registrant as specified in its governing instruments)

                         16955 VIA DEL CAMPO, SUITE 100
                          SAN DIEGO, CALIFORNIA 92127
          (Address of principal executive offices, including zip code)
                            ------------------------
                                 GARY B. SABIN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            EXCEL LEGACY CORPORATION
                         16955 VIA DEL CAMPO, SUITE 100
                          SAN DIEGO, CALIFORNIA 92127
                    (Name and address of agent for service)
                            ------------------------
                                   COPIES TO:

                              SCOTT N. WOLFE, ESQ.
                                Latham & Watkins
                           701 "B" Street, Suite 2100
                          San Diego, California 92101
                                 (619) 236-1234

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times after the registration statement becomes effective as the Selling Holders (as hereinafter defined) may determine.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. / / ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                               PROPOSED MAXIMUM      PROPOSED MAXIMUM
         TITLE OF SECURITIES               AMOUNT BEING       AGGREGATE OFFERING    AGGREGATE OFFERING        AMOUNT OF
          BEING REGISTERED                  REGISTERED        PRICE PER SHARE(1)          PRICE          REGISTRATION FEE(3)
Series A Preferred Stock, par value
  $0.01 per share....................       21,281,000             $5.00(1)            $106,405,000            $31,390
Common Stock, par value $0.01 per
  share..............................     21,281,000(2)              (2)                   (2)                   (2)


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended ("Securities Act").

(2) Pursuant to Rule 416 under the Securities Act, the shares of Common Stock being registered hereunder include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock plus such indeterminate number of additional shares as may become issuable upon conversion of the Series A Preferred Stock as a result of adjustments in the conversion price thereof. Pursuant to Rule 457(i) under the Securities Act, no registration fee is required for the Common Stock issuable upon conversion of the Series A Preferred Stock because no additional consideration will be required in connection with the issuance of such Common Stock.


(3) Previously paid.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 13, 1998


                            EXCEL LEGACY CORPORATION

                 21,281,000 Shares of Series A Preferred Stock
                       21,281,000 Shares of Common Stock
                               ------------------

    This Prospectus relates to one or more offerings from time to time by the Selling Holders (as hereinafter defined) of the Series A Liquidating Preference Convertible Preferred Stock due 2005, par value $0.01 per share ("Series A Preferred Stock"), of Excel Legacy Corporation, a Delaware corporation ("Legacy" or the "Company"), and the shares of common stock, par value $0.01 per share ("Common Stock"), of the Company issuable upon conversion of the Series A Preferred Stock. The Series A Preferred Stock was issued and sold on March 31, 1998 to persons reasonably believed by the Company to be "qualified institutional buyers" as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").


    The Series A Preferred Stock is convertible into Common Stock in the manner described herein, at the option of the holder, at any time prior to the redemption of the Series A Preferred Stock by the Company as provided by the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of the Series A Preferred Stock (the "Certificate of Designation"). The Series A Preferred Stock also is convertible into Common Stock by the Company if the closing price of the Common Stock on the OTC Bulletin Board is equal to or greater than certain price milestones for 30 consecutive trading days. On May 18, 1998, pursuant to the Certificate of Designation, the Company sent notice to the Selling Holders that it had exercised its right to convert all of the outstanding shares of Series A Preferred Stock into Common Stock. The Company has fixed August 18, 1998 as the date on which all of the outstanding shares of Series A Preferred Stock shall be automatically converted into shares of the Company's Common Stock, at the rate of one share of Common Stock for each outstanding share of Series A Preferred Stock, subject to adjustment in accordance with standard anti-dilution provisions set forth in the Certificate of Designation. All holders of record of the Series A Preferred Stock on July 28, 1998 (the record date for such mandatory conversion) will receive instructions from the Company's transfer agent as to the procedure by which such holders shall return all certificates representing shares of Series A Preferred Stock and receive from the Company certificates representing shares of Common Stock. See "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK--Series A Preferred Stock--CONVERSION RIGHTS."



    The last reported sale price of the Common Stock, which is quoted under the symbol "XLCY" on the OTC Bulletin Board, on August 11, 1998 was $4.125 per share.

                            ------------------------

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS, INCLUDING:

    - Risks related to the recent formation of the Company and its limited operating history.

    - Risks related to the Company's reliance on a limited number of major tenants and on the ability of such tenants to make rental payments.

    - Property management risks including nonrenewal of space or inability to relet space.

    - Real estate development risks including the failure to complete development projects and risks inherent in construction and development.

    - Risks affecting the real estate market generally, including economic and other conditions affecting the value of the Company's properties, the relative illiquidity of real estate and potential liabilities for unknown or future environmental and other problems.

    - Risks related to the Company's dependence on its executive officers and other key personnel, and the influence of such personnel over the Company.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

              The date of the Prospectus is               , 1998.

    The Series A Preferred Stock and the Common Stock issuable upon conversion of the Series A Preferred Stock (collectively, the "Offered Securities") may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Offered Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "SELLING HOLDERS" and "PLAN OF DISTRIBUTION." If required, the names of any such agents or underwriters involved in the sale of the Offered Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (each, a "Prospectus Supplement"). The Selling Holders will receive all of the net proceeds from the sale of the Offered Securities and will pay all underwriting discounts and selling commissions, if any, applicable to any such sale. No portion of the net proceeds of this offering will be received by the Company. The Company is responsible for payment of all other expenses incident to the offer and sale of the Offered Securities. The Selling Holders and any broker-dealers, agents or underwriters which participate in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "PLAN OF DISTRIBUTION" for a description of indemnification arrangements among the Company and the Selling Holders.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING, WITHOUT LIMITATION, STATEMENTS UNDER THE CAPTIONS "THE COMPANY," "POLICIES WITH RESPECT TO CERTAIN ACTIVITIES," "BUSINESS AND PROPERTIES" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES, AND AS SUCH MAY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PROSPECTUS. THE COMPANY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT ANY CHANGE IN THE COMPANY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED. INFORMATION ON FACTORS THAT COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD-LOOKING STATEMENTS IS INCLUDED IN THE SECTION HEREIN ENTITLED "RISK FACTORS."

                               TABLE OF CONTENTS


AVAILABLE INFORMATION.................................................................           1
PROSPECTUS SUMMARY....................................................................           2
  The Company.........................................................................           2
  Recent Developments.................................................................           3
  The Offering........................................................................           3
RISK FACTORS..........................................................................           5
  Recently Formed Entity; Lack of Independent Operating History.......................           5
  Reliance on Major Tenants...........................................................           5
  Control by Executive Officers and Directors.........................................           5
  Difficulty of Locating Suitable Investments; Competition............................           5
  Acquisition, Development, Construction and Renovation Activities....................           5
  Operating Risks.....................................................................           6
  Dependence on Rental Income from Real Property......................................           7
  Potential Adverse Consequences of Debt Financing....................................           7
  Equity Investments in and with Third Parties........................................           8
  Illiquidity of Real Estate Investments..............................................           8
  No Public Market for Series A Preferred Stock; Limited Market for Common Stock......           8
  Disadvantages of Investments in Debt Instruments....................................           9
  Limited Remedies Upon Default of Mortgage Loans.....................................           9
  Disadvantages of Investments in Commercial Mortgage-Backed Securities...............          10
  Limitations on Remedies Upon Default................................................          10
  Third-Party Bankruptcy Risks........................................................          10
  Costs of Compliance with the Investment Company Act.................................          11
  Uninsured Losses....................................................................          11
  Potential Environmental Liability Related to the Properties.........................          11
  Changes in Policies Without Stockholder Approval....................................          12
  Hedging Policies/Risks..............................................................          12
  Dividend Policy.....................................................................          12
  Certain Anti-Takeover Features Affecting a Change in Control of the Company.........          12
  Dependence on Key Personnel.........................................................          13
  Costs of Compliance with the Americans with Disabilities Act and Similar Laws.......          13
  Noncompliance with Other Laws.......................................................          13
  Possible Conflicts with Excel.......................................................          13
  Failure of Excel to Qualify as a REIT Would Allow Excel to Compete with the
    Company...........................................................................          14
  Absence of Future Funding Commitments; Need for Future Capital......................          15
  Dilution............................................................................          15
  Shares Eligible for Future Sale.....................................................          15
SELLING HOLDERS.......................................................................          17
PLAN OF DISTRIBUTION..................................................................          18
USE OF PROCEEDS.......................................................................          18
RATIO OF EARNINGS TO FIXED CHARGES....................................................          19
PRICE RANGE OF COMMON STOCK...........................................................          19
DIVIDEND POLICY.......................................................................          19
THE COMPANY...........................................................................          20
  General.............................................................................          20
  Business Strategy...................................................................          21
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES...........................................          22
  Investment Policies.................................................................          22

  Proactive Asset Management..........................................................          24
  Financing Policies..................................................................          24
  Policies With Respect to Other Activities...........................................          25
SELECTED FINANCIAL DATA...............................................................          26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................          27
  Nature of Business..................................................................          27
  Liquidity and Capital Resources.....................................................          27
  Results of Operations for the Excel Legacy Corporation Asset Group..................          27
  Results of Operations for the Company...............................................          28
BUSINESS AND PROPERTIES...............................................................          30
  Properties..........................................................................          30
  Notes Receivable....................................................................          41
  Other Investments...................................................................          43
  Principal Tenants...................................................................          43
  Employees...........................................................................          44
  Corporate Headquarters..............................................................          44
  Legal Proceedings...................................................................          44
MANAGEMENT............................................................................          45
  Board of Directors..................................................................          45
  Committees of the Board of Directors................................................          46
  Compensation of the Board of Directors..............................................          46
  Executive Officers..................................................................          47
  Executive Officer Compensation......................................................          48
  Legacy Stock Option Plan............................................................          48
  Indemnification Agreements..........................................................          50
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT..........................................................................          51
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................          53
  Interests Related to Excel..........................................................          53
  Private Placements..................................................................          53
  Other Matters.......................................................................          53
RELATIONSHIPS BETWEEN THE COMPANY AND EXCEL...........................................          54
  Distribution Agreement..............................................................          54
  Administrative Services Agreement...................................................          54
  Tax Sharing Agreement...............................................................          55
  Transitional Services Agreement.....................................................          55
  Intercompany Agreement..............................................................          55
  Policies and Procedures for Addressing Conflicts....................................          56
THE EXCEL MERGER......................................................................          57
DESCRIPTION OF THE COMPANY'S CAPITAL STOCK............................................          58
  General.............................................................................          58
  Common Stock........................................................................          58
  Series A Preferred Stock............................................................          59
CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY'S CHARTER AND BYLAWS............          61
  Issuance of Additional Shares of Preferred Stock....................................          61
  Business Combinations...............................................................          61
  Limitation of Liability and Indemnification.........................................          61
SHARES ELIGIBLE FOR FUTURE SALE.......................................................          63
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS...............................          65

  Common Stock and Series A Preferred Stock Generally.................................          65
  Series A Preferred Stock............................................................          67
  Backup Withholding..................................................................          67
EXPERTS...............................................................................          68
LEGAL MATTERS.........................................................................          68
INDEX TO FINANCIAL STATEMENTS.........................................................         F-1

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. They are also available through the Commission's World Wide Web site (http://www.sec.gov).

    The Company has filed with the Commission a Registration Statement (which term shall encompass any amendments thereto) on Form S-11 under the Securities Act with respect to the securities offered by this Prospectus (the "Registration Statement"). This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes thereto filed or incorporated by reference as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected and copied at the locations described above.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. ALL REFERENCES TO LEGACY OR THE COMPANY IN THIS PROSPECTUS INCLUDE THE COMPANY AND THOSE ENTITIES OWNED OR CONTROLLED BY THE COMPANY, UNLESS THE CONTEXT INDICATES OTHERWISE.

                                  THE COMPANY

    On March 31, 1998 (the "Spin-off Date"), Excel Realty Trust, Inc. ("Excel"), a Maryland corporation and a self-administered, self-managed real estate investment trust ("REIT"), effected a spin-off of the Company through a special dividend to the holders of common stock of Excel of all of the outstanding Common Stock of the Company held by Excel (the "Spin-off"). Excel acquires, owns and manages neighborhood and community shopping centers and other retail and commercial properties. The Board of Directors of Excel determined that it was in the best interests of Excel and its stockholders to organize the Company to pursue opportunities available to those investors that are not restricted by the Federal income tax laws governing REITs or influenced by public market perception with regard to REIT securities, to transfer to the Company certain real properties, notes receivable and related assets and liabilities, and to spin-off the Company to the Excel stockholders. See "THE COMPANY--General."

    In connection with the Spin-off, Excel transferred to the Company ten single tenant properties, a property under development and a note receivable, and the assets described below in exchange for a sufficient number of shares of Common Stock of the Company to effect the Spin-off, a note payable from the Company to Excel in the amount of approximately $26.4 million (which was repaid by the Company in April 1998), and the assumption by the Company of indebtedness on the properties in the amount of approximately $36.4 million. Also in connection with the Spin-off, ERT Development Corporation ("EDV"), a Delaware corporation of which Excel owns 100% of the outstanding preferred shares, transferred to the Company four notes receivable, a leasehold interest in a parcel of land, an office building and a single tenant property, in exchange for the cancellation by Excel of approximately $38.1 million of EDV's outstanding indebtedness to Excel. See "THE COMPANY--General"; "BUSINESS AND PROPERTIES--Properties" and "BUSINESS AND PROPERTIES--Notes."

    The Company currently does not intend to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Consequently, the Company has the flexibility to respond quickly to opportunities without the structural limitations inherent in REITs and to operate, when deemed advantageous by management, on a more highly leveraged basis than most REITs. By not qualifying as a REIT under the Code (which would require the Company to distribute each year at least 95.0% of its net taxable income, excluding capital gains), the Company has the ability and currently intends to retain for reinvestment its cash flow generated from operations and to sell properties without the substantial income tax penalties which may be imposed on REITs in such transactions. In addition, unlike investors in opportunity funds, the Company's stockholders have voting rights and are expected to have enhanced liquidity through their ability to sell or margin their stock. The Company also hopes to attract a broader range of investors because there will be no stipulated investment minimum. However, unlike REITs and opportunity funds, the Company is subject to corporate level taxation.

    In addition to the properties it received through the Spin-off, the Company intends to pursue a variety of real estate related activities, including (i) developing long-term, mixed-use development/entertainment projects that have the potential for substantial capital gains but which may take three to five years to fully develop, (ii) acquiring single tenant properties that can be highly leveraged with fixed rate debt that amortizes over the term of the property's tenant leases, (iii) purchasing portfolios of properties on a wholesale basis, then selling the properties individually on a retail basis, (iv) investing in properties requiring significant restructuring or redevelopment in order to create substantial value, such as changing the use, tenant mix or focus of a property, and (v) acquiring debt or equity securities in real estate operating companies, including defaulted debt at a discount to the value of the underlying asset securing the debt. Further, the Company will be able to manage the timing of asset dispositions without regard to the minimum hold periods required of REITs while also acquiring properties using substantial, yet prudent, leverage to increase returns on what otherwise might be less attractive investments. Subject to the provisions of the Intercompany Agreement (as hereinafter defined), pursuant to which the Company must provide Excel with rights to participate in certain transactions (see "RELATIONSHIP BETWEEN THE COMPANY AND EXCEL--Intercompany Agreement"), the Company does not intend to limit its investments in the areas described above to certain sectors of the real estate market or certain types of properties. See "POLICIES WITH RESPECT TO CERTAIN ACTIVITIES."

                              RECENT DEVELOPMENTS


    On May 14, 1998, Excel entered into an Agreement and Plan of Merger (the "Merger Agreement") with New Plan Realty Trust, a Massachusetts business trust ("New Plan"), pursuant to which a wholly-owned subsidiary of Excel will merge (the "Excel Merger") with and into New Plan, with New Plan surviving as a wholly-owned subsidiary of Excel. The Merger Agreement calls for Excel to declare a 20% stock dividend prior to the Excel Merger and subsequently to issue one share of its common stock for each outstanding share of New Plan. The Excel Merger is subject to customary closing conditions including the approval of the Excel Merger by the shareholders of Excel and New Plan. In connection with the Excel Merger, the Company and Excel amended the Administrative Services Agreement (as hereinafter defined) and the Intercompany Agreement entered into by the Company and Excel in connection with the Spin-off. In addition, the Company agreed, subject to the successful completion of the Excel Merger, to make available for purchase by the surviving corporation in the Excel Merger, at its option, an amount of shares of Common Stock of the Company representing between 5.0% and 9.8% of the outstanding shares of Common Stock on a fully diluted basis, at certain agreed upon terms. In the event the surviving corporation elects to purchase such shares of Common Stock, the Company has agreed to amend the Intercompany Agreement to require the Company to present any proposed acquisition by the Company of apartments (other than multi-use projects with a residential component) to the surviving corporation in the same fashion as it provides notice of proposed acquisitions of neighborhood and community shopping centers, power centers, malls or other conventional retail properties. See "RELATIONSHIP BETWEEN THE COMPANY AND EXCEL--Intercompany Agreement." The Company has also agreed that, subject to certain terms and conditions, the surviving corporation in the Excel Merger shall have the right to designate a nominee to the Board of Directors of the Company for so long as it owns 5.0% or more of the outstanding Common Stock of the Company on a fully diluted basis and shall have certain registration rights with respect to such shares of Common Stock. See "RELATIONSHIP BETWEEN THE COMPANY AND EXCEL" and "THE EXCEL MERGER."


                                  THE OFFERING

Securities Offered..............  21,281,000 shares of Series A Preferred Stock or the shares of Common Stock into which the Series A Preferred
                                  Stock is convertible.

Dividends.......................  Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of
                                  Directors, cumulative cash dividends payable in an amount
                                  per share equal to the cash dividends, if any, on the
                                  shares of Common Stock into which the Series A Preferred
                                  Stock is convertible.

Conversion Rights...............  Holders of the Series A Preferred Stock have the right, exercisable at any time and from time to time, to convert
                                  all or any of the Series A Preferred Stock into Common
                                  Stock, on a one-for-one

                                  basis, subject to adjustment in certain circumstances. The
                                  Series A Preferred Stock also is convertible into Common
                                  Stock by the Company if the closing price of the Common
                                  Stock on the OTC Bulletin Board is equal to or greater
                                  than certain price milestones for 30 consecutive trading
                                  days. Such price milestones were met for the requisite
                                  period in the third quarter of the Company's 1998 fiscal
                                  year. On May 18, 1998, the Company exercised its right to
                                  convert all of the outstanding shares of Series A
                                  Preferred Stock into Common Stock, which conversion will
                                  take place automatically on August 18, 1998. The Company
                                  has fixed July 28, 1998 as the record date for such
                                  mandatory conversion.

Liquidation Preference..........  $5.00 per share (the "Liquidation Preference"), plus a premium equivalent to a 7.0% annual total return on the
                                  Series A Preferred Stock from the date of issuance and any accrued and unpaid dividends.

Redemption......................  The Series A Preferred Stock may not be redeemed by the
                                  Company prior to March 31, 2005. On March 31, 2005, the
                                  Company would be required to redeem all outstanding shares of Series A Preferred Stock for cash at a per share price
                                  equal to the Liquidation Preference, plus any accrued and
                                  unpaid dividends to such date. However, as noted above,
                                  the Company has exercised its right to convert all of the
                                  outstanding shares of the Series A Preferred Stock into
                                  Common Stock, which conversion will take place
                                  automatically on August 18, 1998.

Voting Rights...................  Except as otherwise required by law, the holders of the
                                  Series A Preferred Stock are entitled to vote with the
                                  Common Stock on all matters submitted for the approval of
                                  the stockholders of the Company. In addition, certain
                                  changes that would be materially adverse to the rights of
                                  holders of the Series A Preferred Stock cannot be made
                                  without the affirmative vote of two-thirds of the shares
                                  of the Series A Preferred Stock.

Ranking.........................  The Series A Preferred Stock ranks senior to the Common
                                  Stock with respect to the payment of dividends and amounts payable upon liquidation, dissolution or winding up of the
                                  Company. However, as noted above, the Company has
                                  exercised its right to convert all of the outstanding
                                  shares of the Series A Preferred Stock into Common Stock,
                                  which conversion will take place automatically on August
                                  18, 1998.

Use of Proceeds.................  The Selling Holders will receive all of the proceeds from the sale of the Offered Securities.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE OFFERED SECURITIES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

RECENTLY FORMED ENTITY; LACK OF INDEPENDENT OPERATING HISTORY

    It should be noted that the Company is a recently-formed entity with no prior operating history. There can be no assurance that the Company will not encounter financial, managerial or other difficulties as a result of its lack of operating history or inability to rely on the financial and other resources of Excel. Currently the Company has no external source of financing and the Company has not received any commitment with respect to any funds needed in the future. The Company expects to be able to access capital markets or to seek other financing, but there can be no assurance that it will be able to do so at all or in amounts or on terms acceptable to the Company.

RELIANCE ON MAJOR TENANTS

    As of March 31, 1998, the Company's largest tenants were AMC Multi-Cinema, Inc. ("AMC"), Wal-Mart Stores, Inc. ("Wal-Mart") and Lowe's Home Centers, Inc. ("Lowe's"), which accounted for approximately 45.2%, 34.2% and 11.1% of the Company's total revenue as of such date, respectively. See "BUSINESS AND PROPERTIES--Principal Tenants." The financial position of the Company may be adversely affected by financial difficulties experienced by any of such tenants, or any other major tenant of the Company, including a bankruptcy, insolvency or general downturn in the business of any such tenant, or in the event any such tenant does not renew its leases as they expire.

CONTROL BY EXECUTIVE OFFICERS AND DIRECTORS


    As of August 11, 1998, the executive officers and directors of the Company beneficially owned or had the right to acquire an aggregate of 11,032,859 shares, or approximately 33.0%, of the outstanding Common Stock. See "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." Such persons have substantial influence over the Company and on the outcome of matters submitted to the Company's stockholders for approval. In addition, such ownership could discourage acquisition of the Common Stock by potential investors, and could have an anti-takeover effect, possibly depressing the trading price of the Common Stock.


DIFFICULTY OF LOCATING SUITABLE INVESTMENTS; COMPETITION

    Identifying, completing and realizing on real estate investments has from time to time been highly competitive, and involves a high degree of uncertainty. The Company competes for investments with many public and private real estate investment vehicles, including financial institutions (such as mortgage banks, pension funds and REITs) and other institutional investors, as well as individuals. There can be no assurance that the Company will be able to locate and complete investments which satisfy the Company's rate of return objective or realize upon their value or that it will be able to fully invest its available capital.

    Many of those with whom the Company competes for investments are far larger than the Company, may have greater financial resources than the Company and may have management personnel with more experience than the officers of the Company.

ACQUISITION, DEVELOPMENT, CONSTRUCTION AND RENOVATION ACTIVITIES

    ACQUIRED PROPERTIES MAY FAIL TO PERFORM AS EXPECTED AND CAPITAL EXPENDITURES MAY EXCEED ESTIMATES. The Company intends to acquire existing properties to the extent that they can be acquired on advantageous terms and meet the Company's investment criteria. Acquisitions of properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected, that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate and the occupancy rates and rents achieved may be less than anticipated.

    UNCERTAINTY OF CASH FLOW FROM DEVELOPMENT, CONSTRUCTION AND RENOVATION ACTIVITIES. The Company also intends to pursue the selective development, construction and renovation of properties for its own account or the account of, or through, entities in which it owns an equity interest as opportunities arise, including without limitation long-term, higher-risk, mixed-use retail entertainment projects. Risks associated with the Company's development, construction and renovation activities include the risks that: the Company may abandon development opportunities after expending resources to determine feasibility; construction and renovation costs of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; and development, construction, renovation and lease-up may not be completed on schedule (including risks beyond the control of the Company, such as weather or labor conditions or material shortages) resulting in increased debt service expense and construction costs. Development, construction and renovation activities also are subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development, construction and renovation activities once undertaken, any of which could adversely affect the financial condition and results of operations of the Company. Properties under development or acquired for development may generate little or no cash flow from the date of acquisition through the date of completion of development and may experience operating deficits after the date of completion. In addition, new development and renovation activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

    Any properties developed and renovated by the Company will be subject to the risks associated with the ownership and operation of real estate described elsewhere in this section entitled "RISK FACTORS."

OPERATING RISKS

    POTENTIAL INCREASES IN OPERATING COSTS. If the properties of the Company, the properties of those entities in which it invests or the properties of those entities to which it will lend (collectively, the "Properties") do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, the financial condition and results of operations of the Company may be adversely affected. The Properties are subject to operating risks common to the particular property type, any and all of which may adversely affect occupancy or rental rates. Such properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air-conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance.

    DEPENDENCE ON REAL ESTATE CONDITIONS. The Company's financial condition and results of operations also may be adversely affected by a number of other factors, including international and domestic general economic climate and local real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of the Properties; the ability of the owner to provide adequate management, maintenance and insurance; energy and supply shortages; the ability to collect on a timely basis all rent from tenants and interest from borrowers; the expense of periodically renovating, repairing and reletting spaces; and increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants.

    FIXED COSTS DO NOT VARY WITH REVENUES. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the investment. While commercial tenants are often obligated to pay a portion of these escalating costs, there can be no assurance that they will agree to pay such costs or that the portion that they agree to pay will fully cover such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. To the extent rents cannot be increased or costs controlled, the cash flow of the Company and its financial condition may be adversely affected.

DEPENDENCE ON RENTAL INCOME FROM REAL PROPERTY

    The Company's cash flow, results of operations and value of its assets would be adversely affected if a significant number of tenants of the Properties failed to meet their lease obligations or if the Company or the owner of a Property were unable to lease a significant amount of space on economically favorable terms. In the event of a default by a lessee, the owner may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of a major tenant may have an adverse effect on a property. At any time, a tenant also may seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow of the property. If a tenant rejects its lease, the owner's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. Generally, the amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15.0% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments). No assurance can be given that the Properties will not experience significant tenant defaults in the future.

POTENTIAL ADVERSE CONSEQUENCES OF DEBT FINANCING

    USE OF LEVERAGE COULD ADVERSELY AFFECT THE COMPANY. Some of the Company's real estate equity investments may utilize a leveraged capital structure, in which case a third party lender would be entitled to cash flow generated by such investments prior to the Company receiving a return. As a result of such leverage, the Company would be subject to the risks normally associated with debt financing, including the risk that cash flow from operations and investments will be insufficient to meet required payments of principal and interest, the risk that existing debt (which in most cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancings will not be as favorable to the Company, and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. While such leverage may increase returns or the funds available for investment by the Company, it also will increase the risk of loss on a leveraged investment. If the Company defaults on secured indebtedness, the lender may foreclose and the Company could lose its entire investment in the security for such loan. Because the Company may engage in portfolio financings where several investments are cross-collateralized, multiple investments may be subject to the risk of loss. As a result, the Company could lose its interests in performing investments in the event such investments are cross-collateralized with poorly performing or nonperforming investments. In addition, recourse debt, which the Company reserves the right to obtain, may subject other assets of the Company to risk of loss.

    INABILITY TO REPAY OR REFINANCE INDEBTEDNESS AT MATURITY; FORECLOSURES. The Company anticipates that only a portion of the principal of the Company's indebtedness outstanding from time to time will be repaid prior to maturity. However, the Company may not have sufficient funds to repay such indebtedness at maturity; it may therefore be necessary for the Company to refinance debt through additional debt financing or equity offerings. If the Company is unable to refinance this indebtedness on acceptable terms, the Company may be forced to dispose of properties or other assets upon disadvantageous terms, which could result in losses to the Company and adversely affect the amount of cash available for further investment.

    RISING INTEREST RATES COULD INCREASE THE COMPANY'S INTEREST EXPENSE. The Company may incur indebtedness in the future that bears interest at a variable rate or may be required to refinance its debt at higher rates. Accordingly, increases in interest rates could increase the Company's interest expense and adversely affect the financial condition and results of operations of the Company.

    RESTRICTIVE COVENANTS COULD ADVERSELY AFFECT THE COMPANY'S
BORROWINGS. Various credit facilities or other debt obligations may require the Company to comply with a number of financial and other covenants on an ongoing basis. Failure to comply with such covenants may limit the Company's ability to borrow funds or may cause a default under its then-existing indebtedness.

    NO LIMITATION ON DEBT. The organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. The Company also has the ability to use a more highly leveraged business strategy than typically used by REITs. Accordingly, the Company could become highly leveraged, resulting in an increase in debt service that could increase the risk of default on the Company's indebtedness.

EQUITY INVESTMENTS IN AND WITH THIRD PARTIES

    DEPENDENCE ON THIRD PARTIES. The Company may invest in shares of REITs or other entities that invest in real estate assets, including debt instruments and equity interests. In such cases, the Company will be relying on the assets, investments and management of the REIT or other entity in which it is investing. Such entities and their properties will be subject to the other risks affecting the ownership and operation of real estate and investment in debt set forth in this section entitled "RISK FACTORS."

    POTENTIAL LACK OF CONTROL OF MANAGEMENT. The Company also may co-invest with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity and, therefore, will not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity.

    POTENTIAL CONFLICTS AND INCREASED BANKRUPTCY, LIABILITY AND OTHER
RISKS. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that the Company's partners or co-venturers might become bankrupt or otherwise fail to fund their share of required capital contributions, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-venturers may be in a position to take action contrary to the instructions or the requests of the Company and contrary to the Company's policies or objectives. Such investments also may have the potential risk of impasse on decisions, such as a sale, because neither the Company nor the partner or co-venturer would have full control over the partnership or joint venture. Consequently, actions by such partner or co-venturer might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, the Company may in certain circumstances be liable for the actions of its third-party partners or co-venturers.

ILLIQUIDITY OF REAL ESTATE INVESTMENTS

    Equity and debt investments in real estate may be relatively illiquid. Such illiquidity limits the ability of the Company to modify its portfolio in response to changes in economic or other conditions and may have a material adverse effect on the Company. Illiquidity may result from the absence of an established market for the investments as well as legal or contractual restrictions on their resale by the Company.

NO PUBLIC MARKET FOR SERIES A PREFERRED STOCK; LIMITED PUBLIC MARKET FOR COMMON
  STOCK

    There has been no public market for the Series A Preferred Stock and the Company has no intention to create nor can any prediction be made as to the future existence of a public market for the Series A

Preferred Stock. The Company has exercised its right to convert all of the outstanding shares of Series A Preferred Stock into Common Stock, which conversion will take place automatically on August 18, 1998. The Common Stock has traded on the OTC Bulletin Board only since the Spin-off and there can be no assurance that an active trading market will be sustained. The Company currently intends to apply for listing of the Common Stock on the New York Stock Exchange, although no assurances can be given that such listing will be obtained. In the absence of a public trading market, an investor may be unable to liquidate his investment in the Company. Prices at which the Series A Preferred Stock or the Common Stock may trade cannot be predicted. The prices at which the Series A Preferred Stock and the Common Stock trade will be determined by the marketplace and may be influenced by many factors, including, among others, the success of the Company's business, the depth and liquidity of the market for the Offered Securities, investor perception of the Company and its assets, the Company's dividend policy, and general economic and market conditions. Such prices also may be affected by certain provisions of the Amended and Restated Certificate of Incorporation of the Company (the "Company Certificate") and the Amended and Restated Bylaws of the Company (the "Company Bylaws"), which may have an anti-takeover effect. See "--Certain Anti-Takeover Features Affecting a Change in Control of the Company" and "CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY'S CHARTER AND BYLAWS."

DISADVANTAGES OF INVESTMENTS IN DEBT INSTRUMENTS

    DEPENDENCE ON BORROWERS TO PRESERVE VALUE OF COLLATERAL; POSSIBILITY OF NONPAYMENT. The Company may originate debt investments and may acquire performing or nonperforming debt investments. In general, debt instruments carry the risk that borrowers may not be able to make debt service payments or to pay principal when due, the risk that the value of any collateral may be less than the amounts owed, the risk that interest rates payable on the debt instruments may be lower than the Company's cost of funds, and the risk that the collateral may be mismanaged or otherwise decline in value during periods in which the Company is seeking to obtain control of the underlying real estate. The Company is also dependent on the ability of the borrowers to operate successfully their properties. Such borrowers and their properties will be subject to the other risks affecting the ownership and operation of real estate set forth in this section entitled "RISK FACTORS." Some of the loans may be structured so that all or a substantial portion of the principal will not be paid until maturity, which increases the risk of default at that time.

    UNRATED DEBT INSTRUMENTS. It is anticipated that a substantial portion of the debt in which the Company invests will not be rated by any nationally-recognized rating agency. Generally, the value of unrated classes is more subject to fluctuation due to economic conditions than rated classes. The Company's acquisition of credit supported classes of securitizations (which generally are expected to be first loss classes) which are unrated at the time of acquisition and which have lower ratings may increase the risk of nonpayment or of a significant delay in payments on these classes. Should rated assets be downgraded, it may adversely affect their value and may adversely affect the Company.

LIMITED REMEDIES UPON DEFAULT OF MORTGAGE LOANS

    To the extent the Company invests in mortgage loans, such mortgage loans may or may not be recourse obligations of the borrower and generally will not be insured or guaranteed by governmental agencies or otherwise. In the event of a default under such obligations, the Company may have to foreclose its mortgage or protect its interest by acquiring title to a property and thereafter making substantial improvements or repairs in order to maximize the property's investment potential. Borrowers may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against such enforcement and/ or bring claims for lender liability in response to actions to enforce mortgage obligations. Relatively high "loan-to-value" ratios and declines in the value of the property may prevent the Company from realizing an amount equal to its mortgage loan upon foreclosure.

    The Company may participate in loans originated by other financing institutions. As a participant, the Company may not have the sole authority to declare a default under the mortgage or to control the property or any foreclosure.

    Any investments in junior mortgage loans which are subordinate to liens of senior mortgages would involve additional risks, including the lack of control over the collateral and any related foreclosure proceeding. In the event of a default on a senior mortgage, the Company may make payments to prevent foreclosure on the senior mortgage without necessarily improving the Company's position with respect to the subject real property. In such event, the Company would be entitled to share in the proceeds only after satisfaction of the amounts due to the holder of the senior mortgage.

DISADVANTAGES OF INVESTMENTS IN COMMERCIAL MORTGAGE-BACKED SECURITIES

    INVESTMENTS IN COMMERCIAL MORTGAGE-BACKED SECURITIES SUBJECT TO REAL ESTATE RISKS APPLICABLE TO UNDERLYING PROPERTIES. As noted above, the Company may seek to invest in real estate-related debt instruments, which may include commercial mortgage-backed securities. Many of the risks of investing in commercial mortgage-backed securities reflect the risks of investing directly in the real estate securing the underlying mortgage loans. This may be especially true in the case of commercial mortgage securities secured by, or evidencing an interest in, a single commercial mortgage loan or a relatively small or less diverse pool of commercial mortgage loans. See "--Disadvantages of Investments in Debt Instruments" and "--Limited Remedies Upon Default of Mortgage Loans."

    CREDIT SUPPORT FOR COMMERCIAL MORTGAGE-BACKED SECURITIES MAY PROVE INADEQUATE. The risks of investing in commercial mortgage-backed securities include risks that the existing credit support will prove to be inadequate, either because of unanticipated levels of losses or, if such credit support is provided by a third party, because of difficulties experienced by such provider. Delays or difficulties encountered in servicing commercial mortgage-backed securities may cause greater losses and, therefore, greater resort to credit support than was originally anticipated, and may cause a rating agency to downgrade a security.

    SUBORDINATED SECURITIES MAY NOT BE REPAID UPON DEFAULT. The Company may acquire subordinated tranches of commercial mortgage-backed securities issuances. In general, subordinated tranches of commercial mortgage-backed securities are entitled to receive repayment of principal only after all principal payments have been made on more senior tranches and also have subordinated rights as to receipt of interest distributions. In addition, an active secondary market for such subordinated securities is not as well developed as the market for certain other mortgage-backed securities. Accordingly, such subordinated commercial mortgage-backed securities may have limited marketability and there can be no assurance that a more efficient secondary market will develop.

LIMITATIONS ON REMEDIES UPON DEFAULT

    Although the Company will have certain contractual remedies upon the default by borrowers under certain debt instruments, such as foreclosing on the underlying real estate or collecting rents generated therefrom, certain legal requirements (including the risks of lender liability) may limit the ability of the Company to effectively exercise such remedies.

    The right of a mortgage lender to convert its loan position into an equity interest may be limited or prevented by certain common law or statutory provisions.

THIRD-PARTY BANKRUPTCY RISKS

    Investments made in assets operating in workout modes or under Chapter 11 of the Bankruptcy Code could be subordinated or disallowed, and the Company could be liable to third parties in such circumstances. Furthermore, distributions made to the Company in respect of such investments could be recovered if any such distribution is found to be a fraudulent conveyance or preferential payment.

Bankruptcy laws, including the automatic stay imposed upon the filing of a bankruptcy petition, may delay the ability of the Company to realize on collateral for loan positions held by it or may adversely affect the priority of such loans through doctrines such as equitable subordination or may result in a restructure of the debt through principles such as the "cramdown" provisions of the bankruptcy laws.

COSTS OF COMPLIANCE WITH THE INVESTMENT COMPANY ACT

    The Company is currently not registered as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), since management believes that the Company either is not within the definition of "investment company" thereunder or, alternatively, is excluded from regulation under the Investment Company Act by one or more exemptions. In the future, the Company will seek to continue to conduct its operations so as to avoid registration under the Investment Company Act. Therefore, the assets that the Company may acquire or sell may be limited by the provisions of the Investment Company Act. If the Company were to become an investment company under the Investment Company Act and if it failed to qualify for an exemption thereunder, it would be unable to conduct its business as presently conducted which could have a material adverse effect on the Company and the market price for the Offered Securities.

UNINSURED LOSSES

    The Company carries comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of the properties that it owns, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a property, as well as the anticipated future revenue from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss would adversely affect the financial condition and results of operations of the Company.

    With respect to those properties in which the Company holds an interest through a mortgage, as well as those properties owned by entities to whom the Company makes unsecured loans, the borrowers will most likely be obligated to maintain insurance on such properties and to arrange for the Company to be covered as a named insured on such policies. The face amount and scope of such insurance coverage may be less comprehensive than the Company would carry if it held the fee interest in such property. Accordingly in such circumstances, or in the event that the borrowers fail to maintain required coverage, uninsured or underinsured losses may occur, which could have an adverse impact on the Company's cash flow or financial condition.

POTENTIAL ENVIRONMENTAL LIABILITY RELATED TO THE PROPERTIES

    Under various Federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owner's liability therefor as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such persons. Certain environmental laws govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition, or in the event of renovation or demolition. Such laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. The operation and subsequent removal of certain underground storage tanks also are regulated by Federal and state laws. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances, and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

CHANGES IN POLICIES WITHOUT STOCKHOLDER APPROVAL

    The investment, financing, borrowing and distribution policies of the Company and its policies with respect to all other activities, growth, debt, capitalization and operations, will be determined by the Company's Board of Directors. Although it has no present intention to do so, the Board of Directors may amend or revise these policies at any time and from time to time at its discretion without a vote of the stockholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations and the market price of the Offered Securities.

HEDGING POLICIES/RISKS

    In connection with the financing of certain real estate investments, the Company may employ hedging techniques designed to protect the Company against adverse movements in currency and/or interest rates. While such transactions may reduce certain risks, such transactions themselves may entail certain other risks. Thus, while the Company may benefit from the use of these hedging mechanisms generally, unanticipated changes in interest rates, securities prices, or currency exchange rates may result in a poorer overall performance for the Company than if it had not entered into such hedging transactions. See "POLICIES WITH RESPECT TO CERTAIN ACTIVITIES--Financing Policies."

DIVIDEND POLICY

    The future payment of dividends by the Company will depend on decisions that will be made by the Company's Board of Directors from time to time based on the results of operations and financial condition of the Company and such other business considerations as the Board of Directors considers relevant. The Company presently anticipates that it will retain all available funds for use in the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future. See "DIVIDEND POLICY."

    In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many companies and which have at times been unrelated to the operating performance of the specific companies whose stock is traded. Broad market fluctuations and general economic conditions may adversely affect the market price of the Offered Securities.

CERTAIN ANTI-TAKEOVER FEATURES AFFECTING A CHANGE IN CONTROL OF THE COMPANY

    Certain provisions of the Company Certificate and the Company Bylaws, along with certain provisions of Delaware statutory law, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions include Article Fourth of the Company Certificate which authorizes the Company's Board of Directors to issue additional shares of preferred stock of the Company, in one or more series, and to establish the rights and preferences (including the convertibility of such shares of preferred stock into shares of Common Stock) of any series of preferred stock so issued. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock. Such provisions also may inhibit fluctuations in the market price of the Common Stock that could result from takeover attempts. See "CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY'S CHARTER AND BYLAWS--Issuance of Additional Shares of Preferred Stock."

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent on the efforts of its executive officers and other key personnel. While the Company believes that it could find replacements for these persons, the loss of their services could have a temporary adverse effect on the operations of the Company. None of the Company's executive officers or other key personnel has an employment agreement with the Company. There can be no assurance that the Company will be able to retain these persons or to attract suitable replacements or additional personnel if required. The Company has not obtained key-man insurance for any of its executive officers or other key personnel.

COSTS OF COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS

    Under the Americans with Disabilities Act of 1980 (the "ADA"), places of public accommodations and commercial facilities are required to meet certain Federal requirements related to access and use by disabled persons. Compliance with ADA requirements could require both structural and non-structural changes to the properties in which the Company invests and noncompliance could result in the imposition of fines by the United States government or an award of damages to private litigants. Although management of the Company believes that its properties are substantially in compliance with present requirements of the ADA, the Company may incur additional costs of compliance in the future. A number of additional Federal, state and local laws exist which impose further burdens or restrictions on owners with respect to access by disabled persons and may require modifications to properties in which the Company invests, or restrict certain further renovations thereof, with respect to access by disabled persons. Final regulations under the ADA have not yet been promulgated and the ultimate amount of the cost of compliance with the ADA or other such laws is not currently ascertainable. While such costs are not expected to have a material effect on the Company, they could be substantial. If required changes involve greater expense than the Company currently anticipates, the Company's financial condition and results of operations could be adversely affected.

NONCOMPLIANCE WITH OTHER LAWS

    Real estate properties also are subject to various Federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that its properties are currently in material compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's results of operations.

POSSIBLE CONFLICTS WITH EXCEL

    The Company's Board of Directors consists of Gary B. Sabin, who is currently Chairman, President and Chief Executive Officer of Excel and who serves in the same positions with the Company, Richard B. Muir, who is currently Executive Vice President and Secretary of Excel and who serves in the same positions with the Company, Kelly D. Burt, who is currently Executive Vice President--Development of the Company and who is not affiliated with Excel, John
H. Wilmot and Robert E. Parsons, Jr., who are currently directors of Excel, and Richard J. Nordlund and Robert S. Talbott, who are not affiliated with Excel. The executive officers of the Company include Mr. Sabin, Mr. Muir, Mr. Burt, Graham R. Bullick, who is currently Senior Vice President--Capital Markets of Excel and who serves in the same position with the Company, Ronald H. Sabin, who is currently Senior Vice President--Asset Management of Excel and who serves in the same position with the Company, David A. Lund, who is currently Chief Financial

Officer of Excel and who serves in the same position with the Company, S. Eric Ottesen, who is currently Senior Vice President, General Counsel and Assistant Secretary of Excel and who serves in the same positions with the Company, and Mark T. Burton, who is currently Senior Vice President--Acquisitions of Excel and who serves in the same position with the Company. See "MANAGEMENT." Other than Mr. Burt, none of the members of management of the Company is committed to spending a particular amount of time on the Company's affairs, nor do any of them devote his full time to the Company. As a result of these dual roles, there is the potential for a lack of management attention to the Company which could have an adverse effect on the Company. Other than Mr. Burt, the members of senior management of the Company do not receive a salary from the Company, but instead receive payment from Excel based upon the amount of time spent on Company matters pursuant to the Transitional Services Agreement (as hereinafter defined). See "RELATIONSHIP BETWEEN THE COMPANY AND EXCEL--Transitional Services Agreement."

    The Company and Excel have entered into certain agreements providing for (i) the orderly separation of the Company and Excel, (ii) the sharing of certain facilities and services, and (iii) the allocation of certain tax and other liabilities. Because the management of both the Company and Excel are largely the same, conflicts may arise with respect to the operation and effect of these agreements and relationships which could have an adverse effect on the Company if not properly resolved. More specifically, members of the boards of directors and senior management of the Company and Excel may be presented with conflicts of interest with respect to certain matters affecting the Company and Excel, such as the determination of which company may take advantage of potential business opportunities, decisions concerning the business focus of each company (including decisions concerning the types of properties and geographic locations in which such companies make investments), potential competition between the business activities conducted, or sought to be conducted, by such companies (including competition for properties and tenants), possible corporate transactions (such as acquisitions), and other strategic decisions affecting the future of such companies. Conflicts also may arise with respect to the restriction on the Company's right to engage in certain activities or make certain investments unless Excel was first offered the opportunity and declined to pursue such activities or investments (as described below). In this regard, the Company and Excel have adopted policies and procedures the Company believes to be appropriate to be followed by the board of directors of each company to address potential conflicts. Such procedures include requiring the persons serving as directors of both companies to abstain from voting as directors with respect to matters that present a significant conflict of interest between the companies. In addition, the Company Certificate contains a specific purpose clause which identifies at the outset which types of opportunities will be pursued by the Company. This clause provides that the Company's purpose includes performing the Intercompany Agreement, which prohibits the Company from engaging in certain activities or making certain investments unless Excel was first offered the opportunity and declined to pursue such activities or investments. See "RELATIONSHIP BETWEEN THE COMPANY AND EXCEL-- Intercompany Agreement"; "--Policies and Procedures for Addressing Conflicts" and "THE EXCEL MERGER."

FAILURE OF EXCEL TO QUALIFY AS A REIT WOULD ALLOW EXCEL TO COMPETE WITH THE
  COMPANY

    The Company and Excel have entered into the Intercompany Agreement to provide each other with rights to participate in certain transactions. See "RELATIONSHIP BETWEEN THE COMPANY AND EXCEL--Intercompany Agreement." The Intercompany Agreement prohibits the Company from engaging in certain activities or making certain investments unless Excel was first offered the opportunity and declined to pursue such activities and investments. As a REIT, Excel is required to focus principally on investments in certain real estate assets and is prevented from owning certain assets and conducting certain activities that would be inconsistent with its status as a REIT. If Excel in the future should fail to qualify as a REIT, it would thereafter have the ability to participate in a broader range of investments and activities that are presented to it by the Company under the Intercompany Agreement. As a result, Excel's ability to engage in non-REIT activities could (i) significantly restrict the opportunities the Company may pursue, and/or (ii) allow Excel to compete with the Company for non-REIT investments. Accordingly, if Excel should fail to qualify as a REIT, that failure could have a material adverse effect on the Company.

ABSENCE OF FUTURE FUNDING COMMITMENTS; NEED FOR FUTURE CAPITAL

    The success of the Company's business strategy is dependent upon being able to obtain significant amounts of equity capital and proceeds from borrowings on terms financially advantageous to the Company. Currently the Company has no external source of financing and the Company has not received any commitment with respect to any funds needed in the future. The Company expects to be able to access capital markets or to seek other financing, but there can be no assurance that it will be able to do so at all or in amounts or on terms acceptable to the Company. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's acquisition and development plans and could have a material adverse effect on the Company. In the absence of such financing, there can be no assurance that the Company will have sufficient working capital to finance future acquisitions or to pursue additional opportunities. Excel currently is not obligated to provide any additional funds to the Company or to assist it in obtaining additional financing.

DILUTION

    The Company may from time to time raise additional capital from the issuance and sale of equity securities. Any such issuances may significantly dilute the interests of the existing holders of Company securities, including the Common Stock and Series A Preferred Stock.

SHARES ELIGIBLE FOR FUTURE SALE


    The 23,412,580 shares of Common Stock of the Company distributed to Excel stockholders in the Spin-off are freely transferable, except for the shares distributed to persons who may be deemed to be "affiliates" of the Company under the Securities Act. Such affiliates are permitted to sell their shares of Common Stock pursuant to Rule 144 under the Securities Act beginning 90 days after the Spin-off, subject to certain volume limitations, manner of sale limitations, notice requirements and the availability of current public information about the Company. In addition, upon consummation of the Spin-off, (i) 9,195,224 shares of Common Stock were purchased by certain of the Company's officers in a private placement, (ii) 21,281,000 shares of Series A Preferred Stock were purchased by the Selling Holders, which shares are convertible, on a one-for-one basis, by the holders thereof at any time and by the Company under certain circumstances (which conversion right has been exercised and will take effect on August 18, 1998 as described herein) into shares of Common Stock, and (iii) options to purchase 3,100,000 shares of Common Stock were granted to the Company's executive officers under the 1998 Stock Option Plan of Excel Legacy Corporation (the "Legacy Stock Option Plan"). In May 1998, the Company issued to Mr. Burt 850,000 shares of Common Stock and options to purchase 300,000 shares of Common Stock under the Legacy Stock Option Plan. See "MANAGEMENT--Legacy Stock Option Plan"; "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" and "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK--Series A Preferred Stock." Shares of Common Stock issued to Mr. Burt and issued in the private placement to the Company's officers described in clause (i) above may be sold only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144. Shares of Series A Preferred Stock issued in the private placement described in clause (ii) above and the Common Stock issuable upon conversion of the Series A Preferred Stock will be freely transferable without restriction immediately upon the effectiveness of the Registration Statement of which this Prospectus is a part, subject, in the case of sales by affiliates, to compliance with Rule 144. Shares issued pursuant to the exercise of options granted under the Legacy Stock Option Plan will be freely transferable without restriction, subject, in the case of sales by affiliates, to compliance with Rule 144.

    The Company is unable to estimate the number of shares of Series A Preferred Stock or Common Stock, as applicable, that may be sold in the future by its stockholders or the effect, if any, that sales of shares of Series A Preferred Stock or Common Stock by such stockholders will have on the market price of the Series A Preferred Stock and/or Common Stock prevailing from time to time. Sales of substantial amounts of Series A Preferred Stock or Common Stock, or the prospect of such sales, could adversely affect the market price of the Series A Preferred Stock and/or Common Stock. The Company has exercised its right to convert all of the outstanding shares of the Series A Preferred Stock into Common Stock, which conversion will take place automatically on August 18, 1998. See "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK--Series A Preferred Stock--CONVERSION RIGHTS."

                                SELLING HOLDERS

    The Series A Preferred Stock was originally issued and sold by the Company to four holders reasonably believed by the Company to be "qualified institutional buyers" as defined in Rule 144A under the Securities Act. The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Series A Preferred Stock and shares of Common Stock issued upon conversion thereof. The term "Selling Holder" includes the holders listed below and the beneficial owners of the Series A Preferred Stock and their transferees, pledgees, donees or other successors.

    The following table sets forth information with respect to the Selling Holders of the Series A Preferred Stock and the respective number of shares of Series A Preferred Stock beneficially owned by each Selling Holder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Holders and the Company's transfer agent.

                                                                         NUMBER OF SHARES OF
                                                                          SERIES A PREFERRED
SELLING HOLDERS                                                                 STOCK
----------------------------------------------------------------------  ----------------------
Allstate Insurance Company............................................          2,000,000
The Northwestern Mutual Life Insurance Company........................          2,000,000
BancBoston Capital Inc................................................          2,681,000
Longleaf Partners Realty Fund.........................................         14,600,000

    None of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, other than as set forth in "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Private Placements." From time to time, certain broker-dealers and their affiliates in the ordinary course of business may have acquired or disposed of, or may in the future acquire or dispose of certain securities of the Company or its affiliates, for their own accounts or for the accounts of others. Because the Selling Holders may, pursuant to this Prospectus, offer all or some portion of the Series A Preferred Stock or the Common Stock issuable upon conversion of the Series A Preferred Stock, no estimate can be given as to the amount of the Series A Preferred Stock or the Common Stock issuable upon conversion of the Series A Preferred Stock that will be held by the Selling Holders upon termination of any such sale. See "PLAN OF DISTRIBUTION."

                              PLAN OF DISTRIBUTION

    The Offered Securities may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Offered Securities to or through underwriters, broker-dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders, and any underwriters, broker-dealers or agents that participate in the distribution of Offered Securities, may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Offered Securities may be sold from time to time in one or more transactions at fixed prices (which may be changed), at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Offered Securities may be effected in transactions (which may involve block transactions) (i) on any national securities exchange or quotation service on which the Offered Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions other than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Offered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Offered Securities being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. In addition, any of the Offered Securities which qualify for sale under Rule 144 may be sold pursuant to Rule 144 rather than pursuant to this Prospectus.

    To comply with the securities laws of certain jurisdictions, if applicable, the Offered Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Offered Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

    The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Securities by the Selling Holders. The foregoing may affect the marketability of such securities.

    Pursuant to a Registration Rights Agreement (the "Registration Rights Agreement") dated as of March 31, 1998, by and among the Company and the Selling Holders, the Company shall bear all reasonable fees and expenses customarily borne by issuers in a non-underwritten offering by selling security holders or in an underwritten offering, as the case may be, incurred in connection with the performance of its obligations under the Registration Rights Agreement; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders and any underwriters, broker-dealers or agents to or through whom the Offered Securities may be sold will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                USE OF PROCEEDS

    The Selling Holders will receive all of the proceeds from any sale of the Offered Securities. The Company will not receive any of the proceeds from the sale of the Offered Securities. See "SELLING HOLDERS" and "PLAN OF DISTRIBUTION."

                       RATIO OF EARNINGS TO FIXED CHARGES



    The Company was recently formed and had no earnings for any periods prior to the three months ended April 30, 1998. Accordingly, the Company is unable to compute any ratios of earnings to combined fixed charges and preferred stock dividends for these periods. The ratio of earnings to fixed charges was 3.80 for the three months ended April 30, 1998. There were no preferred stock dividends through April 30, 1998.



    For purposes of computing this ratio, earnings have been calculated by adding fixed charges to income (loss) before real estate sales, income taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization and write-off of debt discounts and issue costs, whether expensed or capitalized.


                          PRICE RANGE OF COMMON STOCK


    The Common Stock is quoted on the OTC Bulletin Board under the symbol "XLCY." The following table sets forth for the period indicated the high and low reported sale prices per share for the Common Stock as reported by the OTC Bulletin Board.



                                                                            HIGH        LOW
                                                                          ---------  ---------
FISCAL 1998
Third Quarter (commencing March 31).....................................  $  5.8750  $  4.8750
Fourth Quarter (through August 11)......................................     5.3125     4.1250



    The number of stockholders of record of the Common Stock on August 11, 1998 was 1,316. On August 11, 1998, the last reported sale price of the Common Stock as reported by the OTC Bulletin Board was $4.125 per share.


                                DIVIDEND POLICY

    The Company presently intends to retain future earnings to finance the growth and development of its business; and, therefore, the Company does not currently anticipate paying any cash dividends. Any future determination relating to dividend policy will be made at the discretion of the Company's Board of Directors. Such determinations will depend on a number of factors, including the future earnings, capital requirements, financial condition and prospects of the Company, possible loan or financing covenant restrictions, and such other factors as the Board of Directors may deem relevant. See "RISK FACTORS--Dividend Policy."

                                  THE COMPANY

GENERAL

    On March 31, 1998, Excel effected a spin-off of the Company through a special dividend to the holders of common stock of Excel of all of the outstanding Common Stock of the Company held by Excel. The Board of Directors of Excel determined that it was in the best interests of Excel and its stockholders to organize the Company to pursue opportunities available to those investors that are not restricted by the Federal income tax laws governing REITs or influenced by public market perception with regard to REIT securities, to transfer to the Company certain real properties, notes receivable and related assets and liabilities, and to spin-off the Company to the Excel stockholders.

    To a large extent, public REITs, including Excel, manage their property portfolios with consideration to both public market perceptions and tax laws. Because investors are seeking a consistent and growing income stream from their REIT investments, REITs are under constant pressure to (i) grow funds from operations ("FFO"), and (ii) maintain a low leverage ratio (debt to total capitalization, one measure used to determine the relative risk of that cash flow stream, as rising interest rates can diminish FFO and impact dividends). As a result, REITs have generally been hesitant to participate in long-term, higher-risk development projects or to bring their leverage ratios to above 40.0%. In addition, the tax laws governing REITs include limitations on (i) the types of assets that REITs may own and the time period that real estate may be held, restricting REITs from investing in operating companies and equity and debt securities, and participating in short-term trading opportunities, and (ii) the ability of REITs to retain earnings, requiring REITs to distribute 95.0% of net taxable income, excluding capital gains, each year. Further, because gains on the sales of properties are not included in the calculation of FFO, REITs are dissuaded from buying distressed assets which may have substantial long-term appreciation potential but lack immediate cash flow.

    In connection with the Spin-off, Excel transferred to the Company ten single tenant properties owned by Excel with a March 31, 1998 book value of approximately $45.7 million, a property under development with a book value of approximately $14.4 million and a note receivable in the amount of approximately $1.1 million and certain assets of EDV described below in exchange for 23,412,580 shares of Common Stock of the Company in order to effect the Spin-off, a note payable from the Company to Excel in the amount of approximately $26.4 million (which was repaid by the Company in April 1998), and the assumption by the Company of indebtedness on the transferred properties in the amount of approximately $36.4 million. Also in connection with the Spin-off, EDV transferred to the Company four notes receivable, a leasehold interest in a parcel of land, an office building and a single tenant property, in exchange for the cancellation by Excel of approximately $38.1 million of EDV's outstanding indebtedness to Excel. See "BUSINESS AND PROPERTIES--Properties" and "BUSINESS AND PROPERTIES-- Notes."

    The Company currently does not intend to qualify as a REIT under the Code. Consequently, the Company has the flexibility to respond quickly to opportunities without the structural limitations inherent in REITs and to operate, when deemed advantageous by management, on a more highly leveraged basis than most REITs. By not qualifying as a REIT under the Code (which would require the Company to distribute each year at least 95.0% of its net taxable income, excluding capital gains), the Company has the ability and currently intends to retain for reinvestment its cash flow generated from operations and to sell properties without the substantial income tax penalties which may be imposed on REITs in such transactions. In addition, the Company differs from real estate opportunity funds that are typically structured as private partnerships. In that regard, the business of the Company is conducted without the payment of acquisition, disposition or management fees to general partners which should result in additional cash flow being available for reinvestment. In addition, unlike investors in opportunity funds, the Company's stockholders have voting rights and are expected to have enhanced liquidity through their ability to sell or margin their stock. The Company also hopes to attract a broader range of investors because there will be no stipulated investment minimum. However, unlike REITs and opportunity funds, the Company is subject to corporate level taxation.

    In connection with the Spin-off, the Company and Excel entered into the Intercompany Agreement to provide each other with rights to participate in certain transactions. In addition, the Company Certificate contains a specific purpose clause which identifies at the outset which types of opportunities will be pursued by the Company. This clause provides that the Company's purpose includes performing the Intercompany Agreement, which prohibits, for so long as the Intercompany Agreement remains in effect, the Company from engaging in certain activities or making certain investments unless Excel was first offered the opportunity and declined to pursue such activities or investments. See "RISK FACTORS-- Possible Conflicts with Excel"; "RELATIONSHIP BETWEEN THE COMPANY AND EXCEL-- Intercompany Agreement" and "THE EXCEL MERGER."

    The Company was incorporated under the laws of Delaware on November 17, 1997. The Company's executive offices are located at 16955 Via Del Campo, Suite 100, San Diego, California 92127, and its telephone number is (619) 485-9400.

BUSINESS STRATEGY


    In addition to the properties it received through the Spin-off, the Company intends to pursue a variety of real estate related activities, including (i) developing long-term, mixed-use development/entertainment projects that have the potential for substantial capital gains but which may take three to five years to fully develop, (ii) acquiring single tenant properties that can be highly leveraged with fixed rate debt that amortizes over the term of the property's tenant leases, (iii) purchasing portfolios of properties on a wholesale basis, then selling the properties individually on a retail basis, (iv) investing in properties requiring significant restructuring or redevelopment in order to create substantial value, such as changing the use, tenant mix or focus of a property, and (v) acquiring debt or equity securities in real estate operating companies, including defaulted debt at a discount to the value of the underlying asset securing the debt. Further, the Company will be able to manage the timing of asset dispositions without regard to the minimum hold periods required of REITs while also acquiring properties using substantial, yet prudent, leverage to increase returns on what otherwise might be less attractive investments. Subject to the provisions of the Intercompany Agreement, pursuant to which the Company must provide Excel with rights to participate in certain transactions (see "RELATIONSHIP BETWEEN THE COMPANY AND EXCEL--Intercompany Agreement" and "THE EXCEL MERGER"), the Company does not intend to limit its investments in the areas described above to certain sectors of the real estate market or certain types of properties. See "POLICIES WITH RESPECT TO CERTAIN ACTIVITIES."

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

    THE FOLLOWING IS A DISCUSSION OF CERTAIN INVESTMENT, FINANCING AND OTHER POLICIES OF THE COMPANY. THESE POLICES HAVE BEEN DETERMINED BY THE COMPANY'S BOARD OF DIRECTORS AND GENERALLY MAY BE AMENDED OR REVISED FROM TIME TO TIME BY THE BOARD OF DIRECTORS WITHOUT A VOTE OF THE STOCKHOLDERS.

INVESTMENT POLICIES

INVESTMENTS IN REAL ESTATE

    The Company intends to acquire, develop, own and manage a variety of real estate related assets that offer return opportunities that are not generally available to publicly traded REITs. As opportunities emerge and in response to changes in market, real estate and general economic conditions, the Company may in the future retract from, discontinue or expand its real estate related business and activities.

    DEVELOPMENT. The Company may from time to time undertake directly or through joint venture financing long-term, large development projects that have the potential for substantial gains but which may take three to five years to fully develop, with particular emphasis on mixed-use retail entertainment projects. To the extent the Company provides joint venture financing, the developer will often bear the substantial portion of the economic risks associated with the construction, development and initial rent-up of properties. Under this financing method, the Company either may purchase the undeveloped property and lease such property back to the developer or make a subordinated loan to the developer and, upon completion, the Company would have the option to purchase the development. The Company believes that these financing and development activities will give the Company opportunities to purchase properties at capitalization rates slightly above those which might otherwise be available after completion of development. Since substantial value appreciation from these investments is not immediately realized, many REITs substantially limit their development activity. The Company believes that such investments represent high return opportunities that are underutilized by REITs. For a detailed discussion of the risks associated with these activities and investments, see "RISK FACTORS--Acquisition, Development, Construction and Renovation Activities."

    ACQUIRING SINGLE TENANT PROPERTIES. The Company may from time to time seek to acquire single tenant properties which can be highly leveraged with fixed rate debt that amortizes over the term of the property's tenant leases, the profits from which can be enhanced significantly when property-specific leverage that carries an interest rate below the capitalization rate on the property is utilized. Initially, the Company will seek to apply this business strategy to retail and office properties. As opportunities arise, the Company may seek to acquire other types of commercial properties, including industrial properties. For a detailed discussion of the risks associated with these types of activities and investments, see "RISK FACTORS--Potential Adverse Consequences of Debt Financing."

    PURCHASING PORTFOLIOS OF PROPERTIES ON A WHOLESALE BASIS. The Company may from time to time seek to purchase portfolios of properties on a wholesale basis, then sell such properties individually on a retail basis. The tax regulations governing REITs discourage such short-term trading activity, causing a REIT to lose its REIT status if it were to engage excessively in these activities. Thus, the Company believes that there are abundant short-term trading opportunities in the real estate markets that are not appropriate for REITs and are therefore passed over by REITs in favor of other investments.


    RESTRUCTURING AND REDEVELOPMENT IN ORDER TO CREATE SUBSTANTIAL VALUE. The Company may from time to time engage in selective restructuring and development activities such as changing the use, tenant mix or focus of a property, as opportunities arise and when justified by expected returns. The Company believes that appropriate, well-located properties which are currently underperforming can be acquired on advantageous terms and repositioned through such selective restructuring and development activities with the expectation of achieving enhanced returns that are greater than returns which could be achieved by acquiring a stabilized property. The Company also believes that these types of properties are not attractive acquisition candidates for REITs because the properties have no or limited cash flow as a result of required rehabilitation or not being substantially leased. As a result, a REIT that is heavily dependent upon long-term restructuring or redevelopment activities may have difficulty covering its mandatory dividends. The Company also may acquire land for speculation, future development or subdivision. For a detailed discussion of the risks associated with these activities and investments, see "RISK FACTORS--Acquisition, Development, Construction and Renovation Activities."

INVESTMENTS IN REAL ESTATE MORTGAGES

    While the Company will emphasize equity real estate investment in properties and the restructure and redevelopment of real estate properties, the Company may invest in mortgages and other types of real estate interests. The Company may invest in first or junior mortgages that may or may not by insured by a governmental agency. The Company also may invest in participating or convertible mortgages if the Company concludes that it may benefit from the cash flow and/or any appreciation in the value of the property. Such mortgages may be similar to equity participations. In addition, the Company may make mortgage loans or participate in such loans.

SECURITIES OF OR INTERESTS IN ENTITIES PRIMARILY ENGAGED IN REAL ESTATE
  ACTIVITIES AND OTHER ISSUERS

    The Company may from time to time acquire real estate related equity securities or make loans that constitute, or invest in, real estate related senior, junior or otherwise subordinated debt securities, which debt securities may be unsecured or secured by liens on real estate or the economic benefits thereof. Some of the entities in which the Company may invest may be start-up companies or companies in need of additional capital. These investments may contain options to acquire, or be convertible into the right to acquire, all or a portion of the underlying real estate, or contain the right to participate in the cash flow and economic return which may be derived from the real estate. In determining whether to make a loan, the Company will consider whether the borrower is willing to grant to the Company the right to acquire some or all of the underlying real estate securing such loan, or the right to participate in the cash flow and economic return which may be derived from such real estate. Only if a borrower is willing to grant one or more such rights to the Company, and the Company has satisfied itself after reasonable due diligence that the risks associated with the proposed loan are acceptable, will the Company be willing to make the loan.

    Debt investments may include debt that is acquired at a discount, mezzanine financing, commercial mortgage-backed securities, secured and unsecured lines of credit, distressed loans, and loans previously made by foreign and other financial institutions. In some cases the Company may only acquire a participating interest in a debt security. The Company believes that there are opportunities to acquire real estate debt securities, especially in the low or below investment grade tranches, at significant returns as a result of inefficiencies in pricing, while utilizing management's real estate expertise to analyze the underlying properties and thereby effectively minimizing risk. The Company also may provide credit enhancement or guarantees of the obligations of others involved in real estate related activities, and may invest in participating or convertible mortgages if the Company concludes that it may benefit from the cash flow and/or any appreciation in the value of the property. Such mortgages may be similar to equity participations. In addition, the Company may make mortgage loans or participate in such loans and contemporaneously or otherwise obtain related property purchase options.

    Equity investments may include development projects directly or through joint ventures (as described above), as well as the purchase of general or limited partnership interests in limited partnerships, shares in publicly traded or privately held corporations or interests in other entities that own real estate, make real estate related loans, invest in real estate related debt instruments or provide services or products to the real estate industry. The Company intends to engage in active real estate businesses, which may include land subdivisions, property sales and other businesses considered ineligible or impractical investments for REITs. The Company also may hold real estate or interests therein for investment. The Company may purchase substantially leased, mostly unleased or vacant properties of any type or geographic location. The

Company intends to renovate and re-lease the mostly unleased or vacant properties. The Company also may purchase leasehold positions and sublease the property.


    In addition, the Company may in the future invest in retail, residential, hotel and other types of properties and manage and lease properties owned by it or in which it has an equity or debt investment. The activities described above often do not generate immediate cash flow, and cash flow generated may be nonrecurring. These investments may be subject to existing debt financing and any such financing will have a priority over the equity interests of the Company. For a detailed discussion of the risks associated with these types of activities and investments, see "RISK FACTORS--Disadvantages of Investments in Debt Instruments"; "--Limited Remedies Upon Default of Mortgage Loans"; "--Disadvantages of Investments in Commercial Mortgage-Backed Securities" and "--Limitations on Remedies Upon Default."

PROACTIVE ASSET MANAGEMENT

    Using real estate information management systems, commercially available databases and spreadsheets and analyses provided by outside vendors, all of which are available on a wide area network, the Company's management will regularly monitor and evaluate each portfolio asset to identify properties which can be sold or exchanged for optimal sales prices (or exchange values) given prevailing market conditions and the particular characteristics of each property. Through this strategy, the Company will seek to continually update its core property portfolio by disposing of properties which have limited appreciation potential and redeploy capital into newer properties or properties where its aggressive management techniques may maximize property values. The Company may engage from time to time in like-kind property exchanges (I.E., Code
Section 1031 exchanges) which will allow the Company to dispose of properties and redeploy proceeds in a tax efficient manner. In addition to value enhancement, the Company also will focus on the efficient management of cash and maintaining strong operational cost controls.

    The Company may utilize the experience of Excel and its nine regional offices to provide property management for those assets acquired or developed. By leveraging this franchise, the Company will have access to professional management that emphasizes maintaining or creating high occupancy rates and monitoring the physical condition of properties and the financial condition of tenants.

FINANCING POLICIES

    The Company will seek to finance its investments through both public and private secured and unsecured debt financings, as well as public and private placements of its equity securities. The equity securities will include both common and preferred equity issuances of the Company. The Company does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. There are currently no restrictions on the amount of debt that the Company may incur. See "RISK FACTORS--Potential Adverse Consequences of Debt Financing."

    The Company may seek variable rate financing from time to time if such financing appears advantageous in light of then-prevailing market conditions. In such case, the Company will consider hedging against interest rate risk through interest rate protection agreements, interest rate swaps or other means. See "RISK FACTORS--Hedging Policies/Risks."

    The Company does not plan to distribute dividends for the foreseeable future, which will permit it to accumulate for reinvestment cash flow from investments, disposition of investments and other business activities. See "RISK FACTORS--Dividend Policy" and "DIVIDEND POLICY."

POLICIES WITH RESPECT TO OTHER ACTIVITIES

    The Company does not intend to qualify as a REIT, but it may, from time to time, invest in REITs and sell properties or entities to REITs for cash and/or securities. Further, it may spin-off to its common stockholders shares of its subsidiaries or shares of other entities it has acquired through the sale of its properties, investments or otherwise. These spin-offs may involve the formation of new entities and may be taxable or non-taxable, depending upon the facts and circumstances.

    The Company has not engaged in trading, underwriting or agency distribution or sale of securities for other issuers and does not intend to do so. The Company has no intention to repurchase shares of its capital stock from the Company's stockholders, although it may do so in the future.

    The Company is required to file reports and other information with the Commission pursuant to the Exchange Act. In addition to applicable legal requirements and the rules of the Commission, the Company will provide to its stockholders annual reports containing audited financial statements with a report thereon by the Company's independent certified public accountants.

    The Company's policies with respect to all of the above activities may be reviewed and modified from time to time by the Company's directors without notice to or vote of its stockholders. See "RISK FACTORS--Changes in Policies Without Stockholder Approval."

                            SELECTED FINANCIAL DATA
                                 (IN THOUSANDS)


    The following table sets forth selected financial data for the real estate assets transferred from Excel and EDV to the Company and other assets (the "Excel Legacy Corporation Asset Group") and should be read in conjunction with the Combined Financial Statements of the Excel Legacy Corporation Asset Group included elsewhere in this document. The financial data of the Excel Legacy Corporation Asset Group as of and for the nine months ended April 30, 1998 and 1997, in the opinion of management, include all normal recurring adjustments for a fair statement of the results for the interim periods. The financial data for the each of the three years ended July 31, 1997, 1996 and 1995 and as of July 31, 1997 and 1996 are derived from the Excel Legacy Corporation Asset Group's financial statements for similar periods, which are included elsewhere in this Prospectus and have been audited by PricewaterhouseCoopers LLP. All of the other financial data is unaudited.



                                                NINE MONTHS
                                              ENDED APRIL 30,                      YEAR ENDED JULY 31,
                                           ---------------------  -----------------------------------------------------
                                              1998       1997       1997       1996       1995       1994       1993
                                           ----------  ---------  ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
Total revenue............................  $    6,822  $   4,504  $   6,395  $   5,032  $   5,897  $   5,348  $   2,064
Total operating expenses.................       3,871      3,312      4,565      4,513      4,603      4,034      1,806
Income before income taxes...............       2,951      1,192      1,830        519      1,294      1,314        258
Provision for income taxes...............       1,174        474        729        207        515        523        103
Net income...............................       1,777        718      1,101        312        779        791        155

BALANCE SHEET DATA (AT END OF PERIOD):
Real estate after accumulated
  depreciation...........................  $  130,211  $  60,591  $  60,350  $  61,048  $  56,184  $  57,191  $  43,466
Total assets.............................     156,427     82,302     83,687     62,169     59,388     59,012     43,466
Mortgages payable........................      36,283     35,564     35,115     36,754     38,224     39,590     36,351
Total liabilities........................      51,709     35,795     35,343     37,007     38,485     39,915     36,600
Investment by Excel Realty Trust, Inc....     104,718     47,416     48,344     25,162     20,903     19,097      6,866

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

NATURE OF BUSINESS


    The Company was formed on November 17, 1997 and has a limited operating history. The Company was organized to create and realize value by identifying and making opportunistic real estate investments through the direct acquisition, rehabilitation, development, financing and management of real properties and/or participation in these activities through the purchase of debt instruments or equity interests of entities engaged in such real estate businesses.



LIQUIDITY AND CAPITAL RESOURCES



    In connection with the formation and capitalization of the Company, the Company received approximately $11.1 million in cash and approximately $10.9 million in notes receivable from the sale of Common Stock to certain officers and employees of the Company. In addition, the Company sold 21,281,000 shares of Series A Preferred Stock for total net proceeds (after a placement fee of $2.4 million) of approximately $104.0 million. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." At April 30, 1998, the Company had $40.0 million of cash remaining after the cash requirements of the Spin-off, and real estate and other investments made prior to April 30, 1998.



    At April 30, 1998, the total debt of the Company consisted of the following:
(1) $26.0 million in mortgages on eight properties leased to Wal-Mart. These mortgages are self-amortizing with the rent being paid by Wal-Mart directly to the mortgage holders. The mortgages will be entirely repaid when the initial terms of the leases with Wal-Mart expire. (2) $7.7 million in mortgages on two properties leased to Lowe's. These mortgages are also self-amortizing over the term of the leases with Lowe's and will be repaid when the leases expire. (3) A $2.6 million mortgage securing an office building in Scottsdale, Arizona, monthly payments on which are approximately $25,000 with a balloon payment in the year 2006.



    The Company has provided to AMC letters of credit on the construction of the properties leased to AMC of which $14.6 million was outstanding at April 30, 1998. In May 1998 the Company borrowed approximately $37.0 million secured by the two properties leased to AMC. These mortgages mature in the year 2018 with fixed interest rates of 7.4% and 7.5% respectively and are fully amortizing over the lease terms of 20 years.



    The Company anticipates that cash flow from operations will be adequate to meet the current cash requirements of its operating properties. The Company expects to meet its long-term liquidity requirements, such as property acquisitions and development, mortgage debt maturities, and other investment opportunities, through the most advantageous sources of capital available to the Company at the time, which may include the sale of common stock, preferred stock or debt securities through public offerings or private placements, entering into joint venture arrangements with financial partners, the incurrence of indebtedness through secured or unsecured borrowings and the reinvestment of proceeds from the disposition of assets.



    In June 1998, the Company funded the initial approximately $20.0 million of capital required to fund a joint venture, Millennia Car Wash, LLC which was formed to acquire car wash properties. See "BUSINESS AND PROPERTIES--Other Investments." The Company may also purchase additional assets and make such capital expenditures from time to time in the future. Any such expenditures will be contingent upon securing adequate funding on terms acceptable to the Company. The Company is not aware of any material unfavorable trends in either capital resources or the outlook for long-term cash generation.



RESULTS OF OPERATIONS FOR THE EXCEL LEGACY CORPORATION ASSET GROUP


    The results of operations for the Excel Legacy Corporation Asset Group are set forth below. See Excel Legacy Corporation Asset Group financial statements at pages F-7 through F-16.

COMPARISON OF THE YEAR ENDED JULY 31, 1997 TO THE YEAR ENDED JULY 31, 1996.

    There was no change in rental revenue between the years ended July 31, 1997 and 1996.

    INTEREST REVENUE for the year ended July 31, 1997 was approximately $1.5 million, an increase of 1435.0% over interest revenue of $95,000 for the year ended July 31, 1996. The increase is primarily attributable to additional loans made on the Los Arcos and First Street projects during the year.

    INTEREST EXPENSE for the year ended July 31, 1997 was approximately $2.9 million, a decrease of 6.0% over interest expense of approximately $3.1 million for the year ended July 31, 1996. The decrease is primarily attributable to recurring principal payments on the mortgages on those properties occupied by Wal-Mart and Lowe's.

    ADMINISTRATIVE EXPENSES for the year ended July 31, 1997 were $799,000, an increase of 42.0% over administrative expenses of $563,000 for the year ended July 31, 1996. The increase is primarily attributable to salary and wage expense.

    THE PROVISION FOR INCOME TAXES for the year ended July 31, 1997 was $729,000, an increase of 252.0% over income tax expense of $207,000 in the comparable period in 1996. The increase is attributable to the increase in income before taxes during the year.

COMPARISON OF THE YEAR ENDED JULY 31, 1996 TO THE YEAR ENDED JULY 31, 1995.

    RENTAL REVENUE for the year ended July 31, 1996 was approximately $4.9 million, a decrease of 16.0% over rental revenue of approximately $5.9 million for the year ended July 31, 1995. The decrease is attributable to the reclassification of the Scottsdale Galleria from real estate to real estate under development. As a result of the reclassification, costs to develop the property, net of incidental revenues earned, are capitalized to the basis of the property rather than recognized as revenue and expense.

    INTEREST REVENUE for the year ended July 31, 1996 was $95,000, an increase of 100.0% over interest revenue for the year ended July 31, 1995. The increase is attributable to the initiation of the Los Arcos and First Street notes receivable during the year.

    INTEREST EXPENSE for the year ended July 31, 1996 was approximately $3.1 million, a decrease of 3.0% over interest expense of approximately $3.2 million for the year ended July 31, 1995. The decrease is primarily attributable to recurring principal payments on the mortgages on those properties occupied by Wal-Mart and Lowe's.

    ADMINISTRATIVE EXPENSES for the year ended July 31, 1996 were $563,000, an increase of 3.0% over administrative expenses of $548,000 for the year ended July 31, 1995. The increase is primarily attributable to salary and wage expenses.


    THE PROVISION FOR INCOME TAXES for the year ended July 31, 1996 was $207,000, a decrease of 60.0% over income tax expense of $515,000 in the comparable period in 1995. The decrease is attributable to the decrease in income before taxes during the year.



RESULTS OF OPERATIONS FOR THE COMPANY



    The results of operations for the Company are as set forth below. The following discussion should be read in conjunction with the Financial Statements and the Notes thereto. As the Company was not formed until November 17, 1997, comparison results with 1997 are not provided. The results of operations for the period from inception to April 30, 1998 are the same as the results of operations for the three months ended April 30, 1998 as there were no operational results prior to January 31, 1998.

THREE MONTHS ENDED APRIL 30, 1998



    RENTAL REVENUE was $1.0 million during the period. Ten single tenant properties owned by the Company accounted for $0.4 million of rental revenue. Additionally, construction on two properties leased to AMC was completed on March 20, 1998 and April 3, 1998 and accounted for $0.5 million of revenue. The remaining $0.1 million of rental revenue was attributable to three properties located in Scottsdale, Arizona. The ten single tenant properties and three properties located in Scottsdale, Arizona were acquired on March 31, 1998 and reflect one month of operations.



    INTEREST REVENUE was $0.3 million and primarily related to interest earned on the Company's outstanding notes receivable which were acquired on March 31, 1998.



    INTEREST EXPENSE was $0.3 million and primarily related to the $36.3 million of mortgage debt outstanding at April 30, 1998 in addition to certain advances made by Excel which were repaid in April 1998. The mortgage debt was assumed on March 31, 1998.



    DEPRECIATION EXPENSE totaled $0.3 million and related to the $88.1 million of buildings and the $1.8 million of leasehold interests held by the Company at April 30, 1998.



    PROPERTY OPERATING EXPENSES were $0.1 million and primarily related to the three properties located in Scottsdale, Arizona.



    GENERAL AND ADMINISTRATIVE EXPENSES were $0.1 million in the three months ended April 30, 1998. The general and administrative expenses include certain costs charged to the Company in April 1998 by Excel pursuant to certain agreements providing for the sharing of certain facilities and services.



    THE PROVISION FOR INCOME TAXES was $0.2 million, all of which is current expense.

                            BUSINESS AND PROPERTIES


PROPERTIES


    ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACT, INCLUDED HEREIN THAT ADDRESS ACTIVITIES, EVENTS OR DEVELOPMENTS THAT THE COMPANY EXPECTS, BELIEVES OR ANTICIPATES WILL OR MAY OCCUR IN THE FUTURE, INCLUDING SUCH MATTERS AS EXPANSION AND OTHER DEVELOPMENT TRENDS OF THE REAL ESTATE INDUSTRY, BUSINESS STRATEGIES, EXPANSION AND GROWTH OF THE COMPANY'S OPERATIONS AND OTHER SUCH MATTERS ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE BASED ON CERTAIN ASSUMPTIONS AND ANALYSES MADE BY THE COMPANY IN LIGHT OF ITS EXPERIENCE AND ITS PERCEPTION OF HISTORICAL TRENDS, CURRENT CONDITIONS, EXPECTED FUTURE DEVELOPMENTS AND OTHER FACTORS IT BELIEVES ARE APPROPRIATE. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, INCLUDING GENERAL ECONOMIC AND BUSINESS CONDITIONS, THE BUSINESS OPPORTUNITIES THAT MAY BE PRESENTED TO AND PURSUED BY THE COMPANY, CHANGES IN LAWS OR REGULATIONS AND OTHER FACTORS, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. See "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."


    The table below sets forth certain pertinent information regarding the properties owned by the Company. All information is presented as of March 31, 1998, unless otherwise indicated.

                                                                     TOTAL       BASE
                                                          YEAR        GLA       RENTAL     RENT PER      LEASE
                                             TENANT      BUILT     (SQ. FT)     INCOME     SQ. FT.    EXPIRATION
                                            ---------    -----     ---------  ----------  ----------  -----------
Arizona
  Scottsdale Galleria.....................     (1)        (1)         (1)        (1)         (1)          (1)
  Scottsdale City Centre..................     (2)           1982     64,262  $1,087,190   $   16.15      (3)
  Scottsdale Towers (4)...................     (4)        (4)         (4)        (4)         (4)
  Brio Land...............................    Brio           1975      3,700     104,314       28.19         2002
  Grand Canyon............................     (5)        (5)         (5)        (5)         (5)          (5)
California
  Desert Fashion Plaza....................     (6)           1967    290,000     110,355        2.63      (7)
  Rancho Bernardo.........................     (8)        (8)         (8)        (8)         (8)          (8)
  San Diego...............................     (9)        (9)         (9)        (9)         (9)          (9)
Colorado
  Brighton................................  Wal-Mart         1992     94,220     343,021        3.64         2008
  Highlands Ranch.........................     AMC           1998    110,000   2,413,000       21.94         2018
  Telluride...............................    (10)        (10)       (10)        (10)        (10)        (10)
  Westminster.............................     AMC           1998    110,000   2,520,000       22.91         2018
Illinois
  Orland Hills............................  Wal-Mart         1992    114,513     824,075        7.20         2009
Indiana
  Decatur.................................  Wal-Mart         1992     72,200     324,200        4.49         2009
  Terre Haute.............................   Lowe's          1993    104,259     557,786        5.36         2013
  Wabash..................................  Wal-Mart         1992     93,465     374,604        4.01         2008
Michigan
  Big Rapids..............................  Wal-Mart         1992     91,440     337,628        3.69         2008
Ohio
  Middletown..............................   Lowe's          1993    126,400     650,000        5.14         2013
Pennsylvania
  Wyomissing..............................  Wal-Mart         1992    115,092     679,668        5.91         2008
Texas
  Temple..................................  Wal-Mart         1992    110,580     629,771        5.70         2008
Wisconsin
  Berlin..................................  Wal-Mart         1992     59,097     218,017        3.69         2009
Winnipeg, Canada
  Newport Centre..........................    (11)           1970    156,884     936,000        5.96     (12)
                                                                   ---------  ----------  ----------
    Total.................................                         1,716,112  $12,109,629  $    7.05
                                                                   ---------  ----------  ----------
                                                                   ---------  ----------  ----------

------------------------------

(1) Property is currently being redeveloped.

(2) Set forth below is a list of the tenants of the Scottsdale City Centre, in each case followed by their approximate annual rent and square footage of gross leasable area ("GLA"): Allied Waste Industries, Inc. ($96,000, 7,400 sq. ft.); American Airlines ($800, 450 sq. ft.); American Nortel Communications ($1,800, 1,150 sq. ft.); Arizona Subway Development ($2,400, 1,700 sq. ft.); BGNETLLC ($5,400, 3,500 sq. ft.); CIC Systems, Inc. ($1,700, 1,100 sq. ft.); CLS International Travel ($1,800, 1,400 sq. ft.); Commerce International ($6,300, 4,300 sq. ft.);
    Designlin Advertising Ltd. ($1,700, 1,500 sq. ft.); Duke Energy Trading & Marketing ($830, 480 sq. ft.); Grand Canyon Title Agency ($2,400, 1,700 sq. ft.); Greater Phoenix Enterprise ($4,400, 3,000 sq. ft.); Dr. Kevin Harris, D.D.S. ($2,200, 1,500 sq. ft.); Idea Man, Inc. ($3,700, 2,700 sq. ft.);
    Intercell Corporation ($6,100, 4,000 sq. ft.); Margrave, Celmins & Verber ($4,900, 3,800 sq. ft.); MBA Insurance Agency of Arizona, Inc. ($5,000, 3,300 sq. ft.); National Scientific Corporation ($3,300, 2,100 sq. ft.); Noranda Properties ($2,000, 1,500 sq. ft.); Powers Unlimited ($1,700, 950 sq. ft.); RAS Management, Inc. ($96,000, 6,800 sq. ft.); Shurwest, Inc. ($4,000, 2,800 sq. ft.); Sports Tour Classics, Inc. ($4,700, 3,000 sq. ft.);
    Trust Realty Advisors, Inc. (1,000, 600 sq. ft.); and VR Business Brokers/Roth & Associates, Inc. ($2,300, 1,600 sq. ft.).

(3) Lease terms average two years. Eight leases expire in 1998, representing approximately 13,500 square feet of GLA and approximately $214,000 in annual rental income. Three leases expire in 1999, representing approximately 13,500 square feet of GLA and approximately $190,000 in annual rental income. One lease expires in 2000, representing approximately 3,000 square feet of GLA and approximately $56,000 in annual rental income. Six leases expire in 2001, representing approximately 16,300 square feet of GLA and approximately $200,000 in annual rental income. One lease expires in 2002, representing approximately 3,300 square feet of GLA and approximately $60,000 in annual rental income. One lease expires in 2003, representing approximately 3,800 square feet of GLA and approximately $60,000 in annual rental income. As of March 31, 1998, 14,743 square feet of GLA representing 20% of total GLA in Desert Fashion Plaza was vacant.

(4) Property consists of 3.6 acres of land and is currently being redeveloped.

(5) Property consists of 6.5 acres of land and is currently being redeveloped.


(6) Property was purchased in May 1998 and information presented here is as of May 1998. Set forth below is a list of the tenants of Desert Fashion Plaza, in each case followed by their approximate annual rent and square footage of
    GLA: Saks Fifth Avenue ($167,400, 50,168 sq. ft.); The P'Nut Gallery ($12,000, 2,975 sq. ft.); Fun in the Sun Candy ($10,800, 671 sq. ft.); La
    Mariposa ($28,128, 1,172 sq. ft.); Ann Taylor ($52,563, 2,503 sq. ft.);
    Benjamin St. John ($6,000, 989 sq. ft.); Hyatt Regency Suites ($39,001, 2,889 sq. ft.); Don Vicent's ($36,000, 3,100 sq. ft.); Avalon Bay ($6,000,
    984 sq. ft.); Hamburger Hamlet ($145,075, 8,273 sq. ft.); California Pizza Kitchen ($118,072, 7,095 sq. ft.); Aussie Outfitters ($30,000, 2,179 sq.
    ft.); Sharper Image ($61,848, 3,438 sq. ft.); Ted Land Shoes ($34,740, 3,600
    sq. ft.); Savvy Shoes ($30,000, 3,110 sq. ft.); Dani C. ($18,000, 763 sq.
    ft.); Metropolitan Theatres ($702,000, 42,543 sq. ft.); BBI ($15,700, 785
    sq. ft.); Victoria's Secret ($16,947, 4,998 sq. ft.); The Alley ($32,000,
    5,894 sq. ft.); and Trilussa Restaurant ($82,368, 9,564 sq. ft.).


(7) Lease terms average eleven years. Eight leases expire in 1998, representing approximately 19,256 square feet of GLA and approximately $193,500 in annual rental income. One lease expires in 1999, representing approximately 3,438 square feet of GLA and approximately $61,848 in annual rental income. No leases expire in 2000. One lease expires in 2001, representing approximately 1,172 square feet of GLA and approximately $28,128 in annual rental income. Two leases expire in 2002, representing approximately 6,710 square feet of GLA and approximately $64,740 in annual rental income. As of May 28, 1998, 14,743 square feet of GLA representing 8% of total GLA in Desert Fashion Plaza was vacant.

(8) Property consists of 11.1 acres of land and is to be redeveloped commencing in September 1998.

(9) Property consists of two parcels of vacant land of 11.1 acres and 27,000 square feet, respectively. The Company is currently exploring development plans for the property.

(10) Property consists of 0.25 acres of land and is currently being redeveloped.

(11) Property was purchased in May 1998 and information is presented as of May 1998. Set forth below is a list of the tenants of Newport Centre, in each case followed by their approximate annual rent and square footage of GLA:
    Bank of Montreal ($102,509, 27,983 sq. ft.); Rich McJannet ($3,636, 606 sq. ft.); Guld Pullan ($1,362, 227 sq. ft.); Cantel ($95,241, 9,708 sq. ft.);
    Cadillac Fairview ($125,573, 5,581 sq. ft.); Telespectrum ($87,534, 10,943
    sq. ft.); Pullan, Guld Kamerloch ($28,359, 3,151 sq. ft.); Serge Radchuk ($3,934, 660 sq. ft.); Western Economic Diversity ($43,987, 5,526 sq. ft.);
    Viewcall ($30,000, 6,000 sq. ft.); MPIC ($90,868, 11,430 sq. ft.); Financial
    Collection ($25,541, 3,675 sq. ft.); Standard Life ($67,947, 6,177 sq. ft.);
    Enterprise Property Group ($49,406, 7,109 sq. ft.); Asia Pacific ($7,061, 1,545 sq. ft.); Canadian Liver Foundation ($38,024, 4,753 sq. ft.); Winnipeg Downtown ($12,672, 2,112 sq. ft.); MB Society of Seniors ($23,634, 4,297 sq.
    ft.); Southport Law Group ($14,010, 2,335 sq. ft.); El Coredo ($12,796, 1,551 sq. ft.); Aetna Health Management ($12,615, 1,682 sq. ft.); Dowhan & Dowhan ($10,568, 1,321 sq. ft.); Kravetsky, Hoeppner ($7,704, 994 sq. ft.);
    and Sunridge Storage ($2,925, 585 sq. ft.).

(12) Lease terms average four years. Nine leases expire in 1998, representing approximately 34,656 square feet of GLA and approximately $128,300 in annual rental income. Eight leases expire in 1999, representing approximately 25,224 square feet of GLA and approximately $187,585 in annual rental income. Nine leases expire in 2000, representing approximately 20,708 square feet of GLA and approximately $154,466 in annual rental income. Five leases expire in 2001, representing approximately 11,723 square feet of GLA and approximately $42,615 in annual rental income. Two leases expire in 2002, representing approximately 7,682 square feet of GLA and approximately $42,615 in annual rental income. As of May 28, 1998, 22,732 square feet of GLA representing 15% of total GLA in Newport Center was vacant.

SCOTTSDALE GALLERIA

    The Company acquired the Scottsdale Galleria (the "Scottsdale Galleria") from Excel in connection with the Spin-off. The Scottsdale Galleria is situated on approximately 6.3 acres and consists of (i) an enclosed shopping mall contained in two separate buildings, and (ii) a multi-level parking garage. The buildings and the parking garage are connected by a pedestrian bridge. The main building (the "Atrium") is a four level building with a transparent glass roof and has approximately 414,768 square feet of GLA. The smaller building contains the "5th Avenue Shops" and has approximately 105,713 square feet of GLA.

    The Scottsdale Galleria is located in the designated Waterfront Redevelopment District, a high priority project for the City of Scottsdale which will utilize the Arizona Canal as the main focal point with landscaped banks, benches, walkways, bridges and stores lining the canal banks similar to San Antonio's "Riverwalk." Other major points of interest in the area include the Center for Performing Arts, Scottsdale Civic Center, Scottsdale Memorial Hospital, Stetson Square, Scottsdale Fashion Square, Camelview Plaza and Scottsdale Stadium (spring training home to the San Francisco Giants and their affiliated Triple A farm club). The area is typified by single family residences, hotels, commercial and multi-family uses and is going through a growth and renovation cycle, of which the Waterfront Redevelopment District is an integral part, with the older retail uses being remodeled as well as new growth in the retail and apartment segments of the market. The City of Scottsdale has issued a request for proposals ("RFP") for the redevelopment of this area. Excel was granted the RFP and the right to redevelop this area, which was transferred to the Company along with the Scottsdale Galleria.

    Excel purchased the Scottsdale Galleria for approximately $11.0 million in connection with a foreclosure of the property. The estimated fair market value of the Scottsdale Galleria as of March 31, 1998 was approximately $25.0 million. The Scottsdale Galleria has been the subject of various development plans since the acquisition of the property, none of which has been financially feasible. In connection with these previous development activities, most of the existing tenant improvements and interior common area improvements were removed and sold. Therefore, the majority of the Scottsdale Galleria's interior will need to be re-improved in connection with any redevelopment of the property.

SCOTTSDALE CITY CENTRE

    The Company acquired the Scottsdale City Centre, a 64,262 square foot office building situated on approximately 2.5 acres in Scottsdale, Arizona (the "City Centre"), from EDV in connection with the Spin-off. The City Centre originally was purchased as an expansion site for the RFP associated with the Waterfront Redevelopment District and the Scottsdale Galleria.

    The purchase price for the City Centre was approximately $7.9 million of which approximately $5.3 was paid in cash. The Company has assumed a loan with approximately $2.6 million in outstanding principal (the "City Centre Loan"). The City Centre Loan bears interest at the rate of 8.125% per annum and matures in February 2006. Any prepayment during the fourth through eighth years of the City Centre Loan must be accompanied by a prepayment premium equal to a percentage of the amount being prepaid, which percentage equals 5.0% in the fourth year and decreases by 1.0% each year thereafter to a minimum 1.0% prepayment premium. No prepayment premium must be paid during the final three months of the loan. The Company also may prepay up to 10.0% (on a non-cumulative basis) of the outstanding principal balance of the loan each year on the due date of any monthly payment without incurring a prepayment premium. The City Centre Loan must be repaid if the City Centre is sold.

    The City Centre Loan is non-recourse and repayment of the loan by the Company is secured by a first mortgage on the City Centre and an assignment of the Company's rights in the leases in effect for the tenants of the City Centre.

SCOTTSDALE TOWERS

    The Company acquired approximately 3.6 acres of vacant land located in Scottsdale, Arizona (the "Scottsdale Towers") from EDV in connection with the Spin-off. EDV purchased the property in March 1998 for approximately $3.6 million as an expansion site for the RFP associated with the Waterfront Redevelopment District and the Scottsdale Galleria. The Scottsdale Towers are located in three sections, which are adjacent to the Scottsdale Galleria and the Brio Land.

BRIO LAND

    The Company acquired approximately 0.5 acres of land located in Scottsdale, Arizona (the "Brio Land") from EDV in connection with the Spin-off. EDV purchase the Brio Land in November 1997 as an expansion site for the RFP associated with the Waterfront Redevelopment District and the Scottsdale Galleria. The Brio Land currently contains a 3,700 square foot building which is leased to the Brio Restaurant. The Brio Restaurant's annual rent is approximately $104,000, under a lease that expires in May 2002. The seller originally entered into a purchase contract to sell the Brio Land to Emerald Equities, L.L.C. for approximately $1.6 million. EDV subsequently acquired Emerald Equities' interest in the purchase contract for $100,000. The total purchase price paid by EDV for the Brio Land thus totaled approximately $1.6 million, all of which was paid in cash.

GRAND CANYON PROPERTY


    The Company acquired a leasehold interest in approximately 6.5 acres of land located in Tusayan, Arizona at the entrance to Grand Canyon National Park on the South Rim (the "Grand Canyon Property") from Excel in connection with the Spin-off. Excel acquired the leasehold interest in November 1997 for approximately $1.8 million. In November 1997, the original lease was terminated and replaced with a new land lease (the "New Lease") with a term of 50 years and two-ten year renewal options. The New Lease encompasses both the Grand Canyon Property and an adjacent parcel consisting of approximately 3.5 acres currently owned by Red Feather Properties Limited Partnership. Red Feather Properties Limited Partnership and the Company have formed a joint venture, Grand Tusayan LLC, to enter into the New Lease and the Company invested a total of $8.7 million in joint venture in May and June, 1998. In July 1998, Grand Tusayan LLC completed construction of a 120-room hotel on the property. The Company holds 65% of the ownership interest in Grand Tusayan LLC and is entitled to a 12% preferred rate of return on any funds it directly invests in the joint venture.


DESERT FASHION PLAZA

    In May 1998, the Company acquired a 100% interest in Desert Fashion Plaza, L.L.C., a Delaware limited liability company which owns an urban mall located in Palm Springs, California (the "Desert Fashion Plaza") for a total purchase price of approximately $13.3 million. The Desert Fashion Plaza contains approximately 270,000 square feet of GLA and presently has two anchor tenant spaces, leased by Saks Fifth Avenue and I. Magnin, and approximately 80 small shop tenant spaces. The property was purchased as a redevelopment opportunity. The plans for the Desert Fashion Plaza include demolishing an 18,000 square foot vacant building on an outparcel and rebuilding a 12,000 square foot building which could be leased to a restaurant operator. The I. Magnin space, which is currently vacant (43,000 sq. ft.), will also be demolished and replaced with a movie theater. The Company intends to remodel the remainder of the mall into an open air entertainment/restaurant/retail center and expand it to approximately 315,000 square feet.

RANCHO BERNARDO, CALIFORNIA

    In March 1998, the Company purchased approximately 11.1 acres of land located in the community of Rancho Bernardo in San Diego, California for approximately $4.0 million. On approximately 8.0 acres of this site (which is the final piece of undeveloped land zoned for such use within this community), the

Company intends to construct and develop a build-to-suit research and development office complex for a single-user, hi-tech, electronics manufacturer. The Company intends to commence construction of the complex in September 1998. The complex is expected to include a single building containing approximately 100,000 square feet and to be constructed for a cost of approximately $11.8 million. The Company will retain the remaining approximately 3.0 acres for future development.

SAN DIEGO, CALIFORNIA

    The Company owns two parcels of vacant land located in San Diego, California (together the "San Diego Land"). The Company acquired approximately 27,000 square feet of vacant land from EDV in connection with the Spin-off. EDV purchased such property in February 1998 for approximately $1.8 million. In March 1998 the Company also acquired approximately 1.4 acres of vacant land for a total purchase price of $1.7 million. The Company is currently exploring development plans for the San Diego Land.

BRIGHTON, COLORADO

    The Company acquired a 94,220 square foot building situated on approximately
12.8 acres in Brighton, Colorado (the "Brighton Property") from Excel in connection with the Spin-off. Excel purchased the Brighton Property in December 1992.


    The Brighton Property is a single free-standing building occupied by Wal-Mart. Wal-Mart's annual rent is approximately $343,000, under a lease that expires in January 2008. Wal-Mart's lease is a triple net lease and all property taxes on the Brighton Property are paid by Wal-Mart. Wal-Mart has an option to extend the term of the lease for seven consecutive periods of five years each at an annual rent of approximately $200,000. During the option terms, in addition to the annual rent as described above, Wal-Mart will pay to the Company a percentage rent equal to 1.0% of the amount by which Wal-Mart's gross sales at the Brighton Property exceed $590 per square foot of the store building under roof.


    Wal-Mart has a right of first refusal to purchase the Brighton Property from the Company if the Company receives an "acceptable bona fide offer to buy" or if the Company offers to sell the property on the terms of such offer.

    The purchase price for the Brighton Property was approximately $3.6 million. Approximately $500,000 of the purchase price was paid in cash, and Excel assumed a loan with approximately $3.0 million in outstanding principal (the "Brighton Loan"), which was subsequently assumed by the Company. As part of the purchase price, Excel also issued shares of its common stock with an aggregate value of approximately $103,000. The Brighton Loan is self-amortizing, bears interest at the rate of 7.1595% per annum and matures in January 2008. The Brighton Loan is prepayable only in full and then only after April 10, 2000, and must be repaid if the Brighton Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment.

    The Brighton Loan is non-recourse and repayment of the loan by the Company is secured by a first mortgage on the Brighton Property and an assignment of the Company's rights in the Wal-Mart lease.

HIGHLANDS RANCH AND WESTMINSTER, COLORADO

    In January 1998, the Company acquired two properties currently under construction situated on approximately 43.6 acres in Highlands Ranch and Westminster, Colorado.


    The acquired properties consist of two 110,000 square foot 24 screen movie theaters, which were completed in March and April 1998. The Highlands Ranch theater contains 4,850 seats and the Westminster theater contains 5,100 seats. Both properties are occupied by AMC. The leases are guaranteed by AMC's parent corporation, AMC Entertainment, Inc. Each of the leases has a 20-year term. For the first ten years of the lease terms, AMC's annual rent is approximately $2.4 million for the Highlands Ranch theater and $2.5 million for the Westminster theater. For the eleventh through fifteenth years of the lease terms, AMC's annual rent is approximately $2.7 million for the Highlands Ranch theater and $2.8 million for the Westminster theater. For the final five years of the lease terms, AMC's annual rent is approximately $2.9 million for the Highlands Ranch theater and $3.0 million for the Westminster theater. The AMC leases are triple net leases and all property taxes on the Highlands Ranch and Westminster properties are paid by AMC. AMC has an option to extend the term of each lease for six consecutive periods of five years. The annual rent will increase by approximately $300,000 to $400,000 for each option term from approximately $3.2 million during the first option term to $5.2 million during the sixth option term for the Highlands Ranch theater and from approximately $3.4 million during the first option term to $5.4 million during the sixth option term for the Westminster theater.


    The aggregate purchase price and cost to complete construction of the theaters was approximately $50.0 million, which consisted of approximately $37.0 million in mortgage debt and approximately $13.0 million in cash.


TELLURIDE, COLORADO

    In January 1998, the Company acquired approximately 0.25 acres of land located at the base of Telluride mountain in Telluride Mountain Village Ski Resort in Telluride, Colorado for approximately $763,000. The Company intends to develop a "ski-in" condominium development comprised of 23 units on the property. The construction of the project will require a $6.0 million construction loan and is expected to be completed during the summer of 1999.

ORLAND HILLS, ILLINOIS

    The Company acquired a 114,513 square foot building situated on approximately 11.9 acres in Orland Hills, Illinois (the "Orland Hills Property") from Excel in connection with the Spin-off. Excel purchased the Orland Hills Property in March 1993.

    The Orland Hills Property is a single free-standing building occupied by Wal-Mart. Wal-Mart's annual rent is approximately $824,000, under a lease that expires in January 2009. Wal-Mart's lease is a triple net lease and all property taxes on the Orland Hills Property are paid by Wal-Mart. Wal-Mart has an option to extend the term of the lease for seven consecutive periods of five years each at an annual rent of approximately $490,000. During the option terms, in addition to the annual rent as described above, Wal-Mart will pay to the Company a percentage rent equal to 1.0% of the amount by which Wal-Mart's gross sales at the Orland Hills Property exceed $590 per square foot of the store building under roof.

    Wal-Mart has a right of first refusal to purchase the Orland Hills Property from the Company if the Company receives an "acceptable bona fide offer to buy" or if the Company offers to sell the property on the terms of such offer.

    The purchase price for the Orland Hills Property was $8.8 million. Approximately $1.2 million of the purchase price was paid in cash, and Excel assumed approximately $7.3 million in existing bond financing which was obtained through the sale of investment grade rated commercial mortgage pass-through certificates in a real estate mortgage investment conduit ("REMIC") (the "Orland Hills Loan"), which was subsequently assumed by the Company. As part of the purchase price, Excel also issued shares of its common stock with an aggregate value of approximately $300,000. The notes representing the Orland Hills Loan bear interest at different rates that equate to a weighted average interest rate of approximately 8.18% per annum. The Orland Hills Loan is self-amortizing and matures in January 2009. The Orland Hills Loan is prepayable only in full and must be repaid if the Orland Hills Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment, which will be no greater than 1.0% of the outstanding principal amount of the Orland Hills Loan at the time of prepayment.

    The Orland Hills Loan is non-recourse and repayment of the loan by the Company is secured by a first mortgage on the Orland Hills Property and an assignment of the Company's rights in the Wal-Mart lease.

DECATUR, INDIANA

    The Company acquired a 72,200 square foot building situated on approximately
11.4 acres in Decatur, Indiana (the "Decatur Property") from Excel in connection with the Spin-off. Excel purchased the Decatur Property in December 1992.

    The Decatur Property is a single free-standing building occupied by Wal-Mart. Wal-Mart's annual rent is approximately $324,000, under a lease that expires in January 2009. Wal-Mart's lease is a triple net lease and all property taxes on the Decatur Property are paid by Wal-Mart. Wal-Mart has an option to extend the term of the lease for seven consecutive periods of five years each at an annual rent of approximately $190,000. During the option terms, in addition to the annual rent as described above, Wal-Mart will pay to the Company a percentage rent equal to 1.0% of the amount by which Wal-Mart's gross sales at the Decatur Property exceed $590 per square foot of the store building under roof.

    Wal-Mart has a right of first refusal to purchase the Decatur Property from the Company if the Company receives an "acceptable bona fide offer to buy" or if the Company offers to sell the property on the terms of such offer.

    The purchase price for the Decatur Property was $3.4 million. Approximately $400,000 of the purchase price was paid in cash, and Excel assumed approximately $2.9 million in existing bond financing which was obtained through the sale of investment grade rated commercial mortgage pass-through certificates in a REMIC (the "Decatur Loan"), which was subsequently assumed by the Company. As part of the purchase price, Excel also issued shares of its common stock with an aggregate value of approximately $100,000. The notes representing the Decatur Loan bear interest at different rates that equate to a weighted average interest rate of approximately 8.18% per annum. The Decatur Loan is self-amortizing and matures in January 2009. The Decatur Loan is prepayable only in full and must be repaid if the Decatur Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment, which will be no greater than 1.0% of the outstanding principal amount of the Decatur Loan at the time of prepayment.

    The Decatur Loan is non-recourse and repayment of the loan by the Company is secured by a first mortgage on the Decatur Property and an assignment of the Company's rights in the Wal-Mart lease.

TERRE HAUTE, INDIANA

    The Company acquired a 104,259 square foot building situated on approximately 10.8 acres in Terre Haute, Indiana (the "Terre Haute Property") from Excel in connection with the Spin-off. Excel purchased the Terre Haute Property in June 1993.

    The Terre Haute Property is a single free-standing building occupied by Lowe's. Lowe's annual rent is approximately $557,000, under a lease that expires in January 2013. Lowe's lease is a triple net lease and all property taxes on the Terre Haute Property are paid by Lowe's. Lowe's has an option to extend the term of the lease for six consecutive periods of five years each. During the first two option terms, the annual rent will be approximately $586,000. During the third and fourth option terms, the annual rent will be approximately $615,000. During the final two option terms, the annual rent will be approximately $646,000. During the option terms, in addition to the annual rent as described above, Lowe's will pay to the Company a percentage rent equal to 1.0% of Lowe's gross sales at the Terre Haute Property between $55.8 million and $65.8 million and 0.5% of Lowe's gross sales at the Terre Haute Property in excess of $65.8 million. The percentages set forth above as well as the thresholds are subject to upward adjustment in accordance with any increases in rent during the option terms.

    The purchase price for the Terre Haute Property was approximately $5.3 million. Approximately $1.0 million of the purchase price was paid in cash, and Excel assumed a loan with approximately $4.0 million in outstanding principal (the "Terre Haute Loan"), which was subsequently assumed by the Company. As part of the purchase price, Excel also issued shares of its common stock with an aggregate value of approximately $300,000. The Terre Haute Loan bears interest at the rate of 8.75% per annum and matures in June 2003. The Terre Haute Loan must be repaid if the Terre Haute Property is sold. Any prepayment during the sixth through ninth years of the Terre Haute Loan must be accompanied by a prepayment premium equal to a percentage of the amount being prepaid, which percentage equals 5.0% in the sixth year and decreases by 1.0% each year thereafter. No prepayment premium must be paid during the final three months of the loan.

    The Terre Haute Loan is non-recourse and repayment of the loan by the Company is secured by a first mortgage on the Terre Haute Property and an assignment of the Company's rights in the Lowe's lease.

WABASH, INDIANA

    The Company acquired a 93,465 square foot building situated on approximately
10.9 acres in Wabash, Indiana (the "Wabash Property") from Excel in connection with the Spin-off. Excel purchased the Wabash Property in December 1992.

    The Wabash Property is a single free-standing building occupied by Wal-Mart. Wal-Mart's annual rent is approximately $375,000, under a lease that expires in January 2008. Wal-Mart's lease is a triple net lease and all property taxes on the Wabash Property are paid by Wal-Mart. Wal-Mart has an option to extend the term of the lease for seven consecutive periods of five years each at an annual rent of approximately $220,000. During the option terms, in addition to the annual rent as described above, Wal-Mart will pay to the Company a percentage rent equal to 1.0% of the amount by which Wal-Mart's gross sales at the Wabash Property exceed $590 per square foot of the store building under roof.

    Wal-Mart has a right of first refusal to purchase the Wabash Property from the Company if the Company receives an "acceptable bona fide offer to buy" or if the Company offers to sell the property on the terms of such offer.

    The purchase price for the Wabash Property was $3.9 million. Approximately $200,000 of the purchase price was paid in cash, and Excel assumed a loan with approximately $3.7 million in outstanding principal (the "Wabash Loan"), which was subsequently assumed by the Company. The Wabash Loan bears interest at the rate of 7.1595% per annum and matures in January 2008. The Wabash Loan is prepayable only in full and then only after April 10, 2000, and must be repaid if the Wabash Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment.

    The Wabash Loan is non-recourse and repayment of the loan by the Company is secured by a first mortgage on the Wabash Property and an assignment of the Company's rights in the Wal-Mart lease.

BIG RAPIDS, MICHIGAN

    The Company acquired a 91,440 square foot building situated on approximately
17.1 acres in Big Rapids, Michigan (the "Big Rapids Property") from Excel in connection with the Spin-off. Excel purchased the Big Rapids Property in December 1992.

    The Big Rapids Property is a single free-standing building occupied by Wal-Mart. Wal-Mart's annual rent is approximately $338,000, under a lease that expires in January 2008. Wal-Mart's lease is a triple net lease and all property taxes on the Big Rapids Property are paid by Wal-Mart. Wal-Mart has an option to extend the term of the lease for seven consecutive periods of five years each at an annual rent of approximately $200,000. During the option terms, in addition to the annual rent as described above, Wal-Mart will pay to the Company a percentage rent equal to 1.0% of the amount by which Wal-Mart's gross sales at the Big Rapids Property exceed $590 per square foot of the store building under roof.

    Wal-Mart has a right of first refusal to purchase the Big Rapids Property from the Company if the Company receives an "acceptable bona fide offer to buy" or if the Company offers to sell the property on the terms of such offer.

    The purchase price for the Big Rapids Property was approximately $3.5 million. The purchase price included no cash. Excel assumed a loan with approximately $3.4 million in outstanding principal (the "Big Rapids Loan"), which was subsequently assumed by the Company. As part of the purchase price, Excel also issued shares of its common stock with an aggregate value of approximately $100,000. The Big Rapids Loan bears interest at the rate of 7.1595% per annum and matures in January 2008. The Big Rapids Loan is prepayable only in full and then only after April 10, 2000, and must be repaid if the Big Rapids Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment.

    The Big Rapids Loan is non-recourse and repayment of the loan by the Company is secured by a first mortgage on the Big Rapids Property and an assignment of the Company's rights in the Wal-Mart lease.

MIDDLETOWN, OHIO

    The Company acquired a 126,400 square foot building situated on approximately 15.7 acres in Middletown, Ohio (the "Middletown Property") from Excel in connection with the Spin-off. Excel purchased the Middletown Property in February 1994.

    The Middletown Property is a single free-standing building occupied by Lowe's. Lowe's annual rent is approximately $650,000, under a lease that expires in January 2013. Lowe's lease is a triple net lease and all property taxes on the Middletown Property are paid by Lowe's. Lowe's has an option to extend the term of the lease for six consecutive periods of five years each. During the first two option terms, the annual rent will be approximately $715,000. During the third and fourth option terms, the annual rent will be approximately $750,000. During the final two option terms, the annual rent will be approximately $790,000. During the option terms, in addition to the annual rent as described above, Lowe's will pay to the Company a percentage rent equal to 1.0% of Lowe's gross sales at the Middletown Property between $65.0 million and $75.0 million and 0.5% of Lowe's gross sales at the Middletown Property in excess of $75.0 million. The percentages set forth above as well as the thresholds are subject to upward adjustment in accordance with any increases in rent during the option terms.

    The purchase price for the Middletown Property was approximately $6.2 million. Approximately $1.5 million of the purchase price was paid in cash, and Excel assumed a loan with approximately $4.4 million in outstanding principal (the "Middletown Loan"), which was subsequently assumed by the Company. As part of the purchase price, Excel also issued shares of its common stock with an aggregate value of approximately $300,000. The Middletown Loan bears interest at the rate of 7.625% per annum and matures in March 2014. The Middletown Loan is prepayable only in full and then only after April 1, 1999, and must be repaid if the Middletown Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment, which will be no greater than 1.0% of the outstanding principal amount of the Middletown Loan at the time of prepayment. No prepayment premium must be paid after July 2013.

    The Middletown Loan is non-recourse and repayment of the loan by the Company is secured by a first mortgage on the Middletown Property and an assignment of the Company's rights in the Lowe's lease.

WYOMISSING, PENNSYLVANIA

    The Company acquired a 115,092 square foot building situated on approximately 3.5 acres in Wyomissing, Pennsylvania (the "Wyomissing Property") from Excel in connection with the Spin-off. Excel purchased the Wyomissing Property in December 1992.

    The Wyomissing Property is a single free-standing building occupied by Wal-Mart. Wal-Mart's annual rent is approximately $680,000, under a lease that expires in January 2008. Wal-Mart's lease is a triple net lease and all property taxes on the Wyomissing Property are paid by Wal-Mart. Wal-Mart has an option to extend the term of the lease for seven consecutive periods of five years each at an annual rent of approximately $400,000. During the option terms, in addition to the annual rent as described above, Wal-Mart will pay to the Company a percentage rent equal to 1.0% of the amount by which Wal-Mart's gross sales at the Wyomissing Property exceed $590 per square foot of the store building under roof.

    Wal-Mart has a right of first refusal to purchase the Wyomissing Property from the Company if the Company receives an "acceptable bona fide offer to buy" or if the Company offers to sell the property on the terms of such offer.

    The purchase price for the Wyomissing Property was approximately $7.1 million. Approximately $100,000 of the purchase price was paid in cash, and Excel assumed a loan with approximately $6.8 million in outstanding principal (the "Wyomissing Loan"), which was subsequently assumed by the Company. As part of the purchase price, Excel also issued shares of its common stock with an aggregate value of approximately $200,000. The Wyomissing Loan bears interest at the rate of 7.9195% per annum and matures in January 2008. The Wyomissing Loan is prepayable only in full and then only after April 10, 2000, and must be repaid if the Wyomissing Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment.

    The Wyomissing Loan is non-recourse and repayment of the loan by the Company is secured by a first mortgage on the Wyomissing Property and an assignment of the Company's rights in the Wal-Mart lease.

TEMPLE, TEXAS

    The Company acquired a 110,580 square foot building situated on approximately 16.5 acres in Temple, Texas (the "Temple Property") from Excel in connection with the Spin-off. Excel purchased the Temple Property in December 1992.

    The Temple Property is a single free-standing building occupied by Wal-Mart. Wal-Mart's annual rent is approximately $630,000, under a lease that expires in January 2008. Wal-Mart's lease is a triple net lease and all property taxes on the Temple Property are paid by Wal-Mart. Wal-Mart has an option to extend the term of the lease for seven consecutive periods of five years each at an annual rent of approximately $370,000. During the option terms, in addition to the annual rent as described above, Wal-Mart will pay to the Company a percentage rent equal to 1.0% of the amount by which Wal-Mart's gross sales at the Temple Property exceed $590 per square foot of the store building under roof.

    Wal-Mart has a right of first refusal to purchase the Temple Property from the Company if the Company receives an "acceptable bona fide offer to buy" or if the Company offers to sell the property on the terms of such offer.

    The purchase price for the Temple Property was approximately $5.8 million. None of the purchase price was paid in cash. Excel assumed a loan with approximately $5.6 million in outstanding principal (the "Temple Loan"), which was subsequently assumed by the Company. As part of the purchase price, Excel also issued shares of its common stock with an aggregate value of approximately $200,000. The Temple Loan bears interest at the rate of 7.1595% per annum and matures in January 2008. The Temple Loan is prepayable only in full and then only after April 10, 2000, and must be repaid if the Temple Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment.

    The Temple Loan is non-recourse and repayment of the loan by the Company is secured by a first mortgage on the Temple Property and an assignment of the Company's rights in the Wal-Mart lease.

BERLIN, WISCONSIN

    The Company acquired a 59,097 square foot building situated on approximately
7.6 acres in Berlin, Wisconsin (the "Berlin Property") from Excel in connection with the Spin-off. Excel purchased the Berlin Property in December 1992.

    The Berlin Property is a single free-standing building occupied by Wal-Mart. Wal-Mart's annual rent is approximately $220,000, under a lease that expires in January 2009. Wal-Mart's lease is a triple net lease and all property taxes on the Berlin property are paid by Wal-Mart. Wal-Mart has an option to extend the term of the lease for seven consecutive periods of five years each at an annual rent of approximately $130,000. During the option terms, in addition to the annual rent as described above, Wal-Mart will pay to the Company a percentage rent equal to 1.0% of the amount by which Wal-Mart's gross sales at the Berlin Property exceed $590 per square foot of the store building under roof.

    Wal-Mart has a right of first refusal to purchase the Berlin Property from the Company if the Company receives an "acceptable bona fide offer to buy" or if the Company offers to sell the property on the terms of such offer.

    The purchase price for the Berlin Property was approximately $2.3 million. None of the purchase price was paid in cash. Excel assumed approximately $2.2 million in existing bond financing which was obtained through the sale of investment grade rated commercial mortgage pass-through certificates in a REMIC (the "Berlin Loan"), which was subsequently assumed by the Company. As part of the purchase price, Excel also issued shares of its common stock with an aggregate value of approximately $100,000. The notes representing the Berlin Loan bear interest at different rates that equate to a weighted average interest rate of approximately 8.18% per annum. The Berlin Loan is self-amortizing and matures in January 2009. The Berlin Loan is prepayable only in full and must be repaid if the Berlin Property is sold. Under certain circumstances, prepayment of the loan must be accompanied by a yield maintenance payment, which will be no greater than 1.0% of the outstanding principal amount of the Berlin Loan at the time of prepayment.

    The Berlin Loan is non-recourse and repayment of the loan by the Company is secured by a first mortgage on the Berlin Property and an assignment of the Company's rights in the Wal-Mart lease.

NEWPORT CENTRE


    In May 1998, the Company indirectly acquired a 50% interest in a 156,000 square foot, 17-story office building and a 2,500 square foot, two-story retail building (the "Newport Centre"). As of the date of the purchase, the net income of the property was approximately $637,000 with a vacancy of approximately 18%. The Company believes that certain of the leases in the Newport Centre are under market and that re-leasing may be successful at higher rates. The strategy for the Newport Centre is to take advantage of the tight real estate market in Winnipeg by increasing rental rates, leasing the vacant space and eventually selling the property.



    The Newport Centre was purchased for approximately $6.2 million by 3017977 Nova Scotia Company ("Nova Scotia Company"), a Nova Scotia unlimited liability company of which the Company has a 50% ownership interest. In connection with the purchase of the Newport Centre, the Company loaned $5.7 million to Nova Scotia Company (the "Newport Centre Loan") as an interim funding mechanism until the borrower obtains other financing. The Newport Centre Loan is non-recourse and repayment of the loan is secured by a first priority lien on the Newport Centre which the Company has agreed to subordinate to any acquisition financing obtained by Nova Scotia Company. The Newport Centre Loan was originated in May 1998 and matures on May 13, 1999. The Newport Centre Loan may be prepaid in whole or in part at any time. Until the maturity date, the borrower is to pay interest at the rate of 12% per annum.

    In connection with the Newport Centre Loan, Nova Scotia Company has provided the Company with an indemnification against any and all claims arising out of the presence of hazardous substances on the property.

NOTES RECEIVABLE

LOS ARCOS LOAN

    In connection with the Spin-off, the Company acquired from EDV a $22.8 million promissory note (the "Los Arcos Loan") payable by Los Arcos Development, LLC, the owner of a 700,000 square foot indoor regional mall located in Scottsdale, Arizona. The borrower intends to redevelop the property through the acquisition of adjoining parcels and the construction of certain improvements. The City of Scottsdale has issued an RFP for the redevelopment of this area. Los Arcos Development, LLC was granted the RFP and the right to redevelop this area. The note secures a three-year revolving line of credit. As of March 31, 1998, approximately $16.2 million was outstanding under the Los Arcos Loan, plus accrued interest of approximately $2.4 million. The Los Arcos Loan was originated in December 1996 and matures on the earlier of (i) the sale of the property and (ii) December 19, 2003. Interest on outstanding amounts under the Los Arcos Loan accrues at the rate of 12.0% per annum until December 19, 1998. From and after such date, all amounts outstanding and interest accrued thereon will accrue and be compounded annually. Accrued interest on the Los Arcos Loan becomes payable out of the property's net cash flow once the borrower's development of the property is completed. Interest not paid out of current net cash flow will continue to accrue.

    Until the maturity date, the Company is entitled to receive a "profits participation" equal to 50.0% of the net proceeds of any sale of the borrower's ownership interest in the property less any senior encumbrances, amounts due under the Los Arcos Loan and other costs and expenses incidental to the disposition of the property. Such proceeds will be adjusted upward for any net income from operations and downward for any net loss from operations during the term of the Los Arcos Loan.

    In connection with the Los Arcos Loan, the Company has the right of prior approval with respect to (i) the decision to purchase any adjacent parcels, (ii) leases in excess of 25,000 square feet, (iii) the final development plan for the property, (iv) decisions concerning major project financing, (v) the form of any subordination agreement affecting the Los Arcos Loan, and (vi) the development agreement with the City of Scottsdale.

    The Los Arcos Loan is non-recourse and repayment of the loan is secured by a first mortgage on the property, which mortgage may be subordinated to future lenders providing construction or interim financing in connection with the redevelopment or operation of the property. The Los Arcos Loan may be prepaid in whole or in part at any time and must be repaid if the property is sold.

    In connection with the Los Arcos Loan, the borrower has provided the Company with an indemnification against any and all claims arising out of the presence of hazardous substances on the property.

    The Company has an option to require the borrower to sell or refinance the property at any time from December 19, 2001 through June 19, 2002, and to be paid its profits participation out of the proceeds of such sale or refinancing.

FIRST STREET LOAN

    In connection with the Spin-off, the Company acquired from EDV a $4.8 million promissory note (the "First Street Loan") payable by First Street Investments Limited Partnership, the owner of a 120,000 square foot, eight story office building located in downtown Phoenix, Arizona. The note secures a three-year revolving line of credit. As of March 31, 1998, approximately $5.5 million was outstanding under the First Street Loan, including accrued interest of approximately $136,000. The First Street Loan was originated in May 1997 and matures on the earlier of (i) the sale of the property and (ii) May 28, 2004.

Until the maturity date, the borrower is to pay interest only on all amounts outstanding under the First Street Loan at the rate of 11.0% per annum. Interest not paid currently will accrue at the rate of 12.0% per annum until May 28, 1999. From and after such date, interest will accrue and be compounded annually.

    Until the maturity date, the Company is entitled to receive a "profits participation" equal to 50.0% of the net proceeds of any sale of the borrower's ownership interest in the property less any senior encumbrances, amounts due under the First Street Loan and other costs and expenses incidental to the disposition of the property. Such proceeds will be adjusted upward for any net income from operations and downward for any net loss from operations during the term of the First Street Loan.

    The First Street Loan is non-recourse and repayment of the loan is secured by a subordinated mortgage on the property. The First Street Loan may be prepaid in whole or in part at any time and must be repaid if the property is sold.

    In connection with the First Street Loan, the borrower has provided the Company with an indemnification against any and all claims arising out of the presence of hazardous substances on the property.

    The Company has an option to require the borrower to sell or refinance the property at any time from May 28, 2002 through November 28, 2002, and to be paid its profits participation out of the proceeds of such sale or refinancing.

GRAND CANYON LOAN

    In connection with the Spin-off, the Company acquired from EDV a $1.1 million promissory note (the "Grand Canyon Loan") payable by Fain Properties Limited Partnership, the owner of approximately 17 acres of undeveloped land located in Tusayan, Arizona on the South Rim of Grand Canyon National Park. The Grand Canyon Loan was originated in October 1995 and matures in September 1998. Until the maturity date, the borrower is to pay interest only at the rate of 7.0% per annum. In addition, upon the maturity, prepayment or acceleration of the Grand Canyon Loan, the borrower also must pay additional interest from October 1995 on the principal amount of the Grand Canyon Loan at the rate of 3.0% per annum. The Grand Canyon Loan is non-recourse and repayment of the loan is secured by a first mortgage on the property. The Grand Canyon Loan must be repaid if the property is sold. The borrower intends to use the proceeds from the Grand Canyon Loan to develop a hotel and a retail entertainment shopping center on the property, in which the Company would have a percentage ownership upon completion. As of March 31, 1998, accrued interest on the Grand Canyon Loan was approximately $163,000.

SEAPORT VILLAGE/HARBOR VENTURES LOAN

    In connection with the Spin-off, the Company acquired from EDV a $2.5 million promissory note (the "Seaport Village Loan") payable by Russell B. Geyser securing a revolving line of credit. As of March 31, 1998, approximately $266,000 was outstanding under the Seaport Village Loan. The Seaport Village Loan was originated in June 1997 and matures in December 1998, subject to extension at Mr. Geyser's option until June 1999, at which time the principal amount and all interest accrued thereon at the rate of 12.0% per annum will be due and payable. Until the maturity date, Mr. Geyser is not required to make any payments to the Company with respect to the Seaport Village Loan. All amounts advanced and outstanding under the Seaport Village Loan bear interest at the rate of 12.0% per annum. On June 5, 1998, all accrued but unpaid interest will be added to the principal amount outstanding under the loan as of that date.

    Funds drawn under the Seaport Village Loan may be used solely for earnest money deposits and option payments on projects approved by the Company as being of a type for which the Company would be willing to provide equity capital and for pre-development expenses in connection with the expansion of Seaport Village, a retail entertainment shopping center located on San Diego harbor in downtown San Diego, California.

    Repayment of the Seaport Village Loan is secured by Mr. Geyser's entire membership or partnership interest, as applicable, in certain joint venture entities, including Harbor Ventures, LLC, the joint venture entity through which Mr. Geyser is participating in the development of Seaport Village. Mr. Geyser has agreed to provide the Company with a security interest in any future joint venture entity in which Mr. Geyser has an interest where such entity receives capital by way of loan, equity investment or land lease from the Company or its affiliates. Mr. Geyser has agreed at all times to maintain combined fair market value equity in each entity in which the Company has a security interest equivalent to 1.5 dollars of equity for every one dollar advanced under the Seaport Village Loan. In the event the foregoing test is not satisfied at any time, Mr. Geyser must pledge additional collateral acceptable to the Company or repay a portion of the principal outstanding in order to regain compliance.

OTHER INVESTMENTS


    In April 1998, the Company invested $6.0 million in EnterCitement, LLC ("EnterCitement"), a theme park development company. EnterCitement owns approximately 510 acres of land in Indianapolis, Indiana, on which it plans to develop a theme park. The Company holds a 23.7% ownership interest in EnterCitement and an option to acquire an ownership interest of up to 55% in the aggregate.



    In June 1998, the Company organized Millennia Car Wash, LLC ("Millennia"), a full-service car wash company, and capitalized it with approximately $20.0 million. In June 1998, Millennia acquired substantially all of the assets of two car wash companies operating facilities in the Phoenix, Arizona metropolitan area for an aggregate purchase price of approximately $20.0 million. As part of the acquisitions, Millennia acquired either equity, leasehold, or profit participation interests in ten car wash properties. The Company holds 100% of the ownership interest in Millennia.


PRINCIPAL TENANTS

    As of March 31, 1998, AMC was the Company's largest tenant, representing approximately 45.2% of the Company's total revenue (approximately 17.4% of its GLA) as of such date. AMC's parent corporation, AMC Entertainment, Inc., has guaranteed the leases on the Highlands Ranch and Westminster properties under which AMC is the tenant, which guarantee will remain in place for the full term of such leases. AMC Entertainment, Inc. is a motion picture exhibitor and operates approximately 230 theaters (containing approximately 1,960 screens) primarily in California, Florida, Michigan, Missouri, Pennsylvania and Texas. AMC Entertainment, Inc. also owns theaters in Japan and Portugal. AMC Entertainment, Inc. is listed on the American Stock Exchange.

    As of March 31, 1998, Wal-Mart was the Company's second largest tenant, representing approximately 34.2% of the Company's total revenue (approximately 59.3% of its GLA) as of such date. Wal-Mart is the nation's largest retailer and operates approximately 2,000 discount department stores and over 400 warehouse clubs. Wal-Mart is listed on the New York Stock Exchange and, as of December 1997, had credit ratings of AA from Standard & Poor's Corporation ("Standard & Poor's") and Aa1-Aa2 from Moody's Investors Service, Inc. ("Moody's").

    As of March 31, 1998, Lowe's was the Company's third largest tenant, representing approximately 11.1% of the Company's total revenue (approximately 18.2% of its GLA) as of such date. Lowe's is owned by Lowe's Companies, Inc., the nation's second largest home improvement retailer with over 400 stores. Lowe's Companies, Inc. is listed on the New York Stock Exchange and, as of December 1997, had credit ratings of A and A2 from Standard & Poor's and Moody's, respectively. See "RISK FACTORS--Reliance on Major Tenants."

    AMC Entertainment, Inc., Wal-Mart and Lowe's are publicly-traded companies subject to the reporting requirements of the Exchange Act, and financial and other information regarding these companies is on file with the Commission.

EMPLOYEES

    As of March 31, 1998, the Company had approximately 17 employees, approximately 15 of whom were shared with Excel. The shared employees are compensated by the Company and Excel on a pro rata basis for time spent on their respective affairs. The Company pays its pro rata share of such employees' salaries to Excel and Excel pays the employees their regular salaries. See "RELATIONSHIP BETWEEN THE COMPANY AND EXCEL--Administrative Services Agreement." The Company believes that its future prospects will depend, in part, on its ability to continue to attract and retain skilled management personnel.

CORPORATE HEADQUARTERS

    The Company's principal corporate office is located at 16955 Via Del Campo, Suite 100, San Diego, California 92127. The Company leases the space from Excel at current market rates. The Company believes that these facilities are adequate to meet its current needs and that suitable additional or alternative space will be available on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

    The Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business which, in the opinion of the Company's management, are not individually or in the aggregate material to its business.

                                   MANAGEMENT

BOARD OF DIRECTORS

    The Company's Board of Directors is comprised of seven directors: Gary B. Sabin, Richard B. Muir, Kelly D. Burt, John H. Wilmot, Robert E. Parsons, Jr., Richard J. Nordlund and Robert S. Talbott. Such directors will serve until the next Annual Meeting of Stockholders of the Company and until their respective successors have been duly elected and qualified.

    The table below indicates the name, position with the Company and age of each director.

NAME                                           POSITION WITH THE COMPANY                      AGE
-----------------------------  ---------------------------------------------------------      ---
Gary B. Sabin................  Chairman, President and Chief Executive Officer                    44

Richard B. Muir..............  Director, Executive Vice President and Secretary                   42

Kelly D. Burt................  Director, Executive Vice President--Development                    41

John H. Wilmot...............  Director                                                           55

Robert E. Parsons, Jr........  Director                                                           42

Richard J. Nordlund..........  Director                                                           53

Robert S. Talbott............  Director                                                           44

    GARY B. SABIN has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its formation. Mr. Sabin also has served as Chairman, President and Chief Executive Officer of Excel since January 1989 and of EDV and Excel Interfinancial Corporation ("EIC") since their formation. Mr. Sabin has served as Chief Executive Officer of various companies since his founding of Excel's predecessor company and its affiliates starting in 1977. He has been active for 20 years in diverse aspects of the real estate industry, including the evaluation and negotiation of real estate acquisitions, management, financing and dispositions.

    RICHARD B. MUIR has served as Director, Executive Vice President and Secretary of the Company since its formation and of Excel since January 1989. Mr. Muir also has served as Executive Vice President of EDV since its formation. Mr. Muir has served as an officer and director for various affiliates of Excel since 1978, primarily in administrative and executive capacities, including direct involvement in and supervision of asset acquisitions, management, financing and dispositions.


    KELLY D. BURT has served as a Director and Executive Vice President of the Company since May 1998. From 1992 to May 1998, Mr. Burt was President and founder of TenantFirst Real Estate Services, Inc. ("TenantFirst"), a real estate development company in San Diego, California that was acquired by the Company in May 1998. From 1984 to 1992, Mr. Burt was an Industrial/Office Partner at the San Diego division of Trammel Crow Company, a real estate development company headquartered in Dallas, Texas.


    JOHN H. WILMOT has served as a Director of the Company since its formation and of Excel since 1989. Mr. Wilmot, individually and through his wholly-owned corporations, develops and manages real property, primarily in the Phoenix/Scottsdale area, and has been active in such business since prior to 1989.

    ROBERT E. PARSONS, JR. has served as a Director of the Company since its formation and of Excel since January 1989. Mr. Parsons is presently Executive Vice President and Chief Financial Officer of Host Marriott Corporation, a company he joined in 1981. He also serves as a Director and officer of several Host Marriott subsidiaries, and as a Director of Merrill Financial Corporation, a privately-held real estate company.

    RICHARD J. NORDLUND has served as a Director of the Company since its formation and as President of RJN Management, a real estate firm in Santa Barbara, California, for the past 10 years. From 1978 through 1988, Mr. Nordlund served as President of First Corporate Services, an investment banking firm in Minneapolis, Minnesota. He is also associated with Miller & Schroeder Financial, Inc. and is a Director of College Enterprises, Inc. Mr. Nordlund's business experience includes 28 years in the investment banking and mortgage banking industries.

    ROBERT S. TALBOTT has served as a Director of the Company since its formation. Mr. Talbott is an attorney and has served as President of Holrob Investments, LLC, a company engaged in the acquisition, development, management and leasing of real property, since 1997. From 1985 through 1997, Mr. Talbott served as General Counsel for Horne Properties, Inc., where he was involved in the acquisition and development of over 100 shopping centers. He also serves as a member of the Public Building Authority of Knoxville, Tennessee, as a member of the Knoxville Industrial Development Board, as a Director of the Knoxville Chamber of Commerce and as Chairman of the St. Mary's Foundation.

COMMITTEES OF THE BOARD OF DIRECTORS

    AUDIT COMMITTEE. The Audit Committee consists of Messrs. Nordlund, Parsons and Talbott. The Audit Committee reviews the annual audits of the Company's independent public accountants, reviews and evaluates internal accounting controls, recommends the selection of the Company's independent public accountants, reviews and passes upon (or ratifies) related party transactions, and conducts such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants.

    COMPENSATION COMMITTEE. The Compensation Committee consists of Messrs. Nordlund, Talbott and Wilmot. The Compensation Committee reviews salaries, bonuses and stock options of senior officers of the Company, and administers the Company's executive compensation policies and stock option plans.

    EXECUTIVE COMMITTEE. The Executive Committee consists of Messrs. Sabin, Muir and Wilmot. The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company, except as provided in the Delaware General Corporation Law (the "DGCL") or the Company Bylaws.

COMPENSATION OF THE BOARD OF DIRECTORS

    Each non-employee director of the Company receives $6,000 per year for serving on the Board of Directors and an additional $500 for each meeting attended (other than committee meetings). An additional $4,000 is paid to any non-employee director who serves on the Executive Committee. Each director is eligible to receive stock options pursuant to the Legacy Stock Option Plan.

    Directors also receive reimbursement for travel expenses incurred in connection with their duties as directors.

EXECUTIVE OFFICERS

    Set forth below are the names, positions and ages of the executive officers of the Company:

NAME                                                       POSITION WITH THE COMPANY                             AGE
-----------------------------------  ----------------------------------------------------------------------      ---
Gary B. Sabin......................  Chairman, President and Chief Executive Officer                                 44

Richard B. Muir....................  Director, Executive Vice President and Secretary                                42

Kelly D. Burt......................  Director, Executive Vice President--Development                                 41

Graham R. Bullick, Ph.D............  Senior Vice President--Capital Markets                                          47

Ronald H. Sabin....................  Senior Vice President--Asset Management                                         47

David A. Lund......................  Chief Financial Officer                                                         46

S. Eric Ottesen....................  Senior Vice President, General Counsel and Assistant Secretary                  42

Mark T. Burton.....................  Senior Vice President--Acquisitions                                             38

    GARY B. SABIN has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its formation. Mr. Sabin also has served as Chairman, President and Chief Executive Officer of Excel since January 1989 and of EDV and EIC since their formation. For a more detailed discussion of Mr. Sabin's business experience, see "--Board of Directors."

    RICHARD B. MUIR has served as Director, Executive Vice President and Secretary of the Company since its formation and of Excel since January 1989. For a more detailed discussion of Mr. Muir's business experience, see "--Board of Directors."


    KELLY D. BURT has served as Director and Executive Vice
President--Development of the Company since May 1998. From 1992 to May 1998, Mr. Burt was President and founder of TenantFirst. For a more detailed discussion of Mr. Burt's business experience, see "--Board of Directors."


    GRAHAM R. BULLICK, PH.D. has served as Senior Vice President--Capital Markets of the Company since its formation and of Excel since January 1991. Previously, Dr. Bullick was associated with Excel as a Director from 1991 to 1992. From 1985 to 1991, Dr. Bullick served as Vice President and Chief Operations Officer for a real estate investment firm, where his responsibilities included acquisition and financing of investment real estate projects.

    RONALD H. SABIN has served as Senior Vice President--Asset Management of the Company since its formation and of Excel since January 1989. Mr. Sabin has served as an officer or otherwise been employed by affiliates of Excel since 1979, primarily providing property management services. Mr. Sabin has supervised the management of Excel's properties for 15 years and is a licensed real estate broker and a licensed property and casualty insurance agent. Ronald Sabin is the brother of Gary Sabin.

    DAVID A. LUND has served as Chief Financial Officer of the Company since its formation and of Excel since 1994 and as a Vice President of Excel since 1988. Mr. Lund has served as an officer and director of certain affiliates of Excel since 1983. Prior to 1983, Mr. Lund was a partner in a public accounting firm. Mr. Lund is a Certified Public Accountant.

    S. ERIC OTTESEN has served as Senior Vice President, General Counsel and Assistant Secretary of the Company since its formation and of Excel since September 1996. Mr. Otteson has served as Senior Vice President of Excel since October 1995 and as General Counsel of Excel since January 1995. From 1987 to 1995, Mr. Ottesen was a senior partner in a San Diego law firm.

    MARK T. BURTON has served as Senior Vice President--Acquisitions of the Company since its formation and of Excel since October 1995. Mr. Burton served as a Vice President of Excel since January 1989 to October 1995. Mr. Burton has been associated with Excel and its affiliates since 1983, primarily in the evaluation and selection of property acquisitions.

EXECUTIVE OFFICER COMPENSATION

    The Company was recently formed. Other than Mr. Burt, who is the only executive officer of the Company not affiliated with Excel, none of the Company's executive officers has received compensation (other than in the form of option grants under the Legacy Stock Option Plan) from or on behalf of the Company since its formation. The Company has no employment agreements with any person and does not presently anticipate paying a salary or other compensation to any executive officer (other than Mr. Burt) for his services in such capacity, although options will be granted to the executive officers. See "--Legacy Stock Option Plan." The Company may in the future consider paying a salary or other compensation to executive officers who are shared with Excel on the basis of an allocation of their salary from Excel. See "RELATIONSHIP BETWEEN LEGACY AND EXCEL--Administrative Services Agreement."

    OPTION GRANTS. The following table provides certain information concerning the stock options which the Company has granted to its executive officers. The Company has not granted any stock appreciation rights.

                                                                                                       POTENTIAL REALIZABLE
                                                                INDIVIDUAL GRANTS                            VALUE AT
                                             --------------------------------------------------------  ASSUMED ANNUAL RATES
                                              NUMBER OF                                                      OF STOCK
                                             SECURITIES    % OF TOTAL                                   PRICE APPRECIATION
                                             UNDERLYING      OPTIONS      EXERCISE OR                   FOR OPTION TERM(1)
                                               OPTIONS     GRANTED TO     BASE PRICE     EXPIRATION    ---------------------
NAME                                           GRANTED      EMPLOYEES      PER SHARE        DATE         5.0%       10.0%
-------------------------------------------  -----------  -------------  -------------  -------------  ---------  ----------
Gary B. Sabin..............................     800,000          23.5%           (2)            (3)       --      $  480,913
Richard B. Muir............................     800,000          23.5            (2)            (3)       --         480,913
Kelly D. Burt..............................     300,000           8.8            (2)            (3)       --         180,342
Graham R. Bullick..........................     300,000           8.8            (2)            (3)       --         180,342
Ronald H. Sabin............................     300,000           8.8            (2)            (3)       --         180,342
David A. Lund..............................     300,000           8.8            (2)            (3)       --         180,342
S. Eric Ottesen............................     300,000           8.8            (2)            (3)       --         180,342
Mark T. Burton.............................     300,000           8.8            (2)            (3)       --         180,342

------------------------

(1) These amounts represent assumed rates of appreciation in the price of the Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations (assuming the per share market value as of the date of grant equaled the estimated book value per share of $2.39 as of such date). Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

(2) One-half of the options have an exercise price of $5.00 per share, and the other half of the options have an exercise price of $10.00 per share.

(3) The options will vest in five equal installments commencing on the first anniversary of the date of grant, and will expire on the tenth anniversary of the date of grant.

LEGACY STOCK OPTION PLAN

    In March 1998, the Company adopted the Legacy Stock Option Plan. The principal purposes of the Legacy Stock Option Plan are to provide incentives for officers, employees and consultants of the Company and its subsidiaries through the granting of options ("Options"), thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's employ. In addition to Options granted to officers, employees and consultants, the Legacy Stock Option Plan provides for formula grants of Options ("Director Options") to the Company's directors.

    Under the Legacy Stock Option Plan, not more than 5,250,380 shares of Common Stock (or the equivalent in other equity securities) will be authorized for issuance upon the exercise of Options. Furthermore, the maximum number of shares which may be subject to Options granted under the Legacy Stock Option Plan to any individual in any calendar year may not exceed 525,000.

    The Compensation Committee of the Board of Directors (the "Committee") administers the Legacy Stock Option Plan with respect to grants to employees or consultants of the Company and the full Board of Directors administers the Legacy Stock Option Plan with respect to Director Options. The Committee consists of at least two members of the Board of Directors, each of whom is a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act ("Rule 16b-3") and, with respect to Options which are intended to constitute performance-based compensation under Section 162(m) of the Code, an "outside director" for purposes of Section 162(m) of the Code. Subject to the terms and conditions of the Legacy Stock Option Plan, the Board of Directors or the Committee has the authority to select the persons to whom Options are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Legacy Stock Option Plan. Similarly, the Board of Directors has discretion to determine the terms and conditions of Director Options and to interpret and administer the Legacy Stock Option Plan with respect to Director Options. The Committee (and the Board of Directors) are also authorized to adopt, amend and rescind rules relating to the administration of the Legacy Stock Option Plan.

    Options under the Legacy Stock Option Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries. Such Options also may be granted to consultants of the Company selected by the Board of Directors or the Committee for participation in the Legacy Stock Option Plan. Non-employee directors of the Company will be granted NQSOs (as hereinafter defined) pursuant to the formula grant provisions of the Legacy Stock Option Plan.

    Nonqualified Stock Options ("NQSOs") granted under the Legacy Stock Option Plan provide for the right to purchase Common Stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Code, may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable (in the discretion of the Board of Directors or the Committee) in one or more installments after the grant date, subject to the participant's continued employment with the Company and/or subject to the satisfaction of individual or Company performance targets established by the Board of Directors or the Committee. NQSOs may be granted for any term specified by the Board of Directors or the Committee.

    Incentive Stock Options ("ISOs") granted under the Legacy Stock Option Plan are designed to comply with the provisions of the Code and are subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Common Stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee's termination of employment, and must be exercised within ten years after the date of grant. ISOs may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10.0% of the total combined voting power of all classes of stock of the Company, the Legacy Stock Option Plan provides that the exercise price must be at least 110.0% of the fair market value of a share of Common Stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of grant.

    On March 31, 1998, the Company issued Options to acquire an aggregate of 3,100,000 shares of Common Stock to its executive officers (other than Mr. Burt, who was not hired until May 1998) under the

Legacy Stock Option Plan, 50.0% of which have an exercise price of $5.00 per share and 50.0% of which have an exercise price of $10.00 per share. The Options will become exercisable in five equal annual installments commencing on the first anniversary of the date of grant. In May 1998, the Company issued options to purchase 300,000 shares of Common Stock to Mr. Burt on the same terms.

INDEMNIFICATION AGREEMENTS

    The Company has entered into indemnification agreements with its directors and executive officers (each, an "Indemnified Person"). An Indemnified Person is specifically indemnified and held harmless under such agreements for costs and expenses, including without limitation, damages, judgments, amounts paid in settlement, reasonable costs of investigation, reasonable attorneys' fees, costs of investigative, judicial or administrative proceedings or appeals, costs or attachment of similar bonds, fines, penalties, and excise taxes assessed with respect to employee benefit plans actually and reasonably incurred in connection with a threatened, pending or completed claim, action, suit or proceeding by reason of the fact that (i) he is or was a director, officer, employee and/or agent of the Company, or (ii) he is or was serving as a director, officer, employee, trustee and/or agent of another corporation or entity at the request of the Company. To qualify for indemnification, the claim must not be (i) based solely upon an Indemnified Person's gaining in fact any personal profit or advantage to which he was not legally entitled, (ii) an accounting for profits made from the purchase or sale of securities pursuant to Section 16(b) of the Exchange Act, or (iii) based solely upon knowingly fraudulent, deliberately dishonest, or willful misconduct on the part of the Indemnified Person. The Company will indemnify the Indemnified Person to the extent that (i) the Indemnified Person gives the Company prompt written notice of any claim, (ii) expenses have not been advanced pursuant to Article Eighth of the Company Certificate, (iii) the Indemnified Person has not already received payment pursuant to collectible insurance policies, and (iv) indemnification is not unlawful.

    Under such indemnification agreements, the Company will advance costs and expenses incurred by the Indemnified Person in advance of the final disposition of an action, suit or proceeding if he undertakes to repay amounts advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company. The Company will advance costs and expenses related to defending or investigating an action, suit or proceeding unless a determination is made that (i) the Indemnified Person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, (ii) the Indemnified Person intentionally breached his duty to the Company or its stockholders, or (iii) with respect to any criminal action or proceeding, the Indemnified Person had reasonable cause to believe his conduct was unlawful. Such determination will be made by a majority vote of a quorum of the Board of Directors consisting of directors not a party to the suit, action or proceeding, by a written opinion of independent legal counsel, by the stockholders or by a final, nonappealable adjudication in a court of competent jurisdiction. If the Company advances costs and expenses of any action, suit or proceeding, the Company reserves the right to assume the defense of such action, suit or proceeding upon written notice to the Indemnified Person of its intention to do so. After delivery of such notice, the Company shall not be liable for any costs or expenses incurred by the Indemnified Person in retaining separate counsel unless (i) the employment of separate counsel was previously authorized by the Company, (ii) the Indemnified Person reasonably concludes that joint representation would entail a conflict of interest, or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such action, suit or proceeding. The indemnification provisions and provisions for advancing expenses in such agreements are expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to the DGCL, the Company Certificate and the Company Bylaws. See "CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY'S CHARTER AND BYLAWS--Limitation of Liability and Indemnification."

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth the number of shares of Common Stock and Series A Preferred Stock (collectively, the "Voting Stock") beneficially owned as of August 11, 1998 by (i) the executive officers and directors of the Company, (ii) all of the Company's executive officers and directors as a group, and (iii) all other stockholders known by the Company to beneficially own more than 5.0% of the Common Stock or Series A Preferred Stock. Except as otherwise indicated, each individual named has a business address of 16955 Via Del Campo, Suite 100, San Diego, California 92127, and has sole investment and voting power with respect to the securities shown.



                                               NUMBER OF SHARES     NUMBER OF SHARES
                                                OF COMMON STOCK       OF SERIES A
                                                 BENEFICIALLY       PREFERRED STOCK              PERCENT
NAME                                                 OWNED         BENEFICIALLY OWNED      BENEFICIALLY OWNED
---------------------------------------------  -----------------  --------------------  -------------------------
Gary B. Sabin(1).............................       3,865,972              --            11.6% of Common Stock
                                                                                          7.1% of Voting Stock

Ronald H. Sabin..............................       1,086,870              --             3.2% of Common Stock
                                                                                          2.0% of Voting Stock

Richard B. Muir..............................       1,086,081              --             3.2% of Common Stock
                                                                                          2.0% of Voting Stock

David A. Lund................................       1,021,750              --             3.1% of Common Stock
                                                                                          1.9% of Voting Stock

Mark T. Burton...............................       1,018,300              --             3.0% of Common Stock
                                                                                          1.9% of Voting Stock

Graham R. Bullick............................       1,006,605              --             3.0% of Common Stock
                                                                                          1.8% of Voting Stock

S. Eric Ottesen..............................       1,000,556              --             3.0% of Common Stock
                                                                                          1.8% of Voting Stock

Kelly D. Burt................................         850,000              --             2.5% of Common Stock
                                                                                          1.6% of Voting Stock

John H. Wilmot(2)............................          91,929              --             0.3% of Common Stock
                                                                                          0.2% of Voting Stock

Robert E. Parsons, Jr.(3)....................           4,796              --             0.0% of Common Stock
                                                                                          0.0% of Voting Stock

Richard J. Nordlund(4).......................         --                   --             0.0% of Common Stock
                                                                                          0.0% of Voting Stock

Robert S. Talbott(5).........................         --                   --             0.0% of Common Stock
                                                                                          0.0% of Voting Stock
Officers and Directors as a group
  (12 persons)...............................      11,032,859              --            33.0% of Common Stock
                                                                                         20.2% of Voting Stock

Fidelity Management Company(6)...............       2,715,790              --             8.1% of Common Stock
                                                                                          5.0% of Voting Stock

Longleaf Partners Realty Fund(7).............       2,280,000           14,600,000        6.8% of Common Stock
                                                                                         30.8% of Voting Stock

BancBoston Capital Inc.(8)...................         --                 2,681,000        0.0% of Common Stock
                                                                                          4.9% of Voting Stock
The Northwestern Mutual Life Insurance
  Company(9).................................         --                 2,000,000        0.0% of Common Stock
                                                                                          3.7% of Voting Stock

Allstate Insurance Company(10)...............         --                 2,000,000        0.0% of Common Stock
                                                                                          3.7% of Voting Stock


------------------------

(1) Includes shares of Common Stock held by EIC, of which Gary Sabin is the controlling stockholder.

(2) Mr. Wilmot's business address is 4455 E. Camelback Rd., Phoenix, Arizona 85018.

(3) Mr. Parson's business address is Host Marriott Corporation, 10400 Fernwood Road, Washington, D.C. 20058.

(4) Mr. Nordlund's business address is 817 Hot Springs Road, Santa Barbara, California 93108-1108.

(5) Mr. Talbott's business address is 530 South Gay Street, Knoxville, Tennessee 37902.

(6) Fidelity is a group of funds of which no single fund owns more than 5.0% of the Common Stock. Fidelity's business address is 82 Devonshire Street, Boston, Massachusetts 02109.

(7) Longleaf Partners Realty Fund's business address is c/o Southeastern Asset Management, Inc., 6410 Poplar Avenue, 9th Floor, Memphis, Tennessee 38119.

(8) BancBoston Capital Inc.'s business address is 100 Federal Street, Boston, Massachusetts 02110. For a discussion of the relationship between the Company and an affiliate of BancBoston Capital Inc., see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Private Placements."

(9) The Northwestern Mutual Life Insurance Company's business address is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

(10) Allstate Insurance Company's business address is Allstate Plaza, 3075 Sanders Road, Suite G5B, Northbrook, Illinois 60062-7127.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTERESTS RELATING TO EXCEL

    Excel was the sole stockholder of the Company prior to the Spin-off. In connection with the Spin-off, Excel and EDV transferred to the Company certain real properties, notes receivable and related assets and liabilities held by Excel and EDV. As consideration for such asset transfers, the Company issued to Excel (i) 23,412,580 shares of Common Stock in order to effect the Spin-off, and
(ii) a promissory note payable to Excel in the amount of approximately $26.4 million. Such note bore interest at the rate of 12.0% per annum, was scheduled to mature in March 2003 and was a non-recourse obligation secured by a first mortgage on the Scottsdale Galleria. The note was repaid by the Company in April 1998. In addition, in connection with such asset transfers, Excel canceled certain indebtedness of EDV held by Excel in the amount of approximately $38.1 million.

    The Intercompany Agreement between the Company and Excel sets forth the basis on which the Company and Excel provide each other with rights to participate in certain transactions. See "RELATIONSHIP BETWEEN THE COMPANY AND EXCEL--Intercompany Agreement" and "THE EXCEL MERGER."

PRIVATE PLACEMENTS

    Upon consummation of the Spin-off, the Company sold (i) 9,195,224 shares of Common Stock in a private placement to certain of the Company's officers at a price per share of $2.39 (the estimated market value of the Common Stock as of the Spin-off Date based upon the value of the assets transferred to the Company), for an aggregate purchase price of approximately $22.0 million, and
(ii) 16,425,000 shares of Series A Preferred Stock in a private placement to the Selling Holders at a price per share of $5.00, for an aggregate purchase price of approximately $82.1 million. The Company granted to certain Selling Holders, in connection with their purchase of Series A Preferred Stock described above, warrants to purchase 4,497,000 shares of Series A Preferred Stock at an exercise price of $5.00 per share. The warrants were exercised on the Spin-off Date. For a list of the purchasers in the foregoing private placements and the respective amounts of Common Stock and Series A Preferred Stock purchased, see "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." For a description of the rights, preferences and privileges of the Series A Preferred Stock, see "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK--Series A Preferred Stock."

    The Company loaned to certain of its officers, in connection with their purchase of Common Stock described above, approximately 50.0% of the purchase price therefor (an aggregate amount of approximately $10.9 million). Such loans bear interest at the rate of 7.0% per annum, mature in March 2003 and are recourse obligations of such officers.

    The Company retained BancBoston Securities Inc. ("BSI"), an affiliate of BankBoston, N.A., to act as placement agent in connection with the private placement of Series A Preferred Stock described above. Pursuant to such engagement, the Company paid to BSI a success fee of approximately $2.3 million upon consummation of the private placement. As noted in "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT," BancBoston Capital Inc., an affiliate of BSI, acquired 2,681,000 shares of Series A Preferred Stock in the private placement.

OTHER MATTERS


    In May 1998, the Company acquired TenantFirst, which was formed and operated by Kelly D. Burt. As consideration the Company issued to Mr. Burt 850,000 shares of Common Stock and $137,500 in cash. In connection with the acquisition of TenantFirst, the Company hired Mr. Burt as a Director and Executive Vice President--Development of the Company.

                   RELATIONSHIP BETWEEN THE COMPANY AND EXCEL

    For the purpose of governing certain of the ongoing relationships between the Company, Excel and EDV after the Spin-off and to provide mechanisms for an orderly transition, the Company, Excel and EDV have entered into various agreements, and have adopted various policies, as described in this section.

DISTRIBUTION AGREEMENT

    The Company, Excel and EDV have entered into a Distribution Agreement (the "Distribution Agreement"), which provides for, among other things, (i) the division among the Company, Excel and EDV of certain assets and liabilities,
(ii) the Spin-off, and (iii) certain other agreements governing the relationship between the Company, Excel and EDV following the Spin-off. Pursuant to the Distribution Agreement, as consideration for the asset transfers (see "THE COMPANY--General"), the Company issued to Excel (a) 23,412,580 shares of Common Stock in order to effect the Spin-off, and (b) a promissory note payable to Excel in the amount of approximately $26.4 million. Such note bore interest at the rate of 12.0% per annum, was scheduled to mature in March 2003 and was a non-recourse obligation secured by a first mortgage on the Scottsdale Galleria. The note was repaid by the Company in April 1998. In addition, in connection with the asset transfers, Excel canceled certain indebtedness of EDV held by Excel in the amount of approximately $38.1 million.

    Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate to the Company, effective as of the Spin-off Date, financial responsibility for the liabilities arising out of or in connection with the assets transferred to the Company pursuant to the Distribution Agreement. The agreements executed in connection with the Distribution Agreement set forth certain specific allocations of liabilities between the Company, Excel and EDV. See "--Administrative Services Agreement" and "--Tax Sharing Agreement."

    The Distribution Agreement also provides that each of the Company, Excel and EDV will be granted access to certain records and information in the possession of the others, and requires the retention by each of the Company, Excel and EDV for a period of ten years following the Spin-off of all such information in its possession, and thereafter requires that each party give the others prior notice of its intention to dispose of such information. In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each of the Company, Excel and EDV to obtain the consent of the others prior to waiving any shared privilege.

    The Distribution Agreement provides that, except as otherwise set forth therein or in any related agreement, all costs and expenses in connection with the Spin-off will be charged to the party for whose benefit the expenses are incurred, with any expenses that cannot be allocated on such basis to be split equally between the parties.

ADMINISTRATIVE SERVICES AGREEMENT

    The Company and Excel have entered into an Administrative Services Agreement (the "Administrative Services Agreement") containing a number of provisions relating to employees of Excel and the Company. The Administrative Services Agreement generally provides that, after the Spin-off, Excel will provide management and administrative services to the Company, including the ability to use the services of Excel's employees in connection with the Company's business. In exchange for those services, the Company is required to pay Excel on a monthly basis 115.0% of the sum of (i) two-thirds of the aggregate amount of all wages and salaries paid during the month to Excel employees who spend more than 50.0% of their working time performing services for the Company and are designated in writing as "Legacy Individuals" for purposes of the Administrative Services Agreement, and (ii) one-third of the aggregate amount of all wages and salaries paid during the month to Excel employees that are not designated as Legacy Individuals. Under the Administrative Services Agreement, Excel is responsible for continuing to provide employee benefits (other than those provided under the Legacy Stock Option Plan) to Excel employees and to Legacy Individuals. The Administrative Services Agreement may be terminated either by Excel or the Company at any time upon 30 days' prior written notice to the other party. Any individuals independently hired by the Company after the Spin-off as separate employees of the Company are not subject to the Administrative Services Agreement. The income Excel receives under the Administrative Services Agreement will not be qualifying income for purposes of the 75.0% REIT income test or the 95.0% REIT income test. For a discussion of the amendments to the Administrative Services Agreement agreed to in connection with the Excel Merger, see "THE EXCEL MERGER."

TAX SHARING AGREEMENT

    The Company and Excel have entered into a Tax Sharing Agreement defining the parties' rights and obligations with respect to tax returns and tax liabilities, including, in particular, Federal and state income tax returns and liabilities, for taxable years and other taxable periods ending on or before the Spin-off Date. In general, Excel is responsible for (i) filing all Federal and state income tax returns of Excel, the Company and any of their subsidiaries for all taxable years ending on or before the Spin-off Date, and (ii) paying the taxes relating to such returns (including any deficiencies proposed by applicable taxing authorities). For post-Spin-off periods, the Company and Excel will each be responsible for filing its own returns and paying its own taxes relating to such returns (including any deficiencies proposed by applicable taxing authorities). The Company and Excel will cooperate with each other and share information in preparing income tax returns and in dealing with other tax matters.

TRANSITIONAL SERVICES AGREEMENT

    The Company and Excel have entered into a Transitional Services Agreement (the "Transitional Services Agreement") pursuant to which Excel will provide certain property acquisition, management and other services to the Company on a transitional basis. The fees for such transitional services are based on hourly rates or a percentage of revenues designed to reflect the actual costs (including indirect costs) of providing such services. The Company is free to procure such services from outside vendors or to develop in-house capabilities in order to provide such services internally. The Transitional Services Agreement will terminate on December 15, 1998 unless extended in writing by the parties. The income Excel receives pursuant to the Transitional Services Agreement will not be qualifying income for purposes of the 75.0% REIT income test or the 95.0% REIT income test.

INTERCOMPANY AGREEMENT

    The Company and Excel have entered into an Intercompany Agreement (the "Intercompany Agreement") to provide each other with rights to participate in certain transactions. Pursuant to the Intercompany Agreement, during the term thereof, the Company has agreed not to engage in activities or make investments that involve neighborhood and community shopping centers, power centers, malls or other conventional retail properties (including without limitation the opportunity to provide services related to such real estate and to invest in entities that invest primarily in or have a substantial portion of their assets in such real estate), unless it has first provided written notice to Excel of the material terms and conditions of such activities or investments, and Excel has determined not to pursue such activities or investments either by providing written notice to the Company rejecting the opportunity within ten days following the date of receipt of notice of the opportunity or by allowing such ten-day period to lapse. The Intercompany Agreement expressly permits the Company to engage in activities or make investments that involve office and industrial properties, single tenant retail properties, entertainment/retail/mixed-use development projects, real estate mortgages, real estate derivatives, or entities that invest primarily in or have a substantial portion of their assets in such real estate assets.

    Pursuant to the Intercompany Agreement, during the term thereof, the Company and Excel also will notify each other of, and make available to each other, investment opportunities which they develop or of which they become aware but are unable or unwilling to pursue. The term of the Intercompany Agreement commenced on March 31, 1998 and will terminate upon the earlier of (i) the tenth anniversary of such date, or (ii) a change in control of either party. See "RISK FACTORS--Possible Conflicts with Excel." For a discussion of the amendments to the Intercompany Agreement agreed to in connection with the Excel Merger, see "THE EXCEL MERGER."

POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS

    The Board of Directors of the Company consists of Gary B. Sabin, who is currently Chairman, President and Chief Executive Officer of Excel and who serves in the same positions with the Company, Richard B. Muir, who is currently Executive Vice President and Secretary of Excel and who serves in the same positions with the Company, Kelly D. Burt, who is currently Executive Vice President--Development of the Company and who is not affiliated with Excel, John
H. Wilmot and Robert E. Parsons, Jr., who are currently directors of Excel, and Richard J. Nordlund and Robert S. Talbott, who are not affiliated with Excel. The executive officers of the Company include Mr. Sabin, Mr. Muir, Mr. Burt, Graham R. Bullick, who is currently Senior Vice President--Capital Markets of Excel and who serves in the same position with the Company, Ronald H. Sabin, who is currently Senior Vice President--Asset Management of Excel and who serves in the same position with the Company, David A. Lund, who is currently Chief Financial Officer of Excel and serves in the same position with the Company, S. Eric Ottesen, who is currently Senior Vice President, General Counsel and Assistant Secretary of Excel and who serves in the same positions with the Company, and Mark T. Burton, who is currently Senior Vice President--Acquisitions of Excel and who serves in the same position with the Company. See "MANAGEMENT."


    As of August 11, 1998, the executive officers and directors of the Company beneficially owned or had the right to acquire an aggregate of 11,032,859 shares, or approximately 33.0%, of the outstanding Common Stock of the Company. See "RISK FACTORS--Control by Executive Officers and Directors";
"MANAGEMENT--Legacy Stock Option Plan"; "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."


    The Company and Excel intend to pursue separate and distinct business strategies to minimize potential conflicts of interest between the two companies. Nonetheless, the on-going relationships between the Company and Excel may present conflict situations for the persons who will serve as officers and/or directors of both the Company and Excel, and who will own (or have options or other rights to acquire) a significant number of shares of common stock in both companies. Such persons may be presented with conflicts of interest with respect to certain matters affecting the Company and Excel, such as the determination of which company may take advantage of potential business opportunities, decisions concerning the business focus of each company (including decisions concerning the types of properties and geographic locations in which such companies make investments), potential competition between the business activities conducted, or sought to be conducted, by such companies (including competition for properties and tenants), possible corporate transactions (such as acquisitions), and other strategic decisions affecting the future of such companies. Conflicts also may arise with respect to the restriction on the Company's right to engage in certain activities or make certain investments unless Excel was first offered the opportunity and declined to pursue such activities or investments.

    The Company and Excel have adopted appropriate policies and procedures to be followed by the board of directors of each company to limit the involvement of such officers and directors in conflict situations. Such procedures include requiring the persons serving as directors of both companies to abstain from voting as directors with respect to matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest situation exists will be determined on a case-by-case basis depending on such factors as the dollar value of the matter, the degree of personal interest of any officers or directors in the matter and the likelihood that resolution of the matter has significant strategic, operational or financial implications for the business of the Company and/or Excel. In addition, the Company Certificate contains a specific purpose clause which identifies at the outset which types of opportunities will be pursued by the Company. Such clause provides that the Company's purpose includes performing the Intercompany Agreement, which prohibits the Company from engaging in certain activities or making certain investments unless Excel was first offered the opportunity and declined to pursue such activities or investments. See "RISK FACTORS--Possible Conflicts with Excel" and "--Intercompany Agreement."

                                THE EXCEL MERGER

    On May 14, 1998, Excel entered into the Merger Agreement with New Plan, pursuant to which a wholly-owned subsidiary of Excel will merge with and into New Plan, with New Plan surviving as a wholly-owned subsidiary of Excel. The Merger Agreement calls for Excel to declare a 20% stock dividend prior to the Excel Merger and subsequently to issue one share of its common stock for each outstanding share of New Plan. The Excel Merger is subject to customary closing conditions including the approval of the shareholders of Excel and New Plan.

    In connection with the Excel Merger, the Company and Excel agreed to amend the Administrative Services Agreement to provide, among other things, that the Company is required to pay Excel on a monthly basis for the services of Excel's employees in connection with the Company's business the sum of (i) the product of 115.0% of the sum of (a) two-thirds of the aggregate amount of all wages and salaries paid during the month to Excel employees who spend more than 50.0% of their working time performing services for the Company and are designated in writing as "Legacy Individuals" for purposes of the Administrative Services Agreement, and (b) the sum of one-third of the aggregate amount of all wages and salaries paid during the month to Excel employees that are not designated as Legacy Individuals and two-thirds of the aggregate amount of all wages and salaries paid to Legacy Individuals during the month, and (ii) 23.0% of the sum of all current monthly salaries and one-twelfth of the most recent annual bonuses for the senior executives of Excel. The Company and Excel also agreed to amend the Intercompany Agreement to provide that the actions contemplated by the Merger Agreement would not constitute a change of control for purposes of the Intercompany Agreement. See "RELATIONSHIP BETWEEN THE COMPANY AND EXCEL--Intercompany Agreement."


    In addition to the amendments described above, the Company agreed, subject to the successful completion of the Excel Merger, to make available for purchase by the surviving corporation in the Excel Merger an amount of shares of Common Stock of the Company representing between 5.0% and 9.8% of the outstanding shares of Common Stock on a fully diluted basis (other than shares issuable upon exercise of outstanding stock options) at a purchase price per share in cash equal to the price at which the Common Stock is then trading, but in no event less than $5.00 per share. The Company granted to the surviving corporation registration rights with respect to any Common Stock purchased as described above, which registration rights will be substantially identical to those granted to the Selling Holders with respect to the Series A Preferred Stock. Subject to the surviving corporation's purchase of shares of Common Stock, the Company and Excel agreed to amend the Intercompany Agreement to provide that the Company must present any proposed acquisition by the Company of apartments (other than multi-use projects with a residential component) to the surviving corporation in the same fashion as it provides notice of proposed acquisitions of neighborhood and community shopping centers, power centers, malls or other conventional retail properties. See "RELATIONSHIP BETWEEN THE COMPANY AND EXCEL--Intercompany Agreement."



    The Company also agreed that the surviving corporation in the Excel Merger (the "Surviving Corporation") shall have the right to designate a director for nomination to the Board of Directors of the Company if (i) the Surviving Corporation elects to purchase shares of Common Stock as described above; or
(ii) the Surviving Corporation acquires within one year of the closing of the Excel Merger at least 5.0% of the outstanding shares of Common Stock of the Company on a fully diluted basis (other than shares issuable upon exercise of outstanding stock options). The Surviving Corporation's right to designate a director of the Company will survive only so long as it continues to own at least 5.0% of the outstanding shares of Common Stock (as calculated above).

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

GENERAL


    The Company's authorized capital stock consists of 150,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), of the Company. The Certificate of Designation classifies 25,000,000 shares of Preferred Stock, constituting 50.0% of the authorized Preferred Stock of the Company, as Series A Preferred Stock. As of August 11, 1998, there were issued and outstanding 33,455,411 shares of Common Stock, which were held by approximately 1,316 stockholders of record, and 21,281,000 shares of Series A Preferred Stock, which were held by four stockholders of record. On May 18, 1998, the Company exercised its rights to convert the Series A Preferred Stock into Common Stock, which conversion shall take place automatically on August 18, 1998. As of August 11, 1998, 5,570,380 shares of Common Stock were reserved for issuance upon exercise of outstanding options.


    The Company Certificate states that the Company's Board of Directors is authorized to provide for the issuance of shares of Preferred Stock, from time to time, in one or more series. Prior to the issuance of shares in each series, the Board of Directors is required by the Company Certificate and the DGCL to adopt resolutions and file a Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof with the Secretary of State of Delaware, fixing for each such series the designation, preferences and relative, participating, optional or other special rights applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Delaware law.

COMMON STOCK

    VOTING RIGHTS. Each holder of Common Stock is entitled to one vote for each share registered in his name on the books of the Company on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of Common Stock vote as one class. The shares of Common Stock do not have cumulative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of Preferred Stock which may at the time be outstanding, the holders of Common Stock entitled to exercise more than 50.0% of the voting rights in an election of directors will be able to elect 100.0% of the directors to be elected if they choose to do so. In such event, the holders of the remaining shares of Common Stock voting for the election of directors will not be able to elect any persons to the Board of Directors. The Company Certificate and the Company Bylaws contain certain provisions that could have an anti-takeover effect. See "RISK FACTORS--Certain Anti-Takeover Features Affecting a Change in Control of the Company" and "CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY'S CHARTER AND BYLAWS."

    DIVIDEND RIGHTS. Subject to the rights of the holders of any shares of Preferred Stock which may at the time be outstanding, holders of the Common Stock will be entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. Because portions of the operations of the Company may be conducted through wholly-owned subsidiaries, the Company's cash flow and consequent ability to pay dividends on the Common Stock may be dependent to some degree upon the earnings of such subsidiaries and on dividends and other payments therefrom.

    LIQUIDATION RIGHTS AND OTHER PROVISIONS. Subject to the prior rights of creditors and the holders of any Preferred Stock which may be outstanding from time to time, the holders of Common Stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets.

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
    The Common Stock is not liable for any calls or assessments and is not convertible into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the Common Stock.

    The transfer agent and registrar for the Common Stock and Series A Preferred Stock is BankBoston, N.A.

SERIES A PREFERRED STOCK

    RANKING. With respect to the right to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Company, the Series A Preferred Stock ranks (i) junior to any other Preferred Stock ranking, as to dividends and upon liquidation, prior to the Series A Preferred Stock, (ii) on a parity with any other Preferred Stock ranking, as to dividends and upon liquidation, on a parity with the Series A Preferred Stock, and (iii) senior to the Common Stock and any other class or series of shares of stock of the Company ranking, as to dividends and upon liquidation, junior to the Series A Preferred Stock (collectively, the "Junior Shares"). However, as noted below, the Company has exercised its right to convert all of the outstanding shares of the Series A Preferred Stock into Common Stock, which conversion will take place automatically on August 18, 1998. See "--Series A Preferred Stock--CONVERSION RIGHTS."

    DIVIDENDS. The holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Company legally available for payment thereof, cumulative cash dividends payable in an amount per share equal to the cash dividends, if any, on the shares of Common Stock (or portion thereof) into which a share of Series A Preferred Stock is convertible. Such dividends would equal the number of shares of Common Stock, or portion thereof, into which a share of Series A Preferred Stock is convertible, multiplied by the most current quarterly dividend on the Common Stock on or before the applicable dividend payment date. Dividends on the Series A Preferred Stock are payable quarterly in arrears on the 15th day (or the next succeeding business day) of January, April, July and October of each year. The amount of any dividend payable on the Series A Preferred Stock for any period less than a full dividend period would be computed pro rata on the basis of twelve 30-day months and a 360-day year. As noted below, however, the Company has exercised its right to convert all of the outstanding shares of the Series A Preferred Stock into Common Stock, which conversion will take place automatically on August 18, 1998. See "--Series A Preferred Stock--CONVERSION RIGHTS."

    In the event the Company fails to pay any dividend on the Series A Preferred Stock, the Company may not pay any dividends on any other capital stock of the Company other than (i) pro rata with other securities of the Company ranking PARI PASSU with the Series A Preferred Stock or (ii) with Junior Shares until such dividend on the Series A Preferred Stock has been paid in full.

    DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION OR WINDING UP. Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of shares of the Series A Preferred Stock are entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders, before any payment or distribution is made on any Junior Shares, the amount of $5.00 per share of the Series A Preferred Stock (the "Liquidation Preference"), plus (i) a premium equivalent to a 7.0% annual total return on the Series A Preferred Stock from the date of issuance and (ii) any accrued and unpaid dividends. If, upon any dissolution, liquidation or winding up of the Company, the amounts payable to the holders of shares of the Series A Preferred Stock and holders of any other shares of stock of the Company ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and of such other shares will share ratably in such distribution of assets of the Company in proportion to the full respective preference amounts to which they are entitled. A sale, conveyance or disposition of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up for purposes of payment of the Liquidation Preference. However, as noted below, the Company has exercised its right to convert all of the outstanding shares of the Series A Preferred Stock into Common Stock, which conversion will take place automatically on August 18, 1998. See "--Series A Preferred Stock--CONVERSION RIGHTS."

    REDEMPTION. The Series A Preferred Stock may not be redeemed by the Company prior to March 31, 2005. On March 31, 2005 (the "Redemption Date"), the Company would be required to redeem all outstanding shares of Series A Preferred Stock for cash at a per share price equal to the Liquidation Preference, plus any accrued and unpaid dividends to the Redemption Date. However, as noted below, the Company has exercised its right to convert all of the outstanding shares of the Series A Preferred Stock into Common Stock, which conversion will take place automatically on August 18, 1998. See "--Series A Preferred Stock--CONVERSION RIGHTS."

    VOTING RIGHTS. Except as otherwise required by law, the Series A Preferred Stock, the Common Stock and any other capital stock of the Company entitled to vote with the Common Stock will be deemed to be one class for the purpose of voting, or giving written consent in lieu of voting, on all matters submitted for the approval of the stockholders of the Company. Each person in whose name shares of Series A Preferred Stock is registered on the record date for determining the holders of the Series A Preferred Stock entitled to vote at any meeting of stockholders (or adjournment thereof) or to consent to corporate action in writing without a meeting will be entitled to, at such meeting or with respect to such action, one vote for each share of Common Stock into which each share of Series A Preferred Stock registered in the name of such person on such record date could be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share).

    So long as any shares of the Series A Preferred Stock remain outstanding, the Company will not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, (i) authorize or create, or increase the authorized amount of any shares of any class or any security convertible into shares of any class ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or (ii) amend, alter or repeal the provisions of the Company Certificate or of the Company Bylaws so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized or issued shares of any class or security convertible into any shares ranking on a parity with or junior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such rights, preferences, privileges or voting powers.

    CONVERSION RIGHTS. Holders of the Series A Preferred Stock have the right, exercisable at any time and from time to time, to convert all or any of the Series A Preferred Stock into Common Stock, on a one-for-one basis, at a conversion price of $5.00 per share of Common Stock (the "Conversion Price").

    In addition, in the event the closing price of the Common Stock on the OTC Bulletin Board (or a successor quotation system or other principal exchange) is equal to or greater than certain price milestones for 30 consecutive trading days, the Company has the right to convert all of the outstanding shares of Series A Preferred Stock into a number of shares of Common Stock equal to the product of (i) the number of shares of Series A Preferred Stock to be converted multiplied by (ii) $5.00 divided by the Conversion Price then in effect. On May 18, 1998, pursuant to the Certificate of Designation, the Company exercised its right to convert all of the outstanding shares of Series A Preferred Stock into Common Stock, which conversion will take place automatically on August 18, 1998. The Company has fixed July 28, 1998 as the record date for such mandatory conversion.

    All shares of Series A Preferred Stock converted into shares of Common Stock shall be retired and shall be restored to the status of authorized and unissued shares of Preferred Stock, without designation as to series and may thereafter be reissued as shares of any series of Preferred Stock.

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
    CONVERSION PRICE ADJUSTMENTS. The Conversion Price is subject to adjustment upon certain events, including (i) dividends (and other distributions) payable in Common Stock or any class of capital stock of the Company (but excluding issuances of Common Stock pursuant to the Company's employee benefit plans),
(ii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than current market price per share of the Common Stock (but excluding issuances of Common Stock pursuant to the Company's employee benefit plans),
(iii) subdivisions, combinations and reclassifications of the Common Stock, and
(iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or of assets (including securities and cash, but excluding those dividends, rights, warrants and distributions referred to in clause (i), (ii) or
(iii) above).

                     CERTAIN PROVISIONS OF DELAWARE LAW AND
                      OF THE COMPANY'S CHARTER AND BYLAWS

    The following summary of certain provisions of Delaware law and of the Company Certificate and the Company Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and to the Company Certificate and the Company Bylaws, copies of which have been filed with the Commission as exhibits to the Registration Statement of which this Prospectus is a part and are available from the Company upon request.

ISSUANCE OF ADDITIONAL SHARES OF PREFERRED STOCK


    Article Fourth of the Company Certificate authorizes the Company's Board of Directors to issue additional shares of Preferred Stock of the Company, in one or more series, and to establish the rights and preferences (including the convertibility of such shares of Preferred Stock into shares of Common Stock) of any series of Preferred Stock so issued. The issuance of Preferred Stock of the Company may have the effect of delaying or preventing a change in control of the Company and could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock. Such provisions also may inhibit fluctuations in the market price of the Common Stock that could result from takeover attempts.


BUSINESS COMBINATIONS

    Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless upon the closing of such transaction the interested stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced, or unless the business combination is, or the transaction in which such person became an interested stockholder was, approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in the case of affiliates and associates of the issuer, did own within the last three years) 15% or more of the corporation's voting stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Articles Eighth and Ninth of the Company Certificate and Article VIII of the Company Bylaws (the "Director Liability and Indemnification Provisions") limit the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty. The Director Liability and Indemnification Provisions define and clarify the rights of certain individuals, including the Company's directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of certain litigation against them. Such provisions are consistent with Section 102(b)(7) of the DGCL, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their articles or certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing DGCL provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the Federal securities laws.

    In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be in the best interests of the corporation and its stockholders. Decisions made on that basis are protected by the "business judgment rule." The business judgment rule is designed to protect directors from personal liability to the corporation or its stockholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as director of a Delaware corporation. The DGCL has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

    Section 145 of the DGCL provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    Set forth below is a description of the Director Liability and Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and the Company Bylaws.

    ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES. Article Ninth of the Company Certificate protects directors against monetary damages for breaches of their fiduciary duty of care, except as set forth below. Under the DGCL, absent Article Ninth, directors could generally be held liable for gross negligence for decisions made in the performance of their duty of care but not for simple negligence. Article Ninth eliminates director liability for negligence in the performance of their duties, including gross negligence. Directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Article Ninth does not eliminate director liability under Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

    While Article Ninth provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article Ninth will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The provisions of Article Ninth which eliminate liability as described above will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and will not apply to officers of the Company who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third-party or derivative actions against directors to the extent such actions seek monetary damages.

    INDEMNIFICATION AND INSURANCE. Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

    Article VIII of the Company Bylaws provides that all directors and officers of the Company are entitled to indemnification as set forth in the Company Certificate.

    Article Eighth of the Company Certificate provides that each person who was or is made a party to, or is involved in any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Company will be indemnified by the Company against all expenses and liabilities, including counsel fees, paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Article Eighth also provides that the right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer or employee may be entitled.

                        SHARES ELIGIBLE FOR FUTURE SALE


    As of August 11, 1998, there were 33,455,411 shares of Common Stock issued and outstanding and 21,281,000 shares of Series A Preferred Stock issued and outstanding. In addition, 5,250,350 shares of Common Stock were reserved for issuance upon exercise of options under the Legacy Stock Option Plan and 21,281,000 shares of Common Stock were reserved for issuance upon conversion of the Series A Preferred Stock.


    The 23,412,580 shares of Common Stock of the Company distributed to Excel stockholders in the Spin-off are freely transferable, except for the shares distributed to persons who may be deemed to be "affiliates" of the Company under the Securities Act. Such affiliates are permitted to sell their shares of Common Stock pursuant to Rule 144 under the Securities Act beginning 90 days after the Spin-off, subject to certain volume limitations, manner of sale limitations, notice requirements and the availability of current public information about the Company.


    Upon consummation of the Spin-off, (i) 9,195,224 shares of Common Stock were purchased by certain of the Company's officers in a private placement, (ii) 21,281,000 shares of Series A Preferred Stock were purchased by the Selling Holders, which shares are convertible, on a one-for-one basis, by the holders thereof at any time and by the Company under certain circumstances (which conversion right has been exercised and will take effect on August 18, 1998 as described herein) into shares of Common Stock, and (iii) options to purchase 3,100,000 shares of Common Stock were granted to the Company's executive officers under the Legacy Stock Option Plan. In May 1998, the Company issued to Mr. Burt 850,000 shares of Common Stock and options to purchase 300,000 shares of Common Stock under the Legacy Stock Option Plan. See "RISK FACTORS--Shares Eligible for Future Sale"; "MANAGEMENT--Legacy Stock Option Plan"; "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" and "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK--Series A Preferred Stock." Shares of Common Stock issued to Mr. Burt and issued in the private placement to the Company's officers described in clause (i) above may be sold only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144. Shares of Series A Preferred Stock issued in the private placement described in clause (ii) above and the Common Stock issuable upon conversion of the Series A Preferred Stock will be freely transferable without restriction immediately upon the effectiveness of the Registration Statement of which this Prospectus is a part subject, in the case of sales by affiliates, to compliance with Rule 144. Shares issued pursuant to the exercise of options granted under the Legacy Stock Option Plan will be freely transferable without restriction, subject, in the case of sales by affiliates, to compliance with Rule 144.

    The Company is unable to estimate the number of shares of Series A Preferred Stock or Common Stock, as applicable, that may be sold in the future by its stockholders or the effect, if any, that sales of shares of Series A Preferred Stock or Common Stock by such stockholders will have on the market price of the Series A Preferred Stock and/or Common Stock prevailing from time to time. Sales of substantial amounts of Series A Preferred Stock or Common Stock, or the prospect of such sales, could adversely affect the market price of the Series A Preferred Stock and/or Common Stock. As noted above, the Company has exercised its right to convert all of the outstanding shares of the Series A Preferred Stock into Common Stock, which conversion will take place automatically on August 18, 1998. See "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK--Series A Preferred Stock--CONVERSION RIGHTS."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of certain Federal income tax considerations generally relevant to the receipt, ownership and disposition of the Series A Preferred Stock and the Common Stock by individuals or entities taxed as United States persons, and does not purport to be a complete analysis of all the potential tax effects thereof. This summary is based on the Internal Revenue Code of 1986, as amended to the date of this Prospectus (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein and may be applied retroactively in a manner that could have an adverse impact on a holder of the Series A Preferred Stock or the Common Stock. It should be noted that this summary addresses only holders of the Common Stock and Series A Preferred Stock who hold the same as capital assets within the meaning of section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, "S" corporations, expatriates, persons that are, for Federal income tax purposes, non-resident alien individuals or foreign corporations or who are subject to alternative minimum tax, and persons holding the Common Stock or Series A Preferred Stock as part of a "straddle," "hedge" or "conversion transaction." Holders should consult their tax advisors with regard to the application of the Federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or laws governing estate and gift tax considerations.

    As used in the discussion below, the term "earnings and profits" refers to the Company's current or accumulated earnings and profits as determined under the Code. There is no assurance that the Company will have earnings and profits for any particular taxable year.

COMMON STOCK AND SERIES A PREFERRED STOCK GENERALLY

    CASH DISTRIBUTIONS

    The amount of any cash distribution with respect to the Common Stock or Series A Preferred Stock will be treated as a dividend, taxable as ordinary income to the recipient thereof, to the extent of the Company's current or accumulated earnings and profits as determined under Federal income tax principles. To the extent that the amount of such distribution exceeds the Company's current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder's tax basis in the Common Stock or Series A Preferred Stock, as the case may be. Any remaining amount after the holder's basis has been reduced to zero will be taxable as capital gain.

    For purposes of the remainder of this discussion, the term "dividend" refers to a distribution taxable as ordinary income as described above unless the context indicates otherwise. Dividends received by corporate stockholders will be eligible for the 70% dividends-received deduction under section 243 of the Code, subject to certain exceptions and limitations contained in the Code. U.S. corporate stockholders should note, however, that there can be no assurance that distributions with respect to the Common Stock or Series A Preferred Stock will not exceed the amount of current or accumulated earnings and profits of the Company in the future. Accordingly, there can be no assurance that the dividends-received deduction will apply to distributions on the Common Stock or Series A Preferred Stock.

    In addition, as noted above, there are many exceptions and limitations relating to the availability of a dividends-received deduction such as restrictions relating to (i) the holding period of the stock on which the dividends are received (including special rules under section 246(c) of the Code which reduce the holding period for periods during which the taxpayer's risk of loss is diminished), (ii) debt-financed portfolio stock, (iii) dividends treated as "extraordinary dividends" for purposes of section 1059 of the Code (as discussed below), and (iv) taxpayers that pay alternative minimum tax. Corporate stockholders should consult their own tax advisors regarding the extent, if any, to which such exceptions and restrictions (as amended by the Taxpayer Relief Act of 1997) may apply to their particular factual situation.

    Section 1059 of the Code requires a corporate stockholder to reduce its basis (but not below zero) in the Common Stock or Series A Preferred Stock by the "nontaxed portion" or any "extraordinary dividend" if the holder has not held its Common Stock or Series A Preferred Stock for more than two years as of the date the amount or payment of such dividend is agreed to, announced or declared. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income under section 243 of the Code (relating to the dividends-received deduction). An "extraordinary dividend" on the Common Stock or Series A Preferred Stock would include a dividend that (i) equals or exceeds
(a) in the case of the Series A Preferred Stock, 5% of the holder's adjusted tax basis in such stock, and (b) in the case of the Common Stock, 10% of the holder's adjusted tax basis in such stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds 20% of the holder's adjusted tax basis in the Common Stock or Series A Preferred Stock, as the case may be, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid is an extraordinary dividend, a holder may elect to use the fair market value of the Common Stock or Series A Preferred Stock, as the case may be, rather than its basis, for purposes of applying the 5%/10% (or 20%) limitation if the stockholder is able to establish to the satisfaction of the Secretary of the Treasury such fair market value as of the day before the ex-dividend date. With respect to the Series A Preferred Stock, an "extraordinary dividend" would also include any amount treated as a dividend in the case of a redemption of the Series A Preferred Stock that is non-pro rata as to all stockholders, without regard to the period the holder held the stock. If any part of the nontaxed portion of an extraordinary dividend exceeds the basis in the stock, the amount of such excess will be treated as gain from the sale or exchange of stock for the taxable year in which the extraordinary dividend is received.

    The extraordinary dividend rules do not apply with respect to "qualified preferred dividends." A "qualified preferred dividend" is any fixed dividend payable with respect to Series A Preferred Stock which (i) provides for fixed preferred dividends payable no less often than annually, and (ii) is not in arrears as to dividends when acquired, provided the actual rate of return on such stock, as determined under section 1059(e)(3) of the Code, does not exceed 15%. Where a qualified preferred dividend exceeds the 5% (or 20%) threshold for extraordinary dividend status described above, (i) the extraordinary dividend rules will not apply if the taxpayer holds the stock for more than five years, and (ii) if the taxpayer disposes of the stock before it has been held for more than five years, the aggregate reduction in basis cannot exceed the excess of the qualified preferred dividends paid on such stock during the period held by the taxpayer over the qualified preferred dividends which would have been paid during such period on the basis of the stated rate of return, as determined under section 1059(c)(3) of the Code. The length of time that a taxpayer is deemed to have held stock for purposes of section 1059 of the Code is determined under principles similar to those contained in section 246(c) of the Code as noted above under the discussion regarding general availability of the dividends received deduction.

    CORPORATE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF SECTION 1059 TO THE OWNERSHIP AND DISPOSITION OF THEIR COMMON STOCK OR SERIES A PREFERRED STOCK.

    SALE OR DISPOSITION

    The Series A Preferred Stock will be automatically converted into Common Stock on August 18, 1998 and therefore will not be subject to redemption by the Company. A sale or other disposition of Series A Preferred Stock or Common Stock (other than a conversion or exchange of the Series A Preferred Stock for Common Stock as discussed below) will normally be a taxable event. Upon such a taxable sale or other disposition, a stockholder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received by the holder for the Series A Preferred Stock or Common Stock and the holder's adjusted tax basis in those shares. In the case of certain noncorporate taxpayers, including individuals, long-term capital gain with respect to stock held for more than eighteen months is taxed at a maximum 20% Federal tax rate, and mid-term capital gain with respect to stock held more than twelve months but no more than eighteen months is taxed at a maximum 28% Federal tax rate.

SERIES A PREFERRED STOCK

    CONVERSION OF SERIES A PREFERRED STOCK

    A holder of the Series A Preferred Stock will generally not recognize gain or loss by reason of receiving solely Common Stock in exchange for the Series A Preferred Stock upon the conversion of the Series A Preferred Stock, but gain or loss will be recognized with respect to any cash received in lieu of fractional shares of such Common Stock. The adjusted tax basis of Common Stock (including fractional share interests) so acquired will be equal to the tax basis of the shares of the Series A Preferred Stock exchanged therefor and the holding period of the Common Stock received upon conversion will include the holding period of the shares of the Series A Preferred Stock surrendered in the exchange,

    ADJUSTMENT OF CONVERSION PRICE

    If at any time the Company makes a distribution of cash or property to holders of Common Stock that would be taxable to such stockholders as a dividend for Federal income tax purposes and, in accordance with the terms of the Series A Preferred Stock, the conversion price or conversion ratio of the Series A Preferred Stock is adjusted, such adjustment will likely be deemed to be the payment of a taxable dividend to holders of the Series A Preferred Stock, even though they receive no cash. An adjustment to the conversion price made pursuant to a BONA FIDE reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the Series A Preferred Stock and which is not made to compensate them for taxable distributions of cash or property on any of the outstanding Common Stock (or any convertible securities), generally will not result in constructive distribution of stock. For example, a decrease in the conversion price in the event of distributions of indebtedness or assets of the Company will generally result in a deemed distribution to holders of the Series A Preferred Stock, but a decrease in the event of stock dividends or the distribution of rights to subscribe for Common Stock ordinarily would not.

BACKUP WITHHOLDING

    Under section 3406 of the Code and applicable Treasury regulations, a holder of Common Stock or Series A Preferred Stock may be subject to backup withholding at the rate of 31% with respect to "reportable payments," which include dividends paid on, or the proceeds of a sale or exchange of, Common Stock or Series A Preferred Stock, as the case may be. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor in the manner required by the Code and applicable Treasury regulations, (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a "notified payee underreporting" described in section 3406(c) of the Code or (iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406(a)(1)(C) of the Code. If any one of the events listed above occurs, the Company will be required to withhold an amount equal to 31% from any dividend payment made with respect to Common Stock or Series A Preferred Stock to a holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's federal income tax liabilities, so long as the required information is provided to the Internal Revenue Service. The Company will report to the holders of Common Stock or Series A Preferred Stock and to the Internal Revenue Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payment on the securities. A holder of Series A Preferred Stock or Common Stock who does not provide the Company with his or her correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service.

    EACH PROSPECTIVE HOLDER OF COMMON STOCK OR SERIES A PREFERRED STOCK SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF THE COMMON STOCK OR PREFERRED STOCK INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN INCOME TAX LAWS, AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                                    EXPERTS


    The balance sheet of the Company as of November 17, 1997, and the balance sheets of the Excel Legacy Corporation Asset Group as of July 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended July 31, 1997 included in this Prospectus have been included herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the shares of Series A Preferred Stock and shares of Common Stock issuable upon conversion of the Series A Preferred Stock offered hereby will be passed upon for the Company by Latham & Watkins, San Diego, California.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
EXCEL LEGACY CORPORATION BALANCE SHEET:

  Report of Coopers & Lybrand L.L.P., Independent Accountants..............................................        F-2

  Balance Sheet as of November 17, 1997....................................................................        F-3

  Notes to Balance Sheet...................................................................................        F-4

  Balance Sheet as of April 30, 1998 (unaudited)...........................................................        F-5

  Statements of Income for three months ended April 30, 1998 and the period from November 17, 1997 to April
    30, 1998 (unaudited)...................................................................................        F-6

  Statement of Changes in Stockholders' Equity (unaudited).................................................        F-7

  Statement of Cash Flows for the period from November 17, 1997 to April 30, 1998 (unaudited)..............        F-8

  Notes to Financial Statements............................................................................        F-9

EXCEL LEGACY CORPORATION ASSET GROUP FINANCIAL STATEMENTS:

  Report of Coopers & Lybrand L.L.P., Independent Accountants..............................................       F-18

  Combined Balance Sheets as of April 30, 1998 (unaudited), July 31, 1997 and July 31,
    1996...................................................................................................       F-19

  Combined Statements of Operations for each of the three years in the period ended July 31, 1997 and the
    nine months ended April 30, 1998 (unaudited) and April 30, 1997 (unaudited)............................       F-20

  Combined Statements of Changes in Investment by Excel Realty Trust, Inc. for each of the three years in the period ended July 31, 1997 and the nine months ended April 30, 1998 (unaudited) and April 30, 1997
    (unaudited)............................................................................................       F-21

  Combined Statements of Cash Flows for each of the three years in the period ended July 31, 1997 and the
    nine months ended April 30, 1998 (unaudited) and April 30, 1997 (unaudited)............................       F-22

  Notes to Combined Financial Statements...................................................................       F-23

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Excel Legacy Corporation

    We have audited the accompanying balance sheet of Excel Legacy Corporation (the "Company") as of November 17, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Excel Legacy Corporation as of November 17, 1997, in conformity with generally accepted accounting principles.

                                                        COOPERS & LYBRAND L.L.P.

San Diego, California
November 24, 1997

                            EXCEL LEGACY CORPORATION


                                 BALANCE SHEET
                                 (IN THOUSANDS)



                                                                                  NOVEMBER 17,
                                                                                      1997
                                                                                  -------------
                                            ASSETS
Real Estate:
  Land..........................................................................    $  --
  Building under construction...................................................       --
                                                                                        -----
    Total real estate...........................................................       --
Cash............................................................................            1
Accounts receivable.............................................................       --
Interest receivable.............................................................       --
                                                                                        -----
      Total assets..............................................................    $       1
                                                                                        -----
                                                                                        -----

                             LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
  Notes payable:
    Affiliates..................................................................    $  --
    Other.......................................................................       --
  Accounts payable..............................................................       --
  Interest payable..............................................................       --
                                                                                        -----
      Total liabilities.........................................................       --

Stockholder's Equity:
  Preferred stock, $.01 par value, 50,000,000 shares authorized, none
    outstanding.................................................................       --
  Common stock, $.01 par value, 150,000,000 shares authorized, 100 shares issued
    and outstanding.............................................................       --
  Additional paid-in capital....................................................            1
  Retained earnings.............................................................       --
                                                                                        -----
      Total stockholder's equity................................................            1
                                                                                        -----
      Total liabilities and stockholder's equity................................    $       1
                                                                                        -----
                                                                                        -----


       The accompanying notes are an integral part of the balance sheets.

                            EXCEL LEGACY CORPORATION


                             NOTES TO BALANCE SHEET


1. FORMATION OF THE COMPANY:

    Excel Legacy Corporation (the "Company"), a Delaware Corporation, was formed on November 17, 1997 to own, operate and/or develop real estate. Certain real estate assets ("Excel Legacy Corporation Asset Group") are planned to be transferred from Excel Realty Trust, Inc. ("Excel") and ERT Development Corporation ("EDV"), an unconsolidated affiliate of Excel, to the Company. In September 1997, Excel's Board of Directors approved in principle, a plan for the distribution (the "Distribution") of Company stock to holders of Excel common stock. Excel is the sole stockholder of the Company and the Company is currently considered a qualified REIT subsidiary of Excel.

    The following assets are scheduled to be transferred to the Company:

    - Eleven single tenant free-standing buildings with a book value of $47.6 million and encumbered by mortgages of $34.2 million at January 31, 1998.

    - A 670,000 square foot shopping mall located in Scottsdale, Arizona which is substantially vacant. The Company intends to redevelop this property. The book value is $14.7 million at January 31, 1998.

    - An office building containing 64,000 square feet located in Scottsdale, Arizona. This building was acquired in October 1997, has a book value of approximately $7.9 million at January 31, 1998 and is encumbered by a mortgage of $2.6 million.

    - A leasehold interest in 6.5 acres of land located in Tusayan, Arizona. The leasehold interest was acquired in November 1997 for approximately $1.8 million and will have a term of 50 years with two 10-year renewal options.

    - Four notes receivable related to development projects located in Arizona
      (3) and California. The principal amount of the notes at January 31, 1998 is $22.1 million.

    As consideration for the transfers, the Company will (a) issue to Excel a significant number of shares of Company Common Stock to effect the Distribution, and (b) execute a $21.4 million note payable to Excel. Other assets may be transferred to the Company as the Boards of the Company and Excel deem appropriate prior to the Distribution.


    The Company has had relatively no operations since inception. Total revenues and expenses have been less than $500, therefore, no income statement, statement of changes in stockholder's equity or statement of cash flows has been presented. Revenue and expenses associated with the construction of the properties mentioned below have been capitalized.



2. COMMITMENTS TO ISSUE PREFERRED AND COMMON STOCK (UNAUDITED):


    The Company has obtained commitments to buy, effective upon consummation of the Distribution, 9,195,224 shares of Company Common Stock in a private placement to certain of the Company's officers at a price per share of $2.39 for an aggregate purchase price of $22.0 million. The Company intends to lend 50.0% of the amount of the purchase price or $11.0 million at a 7.0% interest rate.


    The Company has obtained commitments to buy, effective upon consummation of the Distribution, 16,425,000 shares of Series A Preferred Stock at $5.00 per share in a private placement to certain qualified institutional buyers ("QIBs") (as such term is defined in Rule 144A under the Securities Act of 1933, as amended), which shares will be convertible at any time into shares of Company Common Stock on a one-for-one basis. The aggregate purchase price will be $80.1 million, less a 2.5% selling cost. As part of the preferred stock issuance, the Company will issue warrants to purchase 4,497,000 shares of Series A Preferred Stock at an exercise price of $5.00 per share to two QIBs.

                            EXCEL LEGACY CORPORATION

                                 BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                                        APRIL 30,
                                                                                                          1998
                                                                                                       -----------
                                                                                                       (UNAUDITED)
                                                      ASSETS

Real estate:
  Land...............................................................................................   $  40,529
  Buildings..........................................................................................      88,144
  Leasehold interests................................................................................       1,790
  Accumulated depreciation...........................................................................        (252)
                                                                                                       -----------
      Net real estate................................................................................     130,211

Cash.................................................................................................      40,018
Notes receivable.....................................................................................      23,281
Investment in partnerships...........................................................................       9,240
Interest receivable..................................................................................       2,999
Pre-development costs................................................................................       1,751
Other assets.........................................................................................         874
Deferred tax asset...................................................................................       6,636
                                                                                                       -----------
                                                                                                        $ 215,010
                                                                                                       -----------
                                                                                                       -----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Mortgages payable..................................................................................   $  36,283
  Accounts payable and accrued liabilities...........................................................       2,615
  Other liabilities..................................................................................      14,891
  Income taxes payable...............................................................................         227
                                                                                                       -----------
      Total liabilities..............................................................................      54,016
                                                                                                       -----------
Commitments and contingencies........................................................................      --
Series A Preferred stock, $.01 par value, 50,000,000 shares authorized,
  21,281,000 shares issued and outstanding...........................................................     106,405

Stockholders' equity:
  Common stock, $.01 par value, 150,000,000 shares authorized,
    32,607,804 shares issued and outstanding.........................................................         326
  Additional paid-in capital.........................................................................      64,772
  Retained earnings..................................................................................         363
  Notes receivable from officers for common shares...................................................     (10,872)
                                                                                                       -----------
      Total stockholders' equity.....................................................................      54,589
                                                                                                       -----------
                                                                                                        $ 215,010
                                                                                                       -----------
                                                                                                       -----------


    The accompanying notes are an integral part of the financial statements.

                            EXCEL LEGACY CORPORATION

                        STATEMENTS OF INCOME--UNAUDITED
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                             THREE       PERIOD FROM
                                                                                            MONTHS        INCEPTION
                                                                                             ENDED     (NOV. 17, 1997)
                                                                                           APRIL 30,    TO APRIL 30,
                                                                                             1998           1998
                                                                                          -----------  ---------------
Revenues:
  Rental................................................................................   $   1,034      $   1,034
  Interest income and other revenues....................................................         309            309
                                                                                          -----------        ------
    Total revenue.......................................................................       1,343          1,343
                                                                                          -----------        ------
Expenses:
  Interest..............................................................................         311            311
  Depreciation..........................................................................         262            262
  Property operating expenses...........................................................         108            108
  General and administrative............................................................          58             58
                                                                                          -----------        ------
    Total operating expenses............................................................         739            739
                                                                                          -----------        ------
Income before income taxes..............................................................         604            604
Provision for income taxes..............................................................         241            241
                                                                                          -----------        ------
  Net income............................................................................   $     363      $     363
                                                                                          -----------        ------
                                                                                          -----------        ------
Basic net income per share..............................................................   $    0.03      $    0.06
                                                                                          -----------        ------
                                                                                          -----------        ------
Diluted net income per share............................................................   $    0.02      $    0.04
                                                                                          -----------        ------
                                                                                          -----------        ------

    The accompanying notes are an integral part of the financial statements.

                            EXCEL LEGACY CORPORATION

            STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY--UNAUDITED
                    (IN THOUSANDS, EXCEPT NUMBER OF SHARES)


                                                           COMMON STOCK         ADDITIONAL    OFFICER                    TOTAL
                                                     -------------------------   PAID-IN       NOTES      RETAINED    STOCKHOLDERS'
                                                        NUMBER       AMOUNT      CAPITAL    RECEIVABLE    EARNINGS       EQUITY
                                                     ------------  -----------  ----------  -----------  -----------  ------------
Period from inception (November 17,
  1997) to April 30, 1998:

Balance at inception...............................       --        $  --       $   --       $  --        $  --        $   --
Issuance of common stock...........................    32,607,804         326       67,469                   --            67,795
Notes receivable from officers for common shares...       --           --           --         (10,872)      --           (10,872)
Issuance costs.....................................       --           --           (2,697)     --           --            (2,697)
Net income.........................................       --           --           --          --              363           363
                                                     ------------       -----   ----------  -----------       -----   ------------
Balance at April 30, 1998..........................    32,607,804   $     326   $   64,772   $ (10,872)   $     363    $   54,589
                                                     ------------       -----   ----------  -----------       -----   ------------
                                                     ------------       -----   ----------  -----------       -----   ------------


    The accompanying notes are an integral part of the financial statements.

                            EXCEL LEGACY CORPORATION

                       STATEMENT OF CASH FLOWS--UNAUDITED
                                 (IN THOUSANDS)

                                                                                                     PERIOD FROM
                                                                                                      INCEPTION
                                                                                                      (NOV. 17,
                                                                                                        1997)
                                                                                                     TO APRIL 30,
                                                                                                         1998
                                                                                                    --------------
Cash flows from operating activities:
  Net income......................................................................................    $      363
  Adjustments to reconcile net income to net cash provided by operations:
      Depreciation and amortization...............................................................           263
      Changes in other assets.....................................................................           123
      Changes in accounts payable.................................................................         2,615
      Changes in other liabilities................................................................           159
                                                                                                    --------------
        Net cash provided by operating activities.................................................         3,523
                                                                                                    --------------
Cash flows from investing activities:
  Real estate acquisitions and construction costs paid............................................        (5,124)
  Investment in partnerships......................................................................        (9,240)
  Pre-development costs paid......................................................................        (1,751)
  Advances for notes receivable...................................................................          (111)
                                                                                                    --------------
        Net cash used in investing activities.....................................................       (16,226)
                                                                                                    --------------
Cash flows from financing activities:
  Issuance of preferred stock.....................................................................       106,405
  Principal payments of mortgages and notes payable...............................................       (62,091)
  Issuance of common stock........................................................................        11,104
  Issuance costs..................................................................................        (2,697)
                                                                                                    --------------
        Net cash provided by financing activities.................................................        52,721
                                                                                                    --------------
        Net increase in cash......................................................................        40,018
Cash at inception.................................................................................        --
                                                                                                    --------------
Cash at April 30..................................................................................    $   40,018
                                                                                                    --------------
                                                                                                    --------------

    The accompanying notes are an integral part of the financial statements.

                            EXCEL LEGACY CORPORATION

                    NOTES TO FINANCIAL STATEMENTS--UNAUDITED

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The financial statements reflect all adjustments of a recurring nature which are, in the opinion of management, necessary for a fair presentation of the financial statements. No adjustments were necessary which were not of a normal recurring nature.

    ORGANIZATION


    Excel Legacy Corporation (the "Company"), a Delaware Corporation was formed on November 17, 1997. The Company was originally a wholly-owned subsidiary of Excel Realty Trust, Inc. ("Excel"), a Maryland corporation and a self-administered, self-managed real estate investment trust ("REIT"). On March 31, 1998, Excel effected a spin-off of the Company through a special dividend to the holders of common stock of Excel of all of the outstanding common stock of the Company held by Excel (the "Spin-off").


    The Company was formed to pursue opportunities available to those investors that are not restricted by the Federal income tax laws governing REITs or influenced by Excel's objectives of increasing cash flows and maintaining certain leverage ratios. In connection with the Spin-off, certain real properties, notes receivable and related assets and liabilities were transferred to the Company from Excel (Note 2). Upon completion of the Spin-off, the Company ceased to be a wholly-owned subsidiary of Excel and began operating as an independent public company.

    REAL ESTATE

    Certain real estate assets were transferred to the Company from Excel and recorded at Excel's cost. Other real estate assets acquired subsequent to the Spin-off were recorded at the Company's cost. Depreciation is computed using the straight-line method over estimated useful lives of 40 years for buildings. Expenditures for maintenance and repairs are charged to expense as incurred and significant renovations are capitalized.

    The Company assesses whether there has been a permanent impairment in the value of its real estate by considering factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors. Such factors include a lessee's ability to pay rent under the terms of the lease. If a property is leased at significantly lower rent, the Company may recognize a permanent impairment loss if the income stream is not sufficient to recover its investment.

    INVESTMENT IN PARTNERSHIPS

    The equity method of accounting is used for the Company's investment in partnerships at April 30, 1998. In May 1998, the Company acquired a majority interest in a partnership whose accounts will be consolidated with the Company's accounts (Note 3).

    INCOME TAXES

    The Company uses the asset and liability method to account for income taxes. Deferred income tax assets have been recorded to reflect the future tax benefit of assets acquired from Excel that were recorded at cost for book purposes and fair market value for tax purposes.

                            EXCEL LEGACY CORPORATION

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    PRE-DEVELOPMENT COSTS

    Pre-development costs that are directly related to specific construction projects are capitalized as incurred. The Company expenses these costs to the extent they are unrecoverable or it is determined that the related project will not be pursued.

    DEFERRED LEASING AND LOAN ACQUISITION COSTS

    Costs incurred in obtaining tenant leases and long-term financing are amortized to other property expense and interest expense, respectively, on the straight-line method over the terms of the related leases or debt agreements.

    REVENUE RECOGNITION

    Base rental revenue is recognized on the straight-line basis, which averages annual minimum rents over the terms of the leases. Certain of the leases provide for additional rental revenue by way of percentage rents to be paid based upon the level of sales achieved by the lessee. Certain of the leases also provide for tenant reimbursement of common area maintenance and other operating expenses. All the above revenue is included in the accompanying Statements of Income as rental revenue.

    NET INCOME PER COMMON SHARE

    The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share effective December 31, 1997. SFAS No. 128 requires the presentation of basic and diluted earnings per share (Note
9).

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

2.  SPIN-OFF:


    Prior to the Spin-off (Note 1) on March 31, 1998, ERT Development Corporation ("EDV"), a Delaware Corporation and an affiliate of Excel transferred four notes receivable, a land parcel, a leasehold interest in a parcel of land, an office building, a single tenant building, and certain other assets to Excel for a total consideration of approximately $38,112,000. Excel contributed to the Company, the above assets from EDV, together with ten single tenant properties owned by Excel with a book value of approximately $45,747,000, certain other net assets of approximately $1,158,000, and a property held for sale with a book value of $14,525,000, in exchange for 23,412,580 common shares of the Company, assumption of debt by the Company on the ten single tenant properties of approximately $33,878,000, and issuance of a note payable to Excel from the Company in the amount of $26,402,000. This note was repaid in April 1998.


    The Spin-off took place through a dividend distribution to Excel's common stockholders, of all the Company's common stock (23,412,580 shares) held by Excel. The distribution consisted of one share of the Company's common stock for each share of Excel's common stock held on the record date of March 2,

                            EXCEL LEGACY CORPORATION

2.  SPIN-OFF: (CONTINUED)
1998. The fair market value of the distribution was approximately $55,956,000 or $2.39 per share. While the Company has recorded the acquisition of assets and liabilities at fair market value for tax purposes, the Company has recorded for book purposes, the assets and liabilities at Excel's and EDV's original book value. The tax effect of the difference between fair market value and book value was $6,650,000 and was recorded as a deferred tax asset.

3.  REAL ESTATE:

    HIGHLANDS RANCH AND WESTMINSTER, COLORADO

    In January 1998, the Company acquired two properties under construction situated on approximately 43.6 acres in Highlands Ranch and Westminster, Colorado. The acquired properties consist of two 110,000 square foot 24 screen movie theaters that are occupied by AMC Multi-Cinema, Inc. ("AMC") and were completed on March 20, 1998 and April 3, 1998, respectively. The Company provided to AMC letters of credit which covered the construction of the buildings. As of April 30, 1998, there were no outstanding amounts on the letters of credit. In May 1998, $7,017,000 was drawn on the letters of credit and an additional $7,588,000 of draws are expected. The $14,605,000 of estimated remaining draws is included in the accompanying Balance Sheet in other liabilities (Note 6 and 8). The total cost of these properties is expected to total approximately $50,000,000.

    SINGLE TENANT BUILDINGS

    The Company acquired ten single tenant buildings from Excel in connection with the Spin-off. Eight of the buildings are leased to Wal-Mart Stores, Inc. and are located in Colorado, Illinois, Indiana (2), Michigan, Pennsylvania, Texas, and Wisconsin. The other two properties are leased to Lowe's Home Centers, Inc. and are located in Indiana and Ohio. The ten properties have a total Gross Leasable Area ("GLA") of 981,266 square feet. The Company acquired these properties for $45,747,000 and assumed $33,988,000 of mortgage debt (Note
6) and other net liabilities.

    SCOTTSDALE GALLERIA


    The Company acquired the Scottsdale Galleria ("Galleria") from Excel in connection with the Spin-off. The Scottsdale Galleria is situated on approximately 6.3 acres and consists of (i) an enclosed shopping mall contained in two separate buildings, and (ii) a multi-level parking garage. The main building is a four level building with a transparent glass roof and the smaller building contains the "5th Avenue Shops". The Company acquired this property for $14,525,000. This property is substantially vacant and is under consideration for a mixed use entertainment redevelopment project.


    SCOTTSDALE TOWERS

    The Company acquired approximately 3.6 acres of vacant land located in Scottsdale, Arizona which was originally owned by EDV in connection with the Spin-off. The land was acquired for approximately $3,724,000 and was acquired along with other properties located in the Scottsdale area as part of the Galleria redevelopment plan.

                            EXCEL LEGACY CORPORATION

3.  REAL ESTATE: (CONTINUED)
    SCOTTSDALE CITY CENTRE


    The Company acquired the Scottsdale City Centre, a 64,262 square foot office building situated on approximately two acres in Scottsdale, Arizona (the "City Centre"). The City Centre was originally owned by EDV and transferred to Excel and to the Company in connection with the Spin-off. The City Centre was acquired for $7,885,000 and was encumbered by mortgage debt of $2,571,000. This property was acquired as a strategic expansion site for the Galleria redevelopment project.


    BRIO LAND

    The Company acquired approximately 0.5 acres of land located in Scottsdale, Arizona which was originally owned by EDV in connection with the Spin-off. The land currently contains a 3,700 square foot building which is leased to Brio Restaurant and was acquired for approximately $1,602,000. The property is expected to be part of the Galleria redevelopment plan along with the other above properties located in Scottsdale.

    RANCHO BERNARDO LAND

    In March 1998, the Company acquired approximately 11.1 acres of land located in the community of Rancho Bernardo in San Diego, California for approximately $4,072,000. The land was acquired for office or industrial development.

    GRAND CANYON LEASEHOLD

    The Company acquired a leasehold interest in approximately 6.5 acres of land located in Tusayan, Arizona at the entrance to Grand Canyon National Park. This leasehold interest was originally owned by EDV and acquired in connection with the Spin-off. The leasehold interest was acquired for $1,790,000 and is subject to a lease with a term of 50 years and two ten year renewal options. A development project is currently under development on the land (Note 5).

    TELLURIDE LAND

    In January 1998, the Company acquired a parcel of land located at the base of Telluride mountain in Telluride Mountain Village Ski Resort in Telluride, Colorado for approximately $763,000. The land was acquired for future development.

    DESERT FASHION PLAZA

    In May 1998, the Company acquired a majority interest in Desert Fashion Plaza, L.L.C., a Delaware limited liability company which owns an urban mall located in Palm Springs, California (the "Desert Fashion Plaza") for approximately $13,668,000. Desert Fashion Plaza contains approximately 290,000 square feet of GLA. Presently the mall is anchored by Saks Fifth Avenue and is adjacent to the Hyatt Regency Hotel. The Company has acquired this property for redevelopment.

                            EXCEL LEGACY CORPORATION

4.  NOTES RECEIVABLE:

    LOS ARCOS

    In connection with the Spin-off, the Company acquired a $16,225,000 promissory note payable by Los Arcos Development, LLC, the owner of a 700,000 square foot indoor regional mall located in Scottsdale, Arizona. The Company also received $2,397,000 of accrued interest in connection with the Spin-off. Interest on the note accrues at the rate of 12% per annum. The note matures on the earlier of (i) the sale of the property or (ii) December 2003. Accrued interest on the Los Arcos loan becomes payable out of the property's net cash flow once the borrower's development of the property is completed. The note is secured by a first mortgage on the property and includes a profit participation upon the property's sale.

    FIRST STREET

    The Company acquired a $5,518,000 promissory note in connection with the Spin-off payable by First Street Investments Limited Partnership, the owner of a 120,000 square foot, eight story building located in downtown Phoenix, Arizona. The Company also assumed $137,000 of accrued interest in connection with the Spin-off. The note matures on the earlier of (i) the sale of the property or
(ii) May 2004 and is secured by a subordinated mortgage on the property and includes a profit participation upon sale of the property. Until the maturity date, the borrower is to pay interest only at the rate of 11% per annum. Interest not paid currently accrues at the rate of 12% per annum.

    GRAND CANYON

    In connection with the Spin-off, the Company acquired from Excel a $1,050,000 promissory note payable by Fain Properties Limited Partnership, the owner of approximately 17 acres of undeveloped land located in Tusayan, Arizona near the Grand Canyon National Park. The note accrues interest at 10% and is secured by a first mortgage on the property. The note matures in September 1998.

    OTHER

    The Company has outstanding two additional notes receivable it obtained in connection with the Spin-off. These notes total $488,000 at April 30, 1998 and bear interest at 12% per annum.

    OFFICERS

    In connection with the sale of common stock to certain of the Company's officers and employees (Note 9), the Company issued $10,872,000 of notes receivable due from certain of the Company's officers. The notes bear interest at 7%, are recourse obligations of the note holders, and are due in March 2003. The notes have been offset against stockholders' equity on the Company's accompanying Balance Sheet.

5.  INVESTMENTS:

    ENTERCITEMENT

    In April 1998, the Company invested $6,000,000 in EnterCitement, LLC ("EnterCitement"), a theme park development company. EnterCitement owns approximately 510 acres of land in Indianapolis, Indiana, on which it plans to develop a theme park. The Company currently holds a 23.7% ownership interest in EnterCitement and an option to acquire an additional ownership interest of up to 55%.

                            EXCEL LEGACY CORPORATION

5.  INVESTMENTS: (CONTINUED)
    THE GRAND HOTEL AND CANYON STAR

    The Company has invested $3,240,000 in a joint venture arrangement with Canyon Ventures, LLC for the development of a hotel and dinner theater and retail shop situated near the south rim entrance to the Grand Canyon National Park in Tusayan. An additional $3,708,000 has been invested subsequent to April 30, 1998.

    TENANTFIRST

    In May 1998, the Company acquired TenantFirst Real Estate Services, Inc. ("TenantFirst"). In connection with the acquisition, the Company paid $138,000 in cash and issued 850,000 shares of the Company's common stock. TenantFirst performs property management and development services for various commercial properties located in San Diego, California.

6.  MORTGAGES PAYABLE:

    The Company had $36,283,000 in mortgages payable outstanding at April 30, 1998 at 7.625% to 8.528%. The mortgages are due on various dates through 2014 and monthly payments approximate $405,000. The mortgages are collateralized by real estate and an assignment of rents.

    The principal payments required to be made on mortgages payable over the next five years are as follows (in thousands):

YEAR ENDED JULY 31,
-----------------------------------------------------------------------------------
1998, remaining three months.......................................................  $   1,418
1999...............................................................................      2,185
2000...............................................................................      2,357
2001...............................................................................      2,543
2002...............................................................................      2,752
Thereafter.........................................................................     25,028
                                                                                     ---------
                                                                                     $  36,283
                                                                                     ---------
                                                                                     ---------

    Mortgages of $29,982,000 are fully amortizing with the final monthly payments to be made between the years 2004 and 2018.

    In May 1998, the Company borrowed approximately $18,100,000 from a bank with a fixed interest rate of 7.52%. The note is non-recourse to the Company and secured by one of the properties leased to AMC (Note 3). The note is fully amortizing over 20 years and expires in 2018.

7.  INCOME TAXES:

    At April 30, 1998, the Company had a deferred tax asset of $6,636,000. The deferred tax asset is non-current and relates to the difference between fair market value and book value of the assets acquired from Excel in connection with the Spin-off. No valuation allowance has been provided against the asset as the Company believes the asset will be realized upon eventual disposition of the related properties. The provision for income taxes consists of federal expense of $188,000 and state expense of $53,000 both of which is current.

                            EXCEL LEGACY CORPORATION

8.  COMMITMENTS AND CONTINGENCIES:

    The Company has provided letters of credit to AMC to complete construction on two properties (Note 3). At April 30, 1998, the total estimated amounts remaining to be drawn on the letters of credit was $14,605,000 of which $7,017,000 was drawn in May 1998. The draw was converted to a bank term loan at LIBOR plus 1.2% due on June 30, 1998. The total estimated liability of $14,605,000 is included in the accompanying Balance Sheet in other liabilities.

    The Company expects to fund the initial $19,000,000 of capital required to fund a joint venture, Millennia Car Wash, LLC, which was formed to acquire car wash properties.

9.  CAPITAL STOCK:

    COMMON SHARES

    In connection with the Spin-off, 23,412,580 shares of common stock were issued by the Company to its then parent company, Excel, who then distributed the shares on a one for one basis. The shares had a book value and estimated fair market value of $1.68 and $2.39 per share, respectively.

    On March 31, 1998, the Company sold 9,195,224 shares of common stock to certain officers and employees of the Company for $2.39 per share. The Company received cash of $11,104,000 and issued notes receivable of $10,872,000 in connection with the sale. The shares issued in exchange for the notes receivable have been offset against stockholders' equity on the accompanying balance sheet.

    SERIES A PREFERRED SHARES

    On March 31, 1998, the Company issued 21,281,000 shares of Series A Preferred Stock at $5.00 per share (the "Preferred A Shares"). Holders of the Preferred A Shares are entitled to receive, when and if declared by the Board of Directors, cumulative cash dividends payable in an amount per share equal to the cash dividends, if any, on the shares of common stock, on a one for one basis, subject to certain circumstances. The Preferred A Shares are also entitled to a liquidation preference of $5.00 per share plus a premium of 7% per annum in the event of any liquidation, dissolution or other winding up of the affairs of the Company. The Preferred A Shares are also convertible into common stock by the Company if certain circumstances regarding the price of the common stock are met. Such circumstances were met in May 1998, and on May 18, 1998, the Company exercised its right to convert all of the outstanding shares of the Preferred A Shares into common stock, which conversion is expected to take place on August 18, 1998 with a July 28, 1998 record date.

                            EXCEL LEGACY CORPORATION

9.  CAPITAL STOCK--CONTINUED:

    EARNINGS PER SHARE (EPS)

    In accordance with the disclosure requirements of SFAS No. 128 (Note 1), a reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows (in thousands, except per share amounts).

                                                                                     THREE MONTHS      INCEPTION
                                                                                         ENDED      (NOV. 17, 1997)
                                                                                       APRIL 30,     TO APRIL 30,
                                                                                         1998            1998
                                                                                     -------------  ---------------
BASIC EPS
  NUMERATOR:
    Net income.....................................................................    $     363       $     363
                                                                                          ------           -----
                                                                                          ------           -----
  DENOMINATOR:
    Weighted average of common shares outstanding..................................       10,991           5,964
                                                                                          ------           -----
                                                                                          ------           -----
  EARNINGS PER SHARE:..............................................................    $    0.03       $    0.06
                                                                                          ------           -----
                                                                                          ------           -----
DILUTED EPS
  NUMERATOR:
    Net income.....................................................................    $     363       $     363
                                                                                          ------           -----
                                                                                          ------           -----
  DENOMINATOR:
    Weighted average of common shares outstanding..................................       10,991           5,964
    Effect of diluted securities:
      Preferred A Shares...........................................................        7,173           3,893
      Options......................................................................          124             124
                                                                                          ------           -----
                                                                                          18,288           9,981
                                                                                          ------           -----
                                                                                          ------           -----
  EARNINGS PER SHARE:..............................................................    $    0.02       $    0.04
                                                                                          ------           -----
                                                                                          ------           -----

10.  STATEMENT OF CASH FLOWS--SUPPLEMENTAL DISCLOSURE:

    The amount paid for interest during the three months ended April 30, 1998 was approximately $339,000 of which approximately $267,000 was capitalized as construction costs.

    On March 31, 1998, Excel spun-off certain assets to the Company in the form of a dividend and note payable (Notes 1 and 2). Also on March 31, 1998, common shares were issued to certain officers of the Company in exchange for cash and $10,872,000 in notes receivable (Note 4). During the three months ended April 30, 1998, the Company borrowed $35,523,000 in notes payable in connection with the construction of the AMC theaters. The estimated additional amount of construction costs incurred of $14,605,000 has been accrued for as a non-cash item.

11.  MINIMUM FUTURE RENTALS:

    The Company leases its operating properties under noncancelable operating leases generally requiring the tenant to pay a minimum rent. The leases generally either (i) require the tenant to pay all expenses

                            EXCEL LEGACY CORPORATION

11.  MINIMUM FUTURE RENTALS: (CONTINUED)
of operating the property such as insurance, property taxes, and structural repairs and maintenance, or (ii) require the tenant to reimburse the Company for the tenant's share of real estate taxes and other common area maintenance expenses or for the tenant's share of any increase in expenses over a base year.

    Minimum future rental revenue for the next five years for the commercial real estate owned at April 30, 1998 and subject to noncancelable operating leases is as follows (in thousands):

YEAR
----------------------------------------------------------------------------------
1998, remaining three months......................................................  $    2,710
1999..............................................................................      10,628
2000..............................................................................      10,418
2001..............................................................................      10,320
2002..............................................................................      10,100
Thereafter........................................................................     119,752

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Excel Legacy Corporation

    We have audited the accompanying combined balance sheets of Excel Legacy Corporation Asset Group (the "Portfolio"), as defined in Note 1, as of July 31, 1997 and 1996 and the related combined statements of operations, changes in investment by Excel Realty Trust, Inc. and cash flows for each of the three years in the period ended July 31, 1997. These financial statements are the responsibility of the Portfolio's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Excel Legacy Corporation Asset Group as of July 31, 1997 and 1996 and the combined results of their operations and their cash flows for each of the three years in the period ended July 31, 1997, in conformity with generally accepted accounting principles.

    As more fully described in Note 1, certain general and administrative expenses were paid by Excel Realty Trust, Inc. and allocated to the Portfolio principally based on Excel Realty Trust, Inc.'s specific identification of individual cost items based upon estimated levels of effort devoted by its corporate administrative departments. We have reviewed the methods and documentation used in allocating such amounts and, in the circumstances, we believe the methods used are reasonable and the documentation appropriate. However, if the Portfolio had operated as a separate entity, actual expenses might have been different.

                                                        COOPERS & LYBRAND L.L.P.

San Diego, California

November 24, 1997

                      EXCEL LEGACY CORPORATION ASSET GROUP

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                                JULY 31,   JULY 31,
                                                                                  1996       1997
                                                                                ---------  ---------   APRIL 30,
                                                                                                          1998
                                                                                                      ------------
                                                                                                      (UNAUDITED)
                                                      ASSETS

Real estate:
  Land........................................................................  $  15,324  $  15,324   $   40,529
  Buildings...................................................................     34,789     34,789       88,144
  Real estate under development...............................................     13,888     14,060       --
  Leasehold interest..........................................................     --         --            1,790
  Accumulated depreciation....................................................     (2,953)    (3,823)        (252)
                                                                                ---------  ---------  ------------
    Net real estate...........................................................     61,048     60,350      130,211

Notes receivable..............................................................      1,050     21,958       23,280
Interest receivable...........................................................         71      1,379        2,936
                                                                                ---------  ---------  ------------
                                                                                $  62,169  $  83,687   $  156,427
                                                                                ---------  ---------  ------------
                                                                                ---------  ---------  ------------

                              LIABILITIES AND INVESTMENT BY EXCEL REALTY TRUST, INC.

Liabilities:
  Mortgages payable...........................................................  $  36,754  $  35,115   $   36,283
  Interest payable............................................................        253        228          238
  Other liabilities...........................................................     --         --           15,188
                                                                                ---------  ---------  ------------
    Total liabilities.........................................................     37,007     35,343       51,709

Commitments and contingencies.................................................     --         --           --

Investment by Excel Realty Trust, Inc.........................................     25,162     48,344      104,718
                                                                                ---------  ---------  ------------
                                                                                $  62,169  $  83,687   $  156,427
                                                                                ---------  ---------  ------------
                                                                                ---------  ---------  ------------


    The accompanying notes are an integral part of the financial statements.

                      EXCEL LEGACY CORPORATION ASSET GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                                     NINE MONTHS ENDED
                                                                        YEARS ENDED JULY 31,             APRIL 30,
                                                                   -------------------------------  --------------------
                                                                     1995       1996       1997       1997       1998
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                                        (UNAUDITED)
Revenue:
  Rental revenue.................................................  $   5,897  $   4,937  $   4,937  $   3,702  $   4,866
  Interest.......................................................     --             95      1,458        802      1,956
                                                                   ---------  ---------  ---------  ---------  ---------
    Total revenue................................................      5,897      5,032      6,395      4,504      6,822
                                                                   ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Interest.......................................................      3,185      3,080      2,896      2,000      2,161
  Depreciation and amortization..................................        870        870        870        652        881
  Administrative expenses........................................        548        563        799        660        543
  Property expenses..............................................     --         --         --         --            286
                                                                   ---------  ---------  ---------  ---------  ---------
    Total operating expenses.....................................      4,603      4,513      4,565      3,312      3,871
                                                                   ---------  ---------  ---------  ---------  ---------
Income before income taxes.......................................      1,294        519      1,830      1,192      2,951
Provision for income taxes.......................................        515        207        729        474      1,174
                                                                   ---------  ---------  ---------  ---------  ---------
  Net income.....................................................  $     779  $     312  $   1,101  $     718  $   1,777
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------


    The accompanying notes are an integral part of the financial statements.

                      EXCEL LEGACY CORPORATION ASSET GROUP

                COMBINED STATEMENTS OF CHANGES IN INVESTMENT BY
                            EXCEL REALTY TRUST, INC.
                                 (IN THOUSANDS)


Investment by Excel Realty Trust, Inc. at August 1, 1994..............................................  $   17,441
  Net income for the year ended July 31, 1995.........................................................         779
  Net return to Excel Realty Trust, Inc...............................................................        (276)
                                                                                                        ----------
Investment by Excel Realty Trust, Inc. at July 31, 1995...............................................      17,944
  Net income for the year ended July 31, 1996.........................................................         312
  Net investment by Excel Realty Trust, Inc...........................................................       6,906
                                                                                                        ----------
Investment by Excel Realty Trust, Inc. at July 31, 1996...............................................      25,162
  Net income for the year ended July 31, 1997.........................................................       1,101
  Net investment by Excel Realty Trust, Inc...........................................................      22,081
                                                                                                        ----------
Investment by Excel Realty Trust, Inc. at July 31, 1997...............................................      48,344
  Net income for the nine months ended April 30, 1998 (unaudited).....................................       1,777
  Net investment by Excel Realty Trust, Inc. (unaudited)..............................................      54,597
                                                                                                        ----------
Investment by Excel Realty Trust, Inc. at April 30, 1998 (unaudited)..................................  $  104,718
                                                                                                        ----------
                                                                                                        ----------


    The accompanying notes are an integral part of the financial statements.

                      EXCEL LEGACY CORPORATION ASSET GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                          NINE MONTHS ENDED
                                                            YEARS ENDED JULY 31,              APRIL 30,
                                                      --------------------------------  ---------------------
                                                        1995       1996        1997        1997       1998
                                                      ---------  ---------  ----------  ----------  ---------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income........................................  $     779  $     312  $    1,101  $      718  $   1,777
  Adjustments to reconcile net income to net cash
    used in operating activities:
    Depreciation and amortization...................        870        870         870         652        881
    Change in interest receivable and other
      assets........................................     --            (71)     (1,308)     (1,504)    (1,557)
    Change in interest payable and other
      liabilities...................................         (8)        (9)        (24)        (22)        10
                                                      ---------  ---------  ----------  ----------  ---------
  Net cash provided by operating activities.........      1,641      1,102         639        (156)     1,111
                                                      ---------  ---------  ----------  ----------  ---------
Cash flows from investing activities:
  Cash paid for real estate acquired and
    developed.......................................     --         (5,488)       (171)     --        (46,420)
  Cash paid for leasehold interest..................     --         --          --          --         (1,790)
  Advances for notes receivable.....................     --         (1,050)    (20,908)    (20,908)    (1,322)
                                                      ---------  ---------  ----------  ----------  ---------
  Net cash used in investing activities.............     --         (6,538)    (21,079)    (20,908)   (49,532)
                                                      ---------  ---------  ----------  ----------  ---------
Cash flows from financing activities:
  Principal payments of mortgages payable...........     (1,365)    (1,470)     (1,641)     (1,190)    (1,725)
  Net investment by Excel Realty Trust, Inc.........       (276)     6,906      22,081      22,254     50,146
                                                      ---------  ---------  ----------  ----------  ---------
  Net cash provided by (used in) financing
    activities......................................     (1,641)     5,436      20,440      21,064     48,421
                                                      ---------  ---------  ----------  ----------  ---------
Net increase in cash................................     --         --          --          --         --
Cash at beginning of period.........................     --         --          --          --         --
                                                      ---------  ---------  ----------  ----------  ---------
Cash at end of period...............................  $  --      $  --      $   --      $   --      $  --
                                                      ---------  ---------  ----------  ----------  ---------
                                                      ---------  ---------  ----------  ----------  ---------


    The accompanying notes are an integral part of the financial statements.

                      EXCEL LEGACY CORPORATION ASSET GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

    FORMATION OF THE COMPANY

    Excel Legacy Corporation (the "Company"), a Delaware Corporation, was formed on November 17, 1997 to own, operate and/or develop real estate. Certain real estate assets ("Excel Legacy Corporation Asset Group") are planned to be transferred from Excel Realty Trust, Inc. ("Excel") and ERT Development Corporation ("EDV"), an unconsolidated affiliate of Excel, to the Company. In September 1997, Excel's Board of Directors approved in principle, a plan for the distribution (the "Distribution") of Company stock to holders of Excel common stock. Excel is the sole stockholder of the Company and the Company is currently considered a qualified REIT subsidiary of Excel.


    The following assets were acquired prior to July 31, 1997 and were transferred to the Company on March 31, 1998:



    - Ten single tenant free-standing buildings with a book value of $45.6 million and encumbered by mortgages of $33.7 million at April 30, 1998.



    - A 670,000 square foot shopping mall located in Scottsdale, Arizona which is substantially vacant. Upon transfer of the property on March 31, 1998 the property was reclassified from "real estate under development" to "land and buildings" on the accompanying combined balance sheet at April 30, 1998. The book value is $14.8 million at April 30, 1998.



    - Four notes receivable related to development projects located in Arizona
      (3) and California. The principal amount of the notes at April 30, 1998 is $23.2 million.



    The following additional assets were acquired subsequent to July 31, 1997 and were transferred to the Company on March 31, 1998:



    - A single-tenant free-standing building with a book value of $1.6 million and unencumbered at April 30, 1998.



    - An office building containing 64,000 square feet located in Scottsdale, Arizona. This building was acquired in October 1997 for $7.9 million. At April 30, 1998 the property has a book value of approximately $7.9 million and is encumbered by a mortgage of $2.6 million.


    - A leasehold interest in 6.5 acres of land located in Tusayan, Arizona. The leasehold interest was acquired in November 1997 for approximately $1.8 million and has a term of 50 years with two 10-year renewal options.


    In January 1998, the Company acquired two properties under construction situated on approximately 43.6 acres in Highlands Ranch and Westminster, Colorado. The acquired properties consist of two movie theaters that are occupied by AMC Multi-Cinema, Inc. ("AMC") and were completed on March 20, 1998 and April 3, 1998, respectively. The Company provided to AMC letters of credit which covered the construction of the buildings. As of April 30, 1998, there were no outstanding amounts on the letters of credit. In May 1998, $7,017,000 was drawn on the letters of credit and an additional $7,588,000 of draws are expected. The total estimated amount of draws of $14,605,000 is included in the accompanying balance sheet in "other liabilities" (Notes 6 and 8). The total cost of these properties is expected to total approximately $50,000,000.



    The Company's authorized stock consists of 150,000,000 shares of $.01 par value common stock and 50,000,000 shares of $.01 par value preferred stock.

                      EXCEL LEGACY CORPORATION ASSET GROUP

1. ORGANIZATION AND BASIS OF PRESENTATION: (CONTINUED)
    BASIS OF PRESENTATION


    These financial statements present the financial position, results of operations, and cash flows for the Excel Legacy Corporation Asset Group, hereafter referred to as the Company, as if it were a separate entity of Excel for all periods presented. Excel and EDV's historical basis in the assets and liabilities has been carried over. Changes in investment by Excel represent the net income of the Company plus the net change in cash and non-cash items transferred between the Company and Excel and do not reflect capital transactions of the Company or debt repayments and capital issued to Excel and the holders of common stock of Excel.



    The combined financial statements include assets, liabilities and operations to be transferred to the Company in connection with the acquisition of assets from Excel and EDV. All significant intercompany accounts have been eliminated. Certain general and administrative expenses were paid by Excel and allocated to the Company, principally based on Excel's specific identification of individual cost items based upon estimated levels of effort devoted by its corporate administrative departments. Expense amounts allocated to administrative expenses were $799,000, $563,000 and $548,000 for each of the years ended July 31, 1997, 1996 and 1995, respectively, and $543,000 and $660,000 for each of the nine month periods ended April 30, 1998 and 1997, respectively. In the opinion of management, the methods for allocating corporate administrative expenses are reasonable.



    The accompanying financial statements do not include deferred tax assets of the Company resulting from the assets transferred to the Company on March 31, 1998. Additionally, the above assets do not include all the assets held by the Company at April 30, 1998 nor do the accompanying financial statements purport to reflect the operations of the assets if they had been held by the Company for the full periods presented.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    REAL ESTATE

    Land, buildings and real estate under development are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of 40 years for buildings. The leasehold interest is being amortized over the initial lease term of 50 years using the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred and significant renovations are capitalized. Direct costs incurred for properties under development or redevelopment are capitalized and depreciation is not charged to the property until the project is completed.

    The Company assesses whether there has been a permanent impairment in the value of its real estate by considering factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors. Such factors include a lessee's ability to pay rent under the terms of the lease. If these factors indicate that there has been a permanent impairment in the value of its real estate, the Company estimates the future cash flows expected to result from the operations of the property and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property, the Company will recognize a permanent impairment loss, equal to the amount by which the carrying amount of the property exceeds the fair value of the property.

                      EXCEL LEGACY CORPORATION ASSET GROUP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INCOME TAXES


    The Company's income tax provision is determined as if the Company had paid income tax on taxable income on a separate company basis. Taxes payable are charged directly against the investment by Excel. The Company's income tax provision, all of which is current, is based on income before taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities of their financial reporting amounts at each year end based on enacted laws and statutory tax rates applicable to the years in which the differences are expected to affect taxable income. There are no significant timing differences between financial reporting and taxable income and as such, the Company has not recorded any deferred income tax assets or liabilities for the Excel Legacy Corporation Asset Group on the accompanying Balance Sheet.


    REVENUE RECOGNITION

    Base rental revenue is recognized on the straight-line basis, which averages annual minimum rents over the terms of the leases. The leases also provide that the tenant directly pay all of the common area maintenance and other operating expenses.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK


    As of April 30, 1998, eight of the 14 operating properties held by the Company are leased to Wal-Mart. Rents from these stores account for approximately 45.2% of the Company's scheduled rental revenue. Two of the operating properties, which account for 34.2% of scheduled rental revenue, are leased to AMC. While the financial position of the Company may be adversely affected by financial difficulties experienced by Wal-Mart or AMC the Company has not experienced any such events. Wal-Mart and AMC Entertainment, Inc., AMC's parent corporation are publicly-traded companies, and financial and other information regarding these companies is on file with the Securities and Exchange Commission.



    Additionally, two of the Company's notes receivable which account for 95.0% of the Company's scheduled interest revenue at April 30, 1998 are with the same developer. EDV is committed to provide up to approximately $7,800,000 in additional advances related to these notes.


    INTERIM FINANCIAL INFORMATION


    The accompanying financial statements as of April 30, 1998 and for the nine months ended April 30, 1998 and 1997 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair statement of the financial position and the operating results and cash flows of such periods. Interim results are not necessarily indicative of results for the entire year or future periods.

                      EXCEL LEGACY CORPORATION ASSET GROUP

3. REAL ESTATE:


    The financial statements include 13 single tenant free-standing buildings which are located in Arizona, Colorado (3), Illinois, Indiana (3), Michigan, Ohio, Pennsylvania, Texas, and Wisconsin and an office building in Arizona. Eight of the buildings are leased by Wal-Mart, two of the buildings are leased by AMC and two of the buildings are leased by Lowe's. The financial statements also include a leasehold interest in land located in Arizona and land parcels located in Nevada and California.



    Additionally, financial statements include a property located in Scottsdale, Arizona that was held for development. The shopping center is substantially vacant with large amounts of demolition having occurred. Depreciation expense was not charged to the property and costs incurred during redevelopment were capitalized. Upon transfer of this property to the Company at March 31, 1998 the property was reclassified to "land and buildings" on the accompanying balance sheet.


4. NOTES RECEIVABLE:


    The Company holds a $16,225,000 mortgage loan receivable from a developer and owner of a shopping center located in Scottsdale, Arizona. The borrower intends to redevelop the property through the acquisition of adjoining parcels and the construction of certain improvements. The loan was originated in December 1996, and matures upon the sale of the property and bears interest at the rate of 12.0%. In addition, the borrower must pay the Company a "profits participation" equal to 50.0% of the profits generated by the property. The loan is non-recourse and repayment of the loan is collateralized by a first mortgage on the property. Interest receivable on the loan at April 30, 1998, July 31, 1997 and July 31, 1996 was $2,557,000, $1,193,000 and $0, respectively.

                      EXCEL LEGACY CORPORATION ASSET GROUP

4. NOTES RECEIVABLE: (CONTINUED)
    Summarized unaudited financial statements as of and for the twelve months ended December 31, 1997 for the shopping center are as follows:

BALANCE SHEET:

  Real estate, net of depreciation.............................  $15,445,000
  Other assets.................................................   1,741,000
                                                                 ----------
                                                                 $17,186,000
                                                                 ----------
                                                                 ----------

  Notes payable to the Company.................................  $16,593,000
  Other liabilities............................................   2,365,000
                                                                 ----------
                                                                 18,958,000
  Partners' deficit............................................  (1,772,000)
                                                                 ----------
                                                                 $17,186,000
                                                                 ----------
                                                                 ----------

STATEMENT OF OPERATIONS:

  Total revenues...............................................  $3,293,000
  Operating expenses:
    Property...................................................  (1,737,000)
    Interest...................................................  (1,945,000)
    Depreciation...............................................    (322,000)
    Amortization...............................................    (251,000)
                                                                 ----------
      Net operating loss.......................................  $ (962,000)
                                                                 ----------
                                                                 ----------


    The Company holds a $5,518,000 promissory note receivable from a developer and owner of an eight story office building in downtown Phoenix, Arizona. The loan was originated in May 1997 and matures upon the sale of the property by the borrower. Until maturity, the loan bears interest at 11.0% per annum. In addition, the borrower must pay the Company a "profits participation" equal to 50.0% of the profits generated by the property. The loan is non-recourse and repayment of the loan is collateralized by a first mortgage on the property. Interest receivable was $186,000, $84,000 and $0 at April 30, 1998, July 31, 1997 and July 31, 1996, respectively.


    The Company holds a $1,050,000 promissory note receivable from an owner of a land parcel located in Arizona. The loan originated in October 1995 and matures in September 1998. Until the maturity date, the borrower is to pay interest at the rate of 7.0% per annum. In addition, upon maturity, prepayment or acceleration of the note, the borrower must pay additional interest from October 1995 on the principal amount of the note at the rate of 3.0% per annum. The note is non-recourse and repayment of the loan is collateralized by a first mortgage on the property.


    At April 30, 1998, the Company has approximately $110,000 in notes receivable from a developer relating to predevelopment expenses of a property located in San Diego, California. The outstanding amounts related to these advances bear interest at the rate of 12.0%. EDV is committed to provide up to $2,500,000 in total advances related to this project.

                      EXCEL LEGACY CORPORATION ASSET GROUP

5. MORTGAGES PAYABLE:


    Ten of the Company's single free-standing buildings are encumbered by mortgages. The Company's office building is encumbered by a 8.125% mortgage due in 2006. Interest rates on the properties range from 7.625% to 8.75% and mature on various dates to 2014. Monthly payments at April 30, 1998 total $405,000. The loans are non-recourse and repayment of the loans by the Company is collateralized by a first mortgage on the properties.


    The principal payments required to be made on mortgages payable are as follows (in thousands):


YEAR
-----------------------------------------------------------------------------------
1998, remaining three months:......................................................  $   1,418
1999...............................................................................      2,185
2000...............................................................................      2,357
2001...............................................................................      2,543
2002...............................................................................      2,752
Thereafter.........................................................................     25,628
                                                                                     ---------
                                                                                     $  36,283
                                                                                     ---------
                                                                                     ---------


6. MINIMUM FUTURE RENTALS:

    The Company leases its properties to tenants under noncancelable operating leases generally requiring the tenant to pay a minimum rent. The leases generally either (i) require the tenant to pay all expenses of operating the property such as insurance, property taxes, and structural repairs and maintenance, or (ii) require the tenant to reimburse the Company for the tenant's share of real estate taxes and other common area maintenance expenses. Minimum future rental revenue for the next five years is as follows (in thousands):


YEAR
----------------------------------------------------------------------------------
1998, remaining three months:.....................................................  $    2,710
1999..............................................................................      10,628
2000..............................................................................      10,418
2001..............................................................................      10,320
2002..............................................................................      10,100
Thereafter........................................................................     119,752
                                                                                    ----------
                                                                                    $  163,928
                                                                                    ----------
                                                                                    ----------


7. STATEMENT OF CASH FLOWS--SUPPLEMENTAL DISCLOSURE:


    The amounts paid for interest during the years ended July 31, 1997, 1996 and 1995 were $2,920,000, $3,089,000, and $3,193,000, respectively. For the nine months ended April 30, 1998 and 1997, interest of $2,219,000 and $1,950,000 was paid, respectively. For the nine months ended April 30, 1998, the Company assumed mortgages payable of $2,893,000 in conjunction with an office building acquired in Scottsdale, Arizona and assumed $15,188,000 in other liabilities in connection with the contribution of two buildings leased to AMC. Additionally, when certain assets were transferred to the Company accumulated depreciation was adjusted against the book value of the assets.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by the Company.


Securities and Exchange Commission registration fee...............  $  31,390
Legal fees and expenses...........................................     50,000
Accounting fees and expenses......................................     25,000
Printing and engraving expenses...................................     25,000
Blue Sky fees and expenses........................................      5,000
Transfer agent and registrar fees.................................      5,000
Miscellaneous.....................................................      8,610
                                                                    ---------
    TOTAL.........................................................  $ 150,000
                                                                    ---------
                                                                    ---------


------------------------

All of the above items are estimates, except the Securities and Exchange Commission registration fee.

ITEM 32. SALES TO SPECIAL PARTIES.

    See Item 33.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

    In connection with the Spin-off, Excel and EDV transferred to the Company certain real properties, notes receivable and related assets and liabilities held by Excel and EDV. As consideration for such asset transfers, the Company issued to Excel (i) 23,412,580 shares of Common Stock in order to effect the Spin-off, and (ii) a promissory note payable to Excel in the amount of approximately $26.4 million. The note was repaid by the Company in April 1998. See "THE COMPANY--General" and "BUSINESS AND PROPERTIES."


    In March 1998, upon consummation of the Spin-off, the Company sold (i) 9,195,224 shares of Common Stock in a private placement to certain of the Company's officers at a price per share of $2.39 (the estimated market value of the Common Stock as of the Spin-off Date based upon the value of the assets transferred to the Company), for an aggregate purchase price of approximately $22.0 million, and (ii) 16,425,000 shares of Series A Preferred Stock in a private placement to the Selling Holders at a price per share of $5.00, for an aggregate purchase price of approximately $82.1 million. The Company granted to certain Selling Holders, in connection with their purchase of Series A Preferred Stock described above, warrants to purchase 4,497,000 shares of Series A Preferred Stock at an exercise price of $5.00 per share. The warrants were exercised on the Spin-off Date. The Company relied upon an exemption from registration under Rule 506 of Regulation D under the Securities Act in connection with these private placements. For a list of the purchasers in the foregoing private placements and the respective amounts of Common Stock and Series A Preferred Stock purchased, see "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." For a description of the rights, preferences and privileges of the Series A Preferred Stock, see "DESCRIPTION OF THE COMPANY'S CAPITAL STOCK--Series A Preferred Stock."



    The Company loaned to certain of its officers, in connection with their purchase of Common Stock described above, approximately 50.0% of the purchase price therefor (an aggregate amount of approximately $10.9 million). Such loans bear interest at the rate of 7.0% per annum, mature in March 2003 and are recourse obligations of such officers.

    In May 1998, the Company acquired TenantFirst, which was formed and operated by Kelly D. Burt. As consideration the Company issued to Mr. Burt 850,000 shares of Common Stock and $137,500 in cash. In connection with the acquisition of TenantFirst, the Company hired Mr. Burt as a director and Executive Vice President--Development of the Company. The Company relied upon an exemption from registration under Section 4(2) of the Securities Act in connection with this private placement.


ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Articles Eighth and Ninth of the Company Certificate and Article VIII of the Company Bylaws (the "Director Liability and Indemnification Provisions") limit the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty. The Director Liability and Indemnification Provisions define and clarify the rights of certain individuals, including the Company's directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of certain litigation against them. Such provisions are consistent with Section 102(b)(7) of the DGCL, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their articles or certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing DGCL provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the Federal securities laws.

    In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be in the best interests of the corporation and its stockholders. Decisions made on that basis are protected by the "business judgment rule." The business judgment rule is designed to protect directors from personal liability to the corporation or its stockholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as director of a Delaware corporation. The DGCL has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

    Article Ninth of the Company Certificate protects directors against monetary damages for breaches of their fiduciary duty of care, except as set forth below. Under the DGCL, absent Article Ninth, directors could generally be held liable for gross negligence for decisions made in the performance of their duty of care but not for simple negligence. Article Ninth eliminates director liability for negligence in the performance of their duties, including gross negligence. Directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Article Ninth does not eliminate director liability under Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

    While Article Ninth provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article Ninth will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The provisions of Article Ninth which eliminate liability as described above will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and will not apply to officers of the Company who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third-party or derivative actions against directors to the extent such actions seek monetary damages.

    Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

    Article VIII of the Company Bylaws provides that all directors and officers of the Company are entitled to indemnification as set forth in the Company Certificate.

    Article Eighth of the Company Certificate provides that each person who was or is made a party to, or is involved in any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Company will be indemnified by the Company against all expenses and liabilities, including counsel fees, paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Article Eighth also provides that the right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer or employee may be entitled.

    In addition to the provisions of the Company Certificate and the Company Bylaws summarized above, the Company has entered into agreements with its directors and executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. See "MANAGEMENT--Indemnification Agreements."

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

    Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

    (a) Financial Statements. All required Financial Statements are included in the Prospectus.

    (b) Exhibits.


      EXHIBIT
      NUMBERS                                                DESCRIPTION OF EXHIBIT
--------------------  ----------------------------------------------------------------------------------------------------
      2.1  (6)        Distribution Agreement, dated as of March 31, 1998, by and among Excel Realty Trust, Inc., Excel
                      Legacy Corporation and ERT Development Corporation.

      3.1  (2)        Amended and Restated Certificate of Incorporation of Excel Legacy Corporation.

      3.2  (2)        Amended and Restated Bylaws of Excel Legacy Corporation.

      4.1  (3)        Form of Common Stock Certificate.

      4.2  (6)        Certificate of Designations of the Series A Preferred Stock of Excel Legacy Corporation.

      EXHIBIT
      NUMBERS                                                DESCRIPTION OF EXHIBIT
--------------------  ----------------------------------------------------------------------------------------------------
      4.3  (6)        Warrant to Purchase Shares of Series A Preferred Stock, dated as of March 31, 1998, issued by Excel
                      Legacy Corporation to BancBoston Capital Inc.

      4.4  (6)        Warrant to Purchase Shares of Series A Preferred Stock, dated as of March 31, 1998, issued by Excel
                      Legacy Corporation to Southeastern Asset Management, Inc.

      5.1  (1)        Opinion of Latham & Watkins.

     10.1  (3)        1998 Stock Option Plan of Excel Legacy Corporation.

     10.2  (6)        Administrative Services Agreement, dated as of March 31, 1998, by and between Excel Realty Trust,
                      Inc. and Excel Legacy Corporation.

     10.3  (6)        Intercompany Agreement, dated as of March 31, 1998, by and between Excel Realty Trust, Inc. and
                      Excel Legacy Corporation.

     10.4  (6)        Tax Sharing Agreement, dated as of March 31, 1998, by and between Excel Realty Trust, Inc. and Excel
                      Legacy Corporation.

     10.5  (6)        Transitional Services Agreement, dated as of March 31, 1998, by and between Excel Realty Trust, Inc.
                      and Excel Legacy Corporation.

     10.6  (6)        Purchase Agreement, dated as of March 31, 1998, by and among Excel Legacy Corporation and the purchasers named therein.

     10.7  (6)        Registration Rights Agreement, dated as of March 31, 1998, by and among Excel Legacy Corporation and the purchasers named therein.

     10.8  (4)        Form of Indemnity Agreement, between Excel Legacy Corporation and its directors and executive officers.

     10.9  (5)        Lease dated as of March 26, 1997, between MBK Southern California/MBK Mountain States Ventures and
                      American-Cinema, Inc. (including Assignment and Assumption of AMC lease dated as of December 31,
                      1997, between MBK Southern California/MBK Mountain States Ventures and Excel Legacy Corporation).

    10.10  (5)        Lease dated as of March 26, 1997, between MBK Southern California/MBK Mountain States Ventures and
                      American Multi-Cinema, Inc. (including Assignment and Assumption of AMC lease dated as of December
                      31, 1997, between MBK Southern California/MBK Mountain States Ventures and Excel Legacy
                      Corporation).

     21.1  (2)        Subsidiaries of Excel Legacy Corporation.

     23.1  (1)        Consent of PricewaterhouseCoopers LLP

     23.2  (1)        Consent of Latham & Watkins (included in Exhibit 5.1).

     24.1  (2)        Power of Attorney (included on signature page).

     27.1  (2)        Financial Data Schedule.


------------------------

(1) Filed herewith.


(2) Previously filed.


(3) Incorporated by reference to the Company's Registration Statement on Form 10 (File No. 0-23503) filed with the Commission on December 12, 1998.

(4) Incorporated by reference to Amendment No. 1 to the Company's Registrant Statement on Form 10 (File No. 0-23503) filed with the Commission on February 10, 1998.

(5) Incorporated by reference to Amendment No. 2 to the Company's Registration Statement on Form 10 (File No. 0-23503) filed with the Commission on March 12, 1998.

(6) Incorporated by reference to the Company's Current Report on Form 8-K (File No. 0-23503) filed with the Commission on April 2, 1998.

ITEM 37. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of San Diego, State of California, on the 13th day of August, 1998.


                                EXCEL LEGACY CORPORATION

                                BY:              /S/ GARY B. SABIN
                                     -----------------------------------------
                                                   Gary B. Sabin,
                                       President And Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
                                Chairman, President and
      /s/ GARY B. SABIN           Chief Executive Officer
------------------------------    (Principal Executive          August 13, 1998
        Gary B. Sabin             Officer)

       RICHARD B. MUIR*
------------------------------  Director, Executive Vice        August 13, 1998
       Richard B. Muir            President and Secretary

        DAVID A. LUND*          Chief Financial Officer
------------------------------    (Principal Financial and      August 13, 1998
        David A. Lund             Accounting Officer)

       JOHN H. WILMOT*
------------------------------  Director                        August 13, 1998
        John H. Wilmot

   ROBERT E. PARSONS, JR.*
------------------------------  Director                        August 13, 1998
    Robert E. Parsons, Jr.

     RICHARD J. NORDLUND*
------------------------------  Director                        August 13, 1998
     Richard J. Nordlund

      ROBERT S. TALBOTT*
------------------------------  Director                        August 13, 1998
      Robert S. Talbott

        KELLY D. BURT*          Director and Executive
------------------------------    Vice                          August 13, 1998
        Kelly D. Burt             President--Development




*By:      /s/ GARY B. SABIN
      -------------------------
            Gary B. Sabin
          Attorney-in-Fact


                                      II-7